Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

September 2, 2014

by and among

PRESTIGE CRUISES INTERNATIONAL, INC.,

NORWEGIAN CRUISE LINE HOLDINGS LTD.,

PORTLAND MERGER SUB, INC.

and

APOLLO MANAGEMENT, L.P.

i

(continued)

ii

(continued)

iii

(continued)

Exhibit

Exhibit A – 2015 Total Net Revenue Calculation

iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is entered into as of September 2, 2014, by and among Norwegian Cruise Line Holdings Ltd., an exempted company incorporated in Bermuda (“Parent”), Portland Merger Sub, Inc., a corporation organized under the Laws of the Republic of Panama and a wholly-owned, indirect Subsidiary of Parent and a wholly-owned Subsidiary of NCL Corporation Ltd. (“Merger Sub”), Prestige Cruises International, Inc., a corporation organized under the Laws of the Republic of Panama (the “Company”), and Apollo Management, L.P., a Delaware limited partnership (the “Stockholders’ Representative” and, together with each of Parent, Merger Sub and the Company, a “Party” and, collectively, the “Parties”). Capitalized terms used herein shall have the meanings ascribed to them in Article I.

R E C I T A L S

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board of Directors has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and all other Transaction Documents to which it is a party, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and all other Transaction Documents to which it is or is specified to be a party, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, this Agreement has been adopted, and the Merger and other transactions contemplated hereby have been approved, by the written consent of the stockholders holding a majority of the voting shares of the capital stock of the Company in accordance with the Laws of the Republic of Panama;

WHEREAS, a transaction committee composed entirely of non-interested directors of the Parent Board of Directors, acting by authority duly delegated to it by the Parent Board of Directors, has (a) determined that it is in the best interests of Parent and Parent’s shareholders, and declared it advisable, to enter into this Agreement and all other Transaction Documents to which Parent is a party and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and all other Transaction Documents to which it is or is specified to be a party;

WHEREAS, the issuance of Parent Ordinary Shares in connection with the Merger pursuant to the terms and conditions of this Agreement has been approved by the written consent of holders of the outstanding Parent Ordinary Shares, each such holder being entitled to one vote per share, holding at least a majority of the outstanding Parent Ordinary Shares in accordance with the rules of NASDAQ (the “Parent Shareholder Approval”);

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that it is in the best interests of Merger Sub and its sole shareholder, and declared it advisable, to enter into this Agreement and all other Transaction Documents to which Merger Sub is a party, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and all other Transaction Documents to which it is or is specified to be a party, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the sole shareholder of Merger Sub;

WHEREAS, this Agreement has been adopted, and the Merger and other transactions contemplated hereby have been approved, by the written consent of the sole shareholder of Merger Sub in accordance with the Laws of the Republic of Panama;

WHEREAS, Parent, Merger Sub, the Company and the Stockholders’ Representative desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Merger and to prescribe various conditions to the Merger; and

WHEREAS, in connection herewith, and as an inducement to Parent to enter into this Agreement, (i) Parent, certain Company Securityholders and certain shareholders of Parent have entered into a binding term sheet modifying certain rights of certain shareholders of Parent under the Parent Shareholders’ Agreement and (ii) certain Company Securityholders are delivering to Parent lock-up agreements in respect of the Aggregate Stock Consideration to be received by such Company Securityholders pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

Article I
DEFINITIONS

1.1           Definitions.   For all purposes of this Agreement, and except as otherwise expressly provided, the following definitions shall apply:

“14C Information Statement” has the meaning set forth in Section 7.8(a).

“280G Approval” has the meaning set forth in Section 7.11(c).

“2008 Plan” means the 2008 Stock Option Plan of the Company.

“2015 Total Net Revenue” means an amount equal to the total revenues, less commissions, transportation and other expenses, and onboard and other expenses (but excluding any related costs and expenses associated with governmental fees and Taxes), in each case, calculated on a consolidated basis for the Surviving Corporation and its Subsidiaries for the fiscal year ending December 31, 2015 in a manner consistent with GAAP applied on a basis consistent with the accounting principles, policies, methodologies, categorizations and definitions set forth on Exhibit A hereto.

“Acquisition Proposal” has the meaning set forth in Section 7.6(a).

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“Action” means any action, complaint, claim, petition, inquiry, investigation, audit, prosecution, suit, grievance, indictment, condemnation, assessment, enforcement, expropriation or other proceeding (including any arbitration, mediation or alternative dispute resolution proceeding) of any kind or nature by any Governmental Entity or before any Governmental Entity or supranational body or any arbitral or other tribunal body, board or agency whatsoever.

“Adjusted Escrow Amount” means (A) a number of Parent Ordinary Shares equal to (x) the Escrow Amount less (y) the Non-Accredited Escrow Share Adjustment (clauses (x) and (y), the “Adjusted Share Escrow Amount”); and (B) an amount of cash equal to the Non-Accredited Escrow Cash Adjustment.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group (as defined in Section 1504 of the Code), or any combined, consolidated, unitary or similar group for state, local or non-U.S. Tax purposes.

“Aggregate Cash Consideration” means $1,108,798,350.

“Aggregate Merger Consideration” means the sum of (x) the Aggregate Cash Consideration and (y) the product of the number of Parent Ordinary Shares included in the Aggregate Stock Consideration and the Parent Share Price.

“Aggregate Non-Accredited Options” has the meaning set forth in the definition of “Non-Accredited Escrow Share Adjustment”.

“Aggregate Note Payoff Amount” means the aggregate principal, accrued and unpaid interest, prepayment and redemption premiums or penalties or other payments (if any), unpaid fees or expenses and other monetary obligations in respect of any of the Company Notes outstanding as of immediately prior to the Closing.

“Aggregate Optionee Stock Consideration” has the meaning set forth in the definition of “Option Consideration”.

“Aggregate Stock Consideration” means 20,296,880 Parent Ordinary Shares.

“Agreement” means this Agreement, as amended or supplemented, together with all Exhibits and Schedules attached hereto or expressly incorporated herein by reference.

“Antitrust Laws” has the meaning set forth in Section 7.3(b).

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“Approval” means any approval, authorization, consent, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity.

“Audited Financial Statements” means the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2011, December 31, 2012 and December 31, 2013 and, in each case, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows for the years then ended.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which the SEC or banks in the city of New York, New York are authorized or required by Law to be closed.

“Cap” has the meaning set forth in Section 10.4(a).

“Cash Option Consideration” means, with respect to any Eligible Option, an amount of cash equal to the Company Share Value less the exercise price of such Eligible Option.

“Cash Portion Allocation Ratio” means the quotient obtained by dividing (x) the Per Share Cash Consideration by (y) the sum of (1) the Per Share Cash Consideration plus (2) the product of (A) the Per Share Stock Consideration multiplied by (B) the Parent Share Price.

“Certificate of Merger” has the meaning set forth in Section 2.5.

“Certificates” has the meaning set forth in Section 3.2(a)(i).

“Classification Society” means each classification society with which any Company Vessel or Parent Vessel, as the case may be, is entered from time to time.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble hereto.

“Company Board of Directors” means the board of directors of the Company.

“Company Class B Common Stock” means each share of Class B common stock, par value $0.01 per share, of the Company.

“Company Common Stock” means each share of common stock, par value $0.01 per share, of the Company.

“Company Employees” has the meaning set forth in Section 7.11(a).

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“Company Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“Company Fundamental Representations” means the representations in Section 4.1 (“Organization and Related Matters”), Section 4.2 (“Capitalization”), Section 4.3 (“Subsidiaries”) and Sections 4.4(a), 4.4(b)(i) and 4.4(b)(ii) (“Authorization; No Conflicts; Consents”).

“Company Intellectual Property” means, collectively, the Licensed Company Intellectual Property and the Owned Company Intellectual Property.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, circumstance or change that has had, or would reasonably be expected to have, individually or in the aggregate with any other event, occurrence, fact, condition, circumstance or change, a material adverse effect on (i) the business results, operations, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement and the other Transaction Documents on a timely basis; provided, that for purposes of clause (i) above, Company Material Adverse Effect shall not include any event, occurrence, fact, condition, circumstance or change directly arising out of or attributable to: (a) changes after the date hereof in general economic, political or regulatory conditions, (b) conditions generally affecting the industry in which the Company and its Subsidiaries operate, (c) any changes after the date hereof in financial or securities markets in general, (d) acts of war (whether or not declared), armed hostilities or terrorism (including cyber terrorism), or other national or international calamity, crisis or emergency or the escalation or worsening of any of the foregoing after the date hereof, or natural disasters (including earthquakes, hurricanes, tsunamis, storms, fires, floods and other natural catastrophes) occurring after the date hereof, (e) any changes after the date hereof in applicable Law or GAAP, (f) any event, occurrence, fact, condition, circumstance or change related to or resulting from the public announcement of the transactions contemplated by this Agreement, (g) any action taken (or omitted to be taken) by the Company or any of its Subsidiaries to the extent expressly required by this Agreement (other than the Company’s obligations pursuant to Section 7.2(a)(1)) or at Parent’s written instruction, (h) any event, change or effect directly resulting from a breach of this Agreement or the other Transaction Documents by Parent or Merger Sub, (i) any event, occurrence, fact, condition, circumstance or change resulting from the identity of Parent or its Affiliates; (j) any failure of the Company to meet any projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exception in this clause (j) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (i) hereof) may contribute to a Company Material Adverse Effect); provided, further, that any event, occurrence, fact, condition, circumstance or change referred to in clauses (a), (b), (c), (d) or (e) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if such event, occurrence, fact, condition, circumstance or change has had or would reasonably be expected to have a disproportionate effect on the Company and its Subsidiaries compared to other participants in the industry in which the Company or any of its Subsidiaries conducts its business.

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“Company Notes” means promissory notes issued by the Company and held by Company Securityholders or any other Person.

“Company Optionholders” means the holders of record of Company Options outstanding as of immediately prior to the Effective Time.

“Company Options” means options to purchase Company Common Stock granted under the 2008 Plan or otherwise to employees, non-employee directors or consultants to the Company or its Subsidiaries for services provided to the Company and its Subsidiaries (for the avoidance of doubt, “Company Options” shall not include Company Warrants).

“Company S-1” means the registration statement on Form S-1 of the Company filed with the SEC on January 22, 2014, as amended by Amendment No. 1 to such Form S-1 filed with the SEC on March 24, 2014, and as further amended by Amendment No. 2 to such Form S-1 filed with the SEC on April 11, 2014.

“Company SEC Reports” has the meaning set forth in Section 4.5(c).

“Company Securityholders” means the holders of Company Notes and Company Warrants, and the Company Stockholders and Company Optionholders, collectively.

“Company Securityholders Statement” has the meaning set forth in Section 7.8(b).

“Company Share Value” means the quotient obtained by dividing (i) an amount equal to (x) the Aggregate Merger Consideration plus (y) the aggregate exercise price for all Eligible Options less (z) the Aggregate Note Payoff Amount by (ii) the Fully-Diluted Share Number.

“Company Specified Representations” means the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 4.21 (“Related Party Transactions”) and Section 4.25 (“No Brokers or Finders”).

“Company Stockholder Approval” means the affirmative vote by written consent of the holders of the outstanding shares of Company Common Stock, each such holder being entitled to one vote per share, holding at least a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

“Company Stockholders Agreement” means that certain Amended and Restated Stockholders’ Agreement, dated as of May 18, 2009, by and among the Company and the Company Stockholders party thereto.

“Company Stockholders” means, collectively, the holders of record of shares of Company Common Stock and the Company Class B Common Stock.

“Company Vessel” means the ships listed on Schedule 4.14(a).

“Company Vessel Insurances” has the meaning set forth in Section 4.14(b)(xvi).

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“Company Warrants” means options to purchase Company Common Stock issued by the Company to certain Company Stockholders and other Persons in connection with the issuance of the Company Notes to such Persons.

“Compliant” means, with respect to the Required Information set forth in clauses (a) and (b) of the definition thereof, that (i) such Required Information does not contain an untrue statement of a material fact regarding the business of the Company and its Subsidiaries, or omit to state a material fact regarding the business of the Company and its Subsidiaries necessary in order to make the statements in the Required Information not misleading in light of the circumstances under which they were made (giving effect to all supplements and updates thereto to the date of the initiation of the Marketing Period) and (ii) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high-yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the independent accountants of the Company and its Subsidiaries to issue comfort letters described in clause (c) of the definition of Required Information to the financing sources providing the Debt Financing.

“Confidentiality Agreement” has the meaning set forth in Section 7.1(a).

“Contingent Payment” has the meaning set forth in Section 3.6(c)(i)(2).

“Contingent Payment Target” means an amount equal to $976,761,000.

“Contingent Payment Threshold” means an amount equal to 98.0% of the Contingent Payment Target.

“Continuing Employee” has the meaning set forth in Section 7.11(b).

“Contract” means any written or verbal contract, agreement, arrangement, purchase and sale order, commitment, license, indemnity, indenture, note, bond, mortgage, loan, instrument, lease or other understanding, undertaking, commitment or obligation.

“Covered Person” has the meaning set forth in Section 7.10(a).

“Credit Agreements” means, collectively, the Oceania Credit Agreement and the Regent Credit Agreement.

“Current Insurance Policies” has the meaning set forth in Section 4.20(a).

“D&O Claim” has the meaning set forth in Section 7.10(a).

“Debt Financing” has the meaning set forth in Section 5.8(a).

“Debt Financing Commitments” has the meaning set forth in Section 5.8(a).

“Debt Financing Sources” has the meaning set forth in Section 5.8(a).

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“Direct Claim” has the meaning set forth in Section 10.5(c).

“Disputed Items” has the meaning set forth in Section 3.6(b)(iii).

“Effective Time” has the meaning set forth in Section 2.5.

“Eligible Option” means each Company Option that has not expired or been exercised prior to the Effective Time and which (a) has an exercise price per share of Company Common Stock less than the Company Share Value and (b) is vested or becomes vested on or prior to the Closing Date in accordance with the terms thereof (after giving effect to any vesting which is triggered by the transactions contemplated herein, including pursuant to Section 3.1 hereof) or by action of the Company.

“Employee” means an employee or individual independent contractor of the Company or any of its Subsidiaries.

“Employee Plans” means all of the (i) “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) contracts with employees and individual independent contractors containing terms of employment, consulting or termination and (iii) fringe benefit, supplemental unemployment benefit, bonus, cash or equity-based incentive, profit sharing, termination, severance, separation, change of control, retention, deferred compensation, transaction, defined-benefit or defined-contribution pension, retirement, health, welfare, medical, dental, disability, life insurance, paid time off and similar plans, programs, policies, arrangements or practices that are maintained, sponsored or contributed to, or obligated to be contributed to, by the Company or its Affiliates for the benefit of any current or former Employee or member of the Company Board of Directors, whether funded or unfunded, insured or self-insured, registered or unregistered, in effect on or as to which any liability, whether contingent or otherwise, is outstanding as of the date hereof, excluding any “multiemployer plan” as defined in 3(37) of or 4001(a)(3) of ERISA.

“Environmental Law” means any applicable Law relating to pollution or the protection of the environment, natural resources or human health and safety as it relates to exposure to Hazardous Materials, and including MARPOL.

“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, commitments, calls, subscriptions or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such capital stock or other ownership, membership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Account” has the meaning set forth in Section 3.2(c).

“Escrow Agent” means CitiBank N.A.

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“Escrow Agreement” has the meaning set forth in Section 3.2(c).

“Escrow Amount” means 2,694,333 Parent Ordinary Shares.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Existing Policies” has the meaning set forth in Section 7.10(b).

“Explorer Loan Documents” means (i) that certain loan agreement, dated as of July 31, 2013 (as amended, restated, amended and restated, replaced, refinanced, extended, supplemented or otherwise modified from time to time, the “Explorer Loan Agreement”), by and among inter alios Explorer New Build LLC, a Delaware limited liability company, Credit Agricole Corporate and Investment Bank as agent and SACE agent and the banks and financial institutions from time to time party thereto, (ii) the “Guarantees” as defined in the Explorer Loan Agreement and (iii) any other “Finance Documents” as defined in the Explorer Loan Agreement (each as amended, restated, amended and restated, replaced, refinanced, extended, supplemented or otherwise modified from time to time).

“Financing Consent” has the meaning set forth in Section 7.4(b).

“Foreign Plan” has the meaning set forth in Section 4.15(b)(vii).

“Fully-Diluted Share Number” means the sum of (i) the Outstanding Share Number and (ii) the number of shares of Company Common Stock for which Eligible Options are exercisable immediately prior to their cancellation pursuant to Section 3.1, in each case, other than shares of capital stock of the Company to be cancelled pursuant to Section 3.1(b).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“GHK” has the meaning set forth in the Parent Shareholders’ Agreement.

“GHK Approval” means the prior written approval of this Agreement and the transactions contemplated hereby, including the Merger, by GHK as required by Section 6(a)(iii) of the Parent Shareholders’ Agreement.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, judicial authority, department, official, tribunal, authority, or other instrumentality of any government or quasi-governmental entity, whether federal, state, provincial, territorial or local, domestic or foreign, that has, in each case, jurisdiction over the matter in question.

“Hazardous Material” means any substance, material or waste that is listed, defined or otherwise characterized as “hazardous,” “infectious,” “toxic,” or “radioactive” or as a “pollutant,” or a “contaminant” or terms of similar meaning or import under any Environmental Law, including petroleum or its by-products, asbestos and polychlorinated biphenyls.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“IMO” means the International Maritime Organization.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties or other payments (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Party” has the meaning set forth in Section 10.5.

“Indemnifying Party” has the meaning set forth in Section 10.5.

“Independent Auditor” has the meaning set forth in Section 3.6(b)(iii).

“Information Statements” has the meaning set forth in Section 7.8(b).

“Intellectual Property” means all worldwide rights, title and interest in or relating to patents, patent rights, Trademarks, copyrights, trade secrets along with all confidential and proprietary information and know-how, and other intellectual property and intangible proprietary rights along with all applications, recordations and registrations for any of the foregoing.

“Knowledge” means the actual knowledge, after due and reasonable inquiry, of (x) with respect to the Company or any of its Affiliates, any of Frank J. Del Rio, Robert J. Binder, Jason M. Montague, Kunal S. Kamlani, T. Robin Lindsay, Jill Guidicy and Lynn White, and (y) with respect to Parent or any of its Affiliates, any of Kevin M. Sheehan, Wendy A. Beck, Howard L. Flanders and Daniel S. Farkas.

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“Law” means any applicable foreign, federal, state or local law (including common law), constitutional provision, statute, code, treaty, convention (including any convention promulgated by the IMO), ordinance, rule, regulation, Order or other requirement of any Governmental Entity or any supranational body.

“Leased Real Property” has the meaning set forth in Section 4.12.

“Letter of Transmittal” has the meaning set forth in Section 3.2(a)(i).

“Licensed Company Intellectual Property” means any Intellectual Property that is licensed or purported to be licensed by the Company or any of its Subsidiaries.

“Lien” means any lien, pledge, charge, mortgage, hypothecation, deed of trust, security interest, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer under any shareholder or similar agreement or other encumbrance or restriction of any kind, whether incurred voluntarily or arising under any applicable Law.

“Losses” means any and all losses, claims, assessments, demands, damages, liabilities, deficiencies, Actions, judgments, charges, amounts paid in settlement, interest, awards, obligations, penalties, fees, fines, costs or expenses of whatever kind, and reasonable attorneys’ and accounting fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, that “Losses” shall not include (i) any punitive, special or exemplary damages, (ii) lost profits, consequential or incidental damages except, in each case, to the extent reasonable foreseeable or (iii) damages that are otherwise remote, speculative or not reasonably foreseeable (except, in the cases of clauses (i) through (iii), to the extent such damages are paid, payable, awarded or incurred in connection with a Third Party Claim).

“Marina Loan Documents” means (i) that certain loan agreement, dated as of July 18, 2008 (as amended, restated, amended and restated, replaced, refinanced, extended, supplemented or otherwise modified from time to time, the “Marina Loan Agreement”), by and among inter alios Marina New Build LLC, a limited liability company formed in the Marshall Islands, Calyon as agent and SACE agent and the banks and financial institutions from time to time party thereto, (ii) the “Guarantees” as defined in the Marina Loan Agreement and (iii) any other “Finance Documents” as defined in the Marina Loan Agreement (each as amended, restated, amended and restated, replaced, refinanced, extended, supplemented or otherwise modified from time to time).

“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing on or after the earlier of (x) the Final Financing Election (as defined in the Debt Financing Commitments as in effect on the date hereof) by NCL Corporation Ltd., a Bermuda company, and (y) the date that is 60 days after the date hereof, throughout which and on the last day of which (a) Parent shall have received from the Company the Required Information and such Required Information is Compliant; provided, that if the Company shall in good faith believe that it has provided the Required Information and that such Required Information is Compliant, it may deliver to Parent a written notice to such effect (stating when it believes it completed such delivery), in which case the Company shall be deemed, subject to such Required

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Information ceasing to be Compliant or not satisfying clause (x), (y) or (z) of the following sentence, to have complied under this clause (a) unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information or that such Required Information is not Compliant and, within four (4) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to such effect (stating with specificity the Required Information that Parent believes that the Company has not delivered or which items of the Required Information that Parent believes are not Compliant); provided, further, that if the Company shall thereafter in good faith believe that it has provided the additional Required Information and that the Required Information is at that time Compliant, it may deliver to Parent a written notice to such effect, in which case the Company shall be deemed to have complied under this clause (a) unless Parent in good faith reasonably believes the Company has not completed the delivery of the additional Required Information or that the Required Information is not at that time Compliant and, within four (4) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to such effect (stating with specificity the additional Required Information that Parent believes that the Company has not delivered or which items of the Required Information that Parent believes are not Compliant at that time) and (b) the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing) have, in each case, been satisfied, and to the Knowledge of the Company and the Knowledge of Parent, nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming the Closing were to be scheduled at any time during such fifteen (15) consecutive Business Day period; provided, however, that, notwithstanding the foregoing, the Marketing Period shall end on the date the Debt Financing is consummated if such date is prior to the end of such fifteen (15) consecutive Business Day period; provided, further, that the Marketing Period (1) shall exclude November 27, 2014 and November 28, 2014 and (2) shall have ended on or prior to December 19, 2014, or if such period has not ended on or prior to December 19, 2014, then such period shall commence no earlier than January 5, 2015. Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such fifteen (15) consecutive Business Day period or the three (3) Business Day period immediately following the final day of the Marketing Period in the case of clause (ii) of the proviso to the second sentence of Section 2.4, (w) a Tolling Event shall have occurred and is continuing; provided, that (A) if a Tolling Event Disruption shall have occurred before January 5, 2015, then any Marketing Period commenced on or after January 5, 2015 shall continue notwithstanding the occurrence of a Tolling Event, (B) there shall not be more than one Tolling Event Disruption on or after January 5, 2015 and (C) in no event shall any Tolling Event prevent the completion of a time period equal to the Marketing Period plus such three (3) Business Day period prior to the Outside Date; (x) the independent auditor of the Company and its Subsidiaries shall have withdrawn its audit opinion with respect to the most recent audited financial statements of the Company and its Subsidiaries, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements of the Company and its Subsidiaries by the independent auditor or another independent accounting firm reasonably acceptable to Parent; (y) the Company issues a public statement indicating its intent to restate any financial statements included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required; or (z) any Required

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Information would not be Compliant at any time during such fifteen (15) consecutive Business Day period (for the avoidance of doubt, it being understood that if at any time during the Marketing Period the Required Information provided on the first day of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced).

“MARPOL” means the International Convention for the Prevention of Pollution from Ships promulgated by the IMO.

“Material Contract” has the meaning set forth in Section 4.10(a).

“Members of the Immediate Family” means, with respect to any individual, (i) each spouse, child (by blood or adoption) or grandchild of such individual or child (by blood or adoption) or grandchild of such individual’s spouse, (ii) each trust created solely for the benefit of one or more of such individual and the Persons listed in clause (i) above, (iii) each custodian or guardian of any property of one or more of the Persons listed in clause (i) above, in his or her capacity as such custodian or guardian and (iv) each limited partnership or limited liability company controlled by such individual or one or more of the Persons listed in clause (i) above for the benefit of one or more of such Persons.

“Merger” has the meaning set forth in Section 2.2.

“Merger Sub” has the meaning set forth in the preamble hereto.

“Mortgage Consent” has the meaning set forth in Section 7.4(c).

“NASDAQ” means the NASDAQ Global Select Market, any successor stock exchange operated by The NASDAQ Stock Market LLC or any successor thereto.

“New Ship Build Agreements” means collectively, the Explorer Loan Documents, the Marina Loan Documents and the Riviera Loan Documents.

“Non-Accredited Escrow Cash Adjustment” means the product of (x) the Aggregate Non-Accredited Options multiplied by (y) the Per Share Escrow Amount multiplied by (z) the Parent Share Price.

“Non-Accredited Escrow Share Adjustment” means the product of (x) the number of shares of Company Common Stock underlying Eligible Options held by all holders of Company Options that are not “accredited investors” (within the meaning of Regulation D under the Securities Act) (the “Aggregate Non-Accredited Options”) multiplied by (y) the Per Share Escrow Amount.

“Note Payment Schedule” has the meaning set forth in Section 3.1(a)(i)(A).

“Objection Notice” has the meaning set forth in Section 3.6(b)(i).

“Oceania Credit Agreement” means that certain Credit Agreement, dated as of July 2, 2013, by and among, inter alios Oceania Cruises, Inc., a corporation organized under the Laws of the Republic of Panama, and OCI Finance Corp., a Delaware corporation, as borrowers, the lenders from time to time party thereto and Deutsche Bank AG, New York Branch, as

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administrative agent and mortgage trustee (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time).

“Off-the-Shelf Software” means off-the-shelf personal computer software, as such term is commonly understood, that is commercially available on standard terms and conditions.

“Option Consideration” means (x) if the holder of the Company Option is not an “accredited investor” (within the meaning of Regulation D under the Securities Act) or Parent reasonably believes such holder is not an “accredited investor”, a cash amount equal to (1) the Cash Option Consideration less (2) the Per Option Adjusted Escrow Amount, and (y) for each other holder of a Company Option, (1) a cash amount equal to the Cash Option Consideration multiplied by the Cash Portion Allocation Ratio, and (2) a number of Parent Ordinary Shares equal to the excess of (A) the quotient obtained by dividing (I) the Cash Option Consideration multiplied by the Stock Portion Allocation Ratio, by (II) the Parent Share Price (such aggregate number of Parent Ordinary Shares payable in respect of all Eligible Options described within this clause (y)(2), the “Aggregate Optionee Stock Consideration”) over (B) the Per Share Adjusted Escrow Amount.

“Option Payment Schedule” has the meaning set forth in Section 3.1(a)(iii)(A).

“Option Surrender Form” has the meaning set forth in Section 3.1(a)(iii)(A).

“Optionee Per Share Cash Adjustment” means the quotient obtained by dividing (i) the product of the Aggregate Optionee Stock Consideration multiplied by the Parent Share Price by (ii) the Outstanding Share Number.

“Optionee Per Share Stock Adjustment” means the quotient obtained by dividing (i) the Aggregate Optionee Stock Consideration by (ii) the Outstanding Share Number.

“Order” means any decree, injunction, judgment, order, doctrine, ruling, assessment, penalty, award, or writ issued by a Governmental Entity or an arbitrator.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Outstanding Share Number” means the number of shares of Company Common Stock and Company Class B Common Stock issued and outstanding immediately prior to the Effective Time other than shares of capital stock of the Company to be cancelled pursuant to Section 3.1(b) (assuming for such purpose the exchange by those holders of Company Notes and Company Warrants electing to participate in the Pre-Closing Recapitalization).

“Owned Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Board of Directors” means the board of directors of Parent.

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“Parent Fundamental Representations” means the representations in Section 5.1 (“Organization and Related Matters”) and Sections 5.2(a), 5.2(b)(i) and 5.2(b)(ii) (“Authorization; No Conflicts”).

“Parent Indemnitees” has the meaning set forth in Section 10.2.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, circumstance or change that has had, or would reasonably be expected to have, individually or in the aggregate with any other event, occurrence, fact, condition, circumstance or change, a material adverse effect on (i) the business results, operations, or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to consummate the transactions contemplated by this Agreement and the other Transaction Documents on a timely basis; provided, that for purposes of clause (i) above, Parent Material Adverse Effect shall not include any event, occurrence, fact, condition, circumstance or change directly arising out of or attributable to: (a) changes after the date hereof in general economic, political or regulatory conditions, (b) conditions generally affecting the industry in which Parent and its Subsidiaries operate, (c) any changes after the date hereof in financial or securities markets in general, (d) acts of war (whether or not declared), armed hostilities or terrorism (including cyber terrorism), or other national or international calamity, crisis or emergency or the escalation or worsening of any of the foregoing after the date hereof, or natural disasters (including earthquakes, hurricanes, tsunamis, storms, fires, floods and other natural catastrophes) occurring after the date hereof, (e) any changes after the date hereof in applicable Law or GAAP, (f) any event, occurrence, fact, condition, circumstance or change related to or resulting from the public announcement of the transactions contemplated by this Agreement, (g) any action taken (or omitted to be taken) by Parent or any of its Subsidiaries to the extent expressly required by this Agreement (other than Parent’s obligations pursuant to Section 7.2(b)(i)) or at the Company’s written instruction, (h) any event, change or effect directly resulting from a breach of this Agreement or the other Transaction Documents by the Company, (i) any event, occurrence, fact, condition, circumstance or change resulting from the identity of the Company or its Affiliates; (j) decreases or fluctuations in Parent’s share price or any failure of Parent to meet any projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exception in this clause (j) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (i) hereof) may contribute to a Parent Material Adverse Effect); provided, further, that any event, occurrence, fact, condition, circumstance or change referred to in clauses (a), (b), (c), (d) or (e) above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur if such event, occurrence, fact, condition, circumstance or change has had or would reasonably be expected to have a disproportionate effect on Parent and its Subsidiaries compared to other participants in the industry in which Parent or any of its Subsidiaries conducts its business.

“Parent Ordinary Shares” means the ordinary shares of Parent, par value $0.001 per share.

“Parent SEC Reports” has the meaning set forth in Section 5.4.

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“Parent Share Price” means $33.01.

“Parent Shareholder Approval” has the meaning set forth in the recitals hereto.

“Parent Shareholders’ Agreement” means that certain Amended and Restated Shareholders’ Agreement of Parent, dated as of January 24, 2013, by and among Parent and the shareholders of Parent party thereto, as amended or restated from time to time.

“Parent Specified Representations” means the Parent Fundamental Representations and the representations and warranties of Parent set forth in Section 5.17 (“No Brokers or Finders”).

“Parent Termination Fee” has the meaning set forth in Section 9.3(b).

“Parent Vessel” means each ship owned or operated by Parent and its Subsidiaries.

“Party” and “Parties” have the meanings set forth in the preamble hereto.

“Paying Agent” has the meaning set forth in Section 3.2(a)(ii).

“Payoff Amounts” has the meaning set forth in Section 8.2(e).

“Payoff Letters” has the meaning set forth in Section 8.2(e).

“Per Option Adjusted Escrow Amount” means the quotient obtained by dividing the Non-Accredited Escrow Cash Adjustment by the Aggregate Non-Accredited Options.

“Per Share Cash Consideration” means (i) the Company Share Value less (ii) the product of (x) the Per Share Stock Consideration and (y) the Parent Share Price.

“Per Share Contingent Consideration” means the quotient obtained by dividing the Contingent Payment, if any, payable pursuant to Section 3.6 by the Fully-Diluted Share Number (not including for such purpose any Company Class B Common Stock).

“Per Share Escrow Amount” means the quotient obtained by dividing the Escrow Amount by the Fully-Diluted Share Number.

“Per Share Adjusted Escrow Amount” means the quotient obtained by dividing the Adjusted Share Escrow Amount by the Fully-Diluted Share Number (but for this purpose not including the Aggregate Non-Accredited Options).

“Per Share Representative Holdback Amount” means the quotient obtained by dividing the Representative Holdback Amount by the Fully-Diluted Share Number.

“Per Share Stock Consideration” means the quotient obtained by dividing the number of Parent Ordinary Shares included in the Aggregate Stock Consideration by the Outstanding Share Number.

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“Permit” means any approvals, authorizations, consents, licenses, permits, franchises or certificates or order and any extension, modification, amendment or waiver of the foregoing, required to be issued by any Governmental Entity.

“Permitted Liens” means:  (a) Liens for Taxes and other governmental assessments, or similar charges, not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings (provided that any such contested amounts have been reserved against on the Company Financial Statements in accordance with GAAP), (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and statutory liens arising or incurred in the ordinary and usual course of business that are not material to the business, operations and financial condition of the Company, that do not result from a breach, default or violation by the Company or any of its Subsidiaries, and which are not yet due and payable, (c) zoning, entitlement and other land use and environmental regulations by Governmental Entities; provided, that such regulations have not been violated, (d) such easements, covenants, conditions, restrictions, agreements, states of fact, rights of way and other matters or encumbrances disclosed in policies of title insurance which have been made available to Parent and which do not, individually or in the aggregate, impair the use or value of the property, (e) purchase money Liens and Liens securing rental payments under capital lease arrangements, (f) Liens that will be released and discharged at or prior to the Closing (or if the Company receives the approvals and consents necessary to permit the New Ship Build Agreements to remain in effect as of and after Closing, the Liens related to the New Ship Build Agreements), (g) maritime Liens over a Company Vessel or Parent Vessel, as applicable, arising in the ordinary course of business that, individually or in the aggregate, do not and would not reasonably be expected to materially detract from the present value, or materially impair or interfere with the present use, or result in the forfeiture or sale, of the relevant Company Vessel or, as applicable, Parent Vessel, (h) Liens created by any act of Parent or Merger Sub, and (i) Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially detract from the present value, or materially impair or interfere with the present use, or result in the forfeiture or sale, of the property or asset subject thereto or affected thereby.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a limited liability partnership, a trust, Governmental Entity or any other entity or organization.

“Personal Property” has the meaning set forth in Section 4.13.

“Pre-Closing Recapitalization” has the meaning set forth in Section 2.1.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Prohibited Payments” means any (i) declaration, payment or cash withdrawal of dividends, profits or reserves, (ii) payment of any management fees, monitoring fees, advisory fees or directors’ fees (in each case, other than pursuant to existing Material Contracts as of the date hereof), (iii) non-ordinary course advance or extension of any loan, (iv) non-ordinary course assumption, indemnification, release, waiver or payment of any liability of a third party, (v) non-ordinary course payment or transfer of any assets, rights, value or benefit to or for the benefit of

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a third party, or (vi) other than in connection with the payment obligations of the Company contemplated by Article III, granting of any other cash benefit by the Company and its Subsidiaries to any Company Stockholder or any Affiliate thereof, in each case, other than to the Company or a Subsidiary thereof; provided, that payments by or the incurrence of any liabilities (x) expressly provided for in this Agreement in connection with the Merger or (y) related to compensation payable to Employees in the ordinary course consistent with past practice shall in no event be Prohibited Payments.

“Proposed Contingent Payment Amount” has the meaning set forth in Section 3.6(a).

“Proposed Contingent Payment Amount Statement” has the meaning set forth in Section 3.6(a).

“Real Property Leases” has the meaning set forth in Section 4.10(a)(xi).

“Regent” means Seven Seas Cruises, S. de R.L., a sociedad de responsabilidad limitada organized under the Laws of the Republic of Panama.

“Regent Credit Agreement” means that certain Credit Agreement, dated as of August 21, 2012, by and among, inter alios Classic Cruises, LLC, a Delaware limited liability company and Classic Cruises II, LLC, a Delaware limited liability company, collectively as Holdings, Regent and SSC Finance Corp., a Delaware corporation, as borrowers, the lenders from time to time party thereto and Deutsche Bank AG, New York Branch, as administrative agent and collateral agent (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time).

“Related Party Contracts” has the meaning set forth in Section 3.5(a)(v).

“Related Persons” has the meaning set forth in Section 4.21.

“Representative Holdback Amount” means $2,000,000.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, financing sources, investment bankers or other financial advisors, agents and other representatives of such Person, as applicable, and its Subsidiaries, if applicable.

“Required Consents” has the meaning set forth in Section 7.4(a).

“Required Information” means (a) all financial and other information required by Paragraphs 7 and 8 of Exhibit F to the Debt Financing Commitments, (b) all financial and other information regarding the business of the Company and its Subsidiaries that is required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities on Form S-1 (other than the portions thereof customarily provided by financing sources) but limited to the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act and subject to exceptions customary for a Rule 144A offering involving high yield debt securities, including that such information shall not be required to include financial statements or information required by Rules 3-10 or 3-16 of

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Regulation S-X, Compensation Discussion and Analysis otherwise required by Regulation S-K Item 402 or other information customarily excluded from a Rule 144A offering memorandum, to consummate the offering(s) of debt securities contemplated by the Debt Financing Commitment, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made and (c) all necessary information in order to assist in receiving a customary “comfort” letter (including as to “negative assurance” comfort and change period) from the Company’s independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Financing Commitments; it being understood and agreed that (i) such comfort letter shall not be required to cover any forward-looking information or run-rate or pro forma cost savings adjustments to EBITDA and (ii) “Required Information” shall not include pro forma financial information or projections, including pro forma financial information that may be required under Article 11 of Regulation S-X, which in each case shall be the responsibility of Parent (without waiver of the obligations of the Company under Section 7.5(e)).

“Review Period” has the meaning set forth in Section 3.6(b)(i).

“Riviera Loan Documents” means (i) that certain loan agreement, dated as of July 18, 2008 (as amended, restated, amended and restated, replaced, refinanced, extended, supplemented or otherwise modified from time to time, the “Riviera Loan Agreement”), by and among inter alios Marina New Build LLC, a limited liability company formed in the Marshall Islands, Calyon as agent and SACE agent and the banks and financial institutions from time to time party thereto, (ii) the “Guarantees” as defined in the Riviera Loan Agreement and (iii) any other “Finance Documents” as defined in the Riviera Loan Agreement (each as amended, restated, amended and restated, replaced, refinanced, extended, supplemented or otherwise modified from time to time).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(d).

“Schedules” means the Schedules dated the date hereof and delivered contemporaneously herewith relating to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Special Commencement Date” has the meaning set forth in Section 2.4.

“Stock Portion Allocation Ratio” means one (1) minus the Cash Portion Allocation Ratio.

“Stockholder Indemnitees” has the meaning set forth in Section 10.3.

“Stockholders’ Representative” has the meaning set forth in the preamble hereto.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

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“Subsidiary” means, with respect to any Person, any Person in which such Person (a) owns, directly or indirectly, in excess of 50% of the outstanding share capital, voting securities or other equity interests or (b) is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

“Survival Period” has the meaning set forth in Section 10.1.

“Surviving Corporation” has the meaning set forth in Section 2.2.

“Tax” means (i) any tax imposed by a Governmental Entity of any nature, including any and all federal, state, local, foreign or other taxes of any kind, fees or assessments with respect to income, franchises, premiums or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment, excise, ad valorem, value added, license, premium, windfall profits, environmental, customs, duties, disability, registration, alternative, add-on minimum, escheat, abandoned property, transfer, franchise, profits, inventory, severance, stamp, occupation, property and estimated or other similar taxes, levies, fees, charges or assessments of any kind (including withholding on amounts paid to or by any Person), (ii) any interest, fines, penalties, assessments or additions to any tax with respect to any of the foregoing and (iii) any liability for the payment of any amounts of the type described in (i) of (ii) of any other Person as a transferee or successor, or by contract, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provisions under Law), operation of Law or otherwise.

“Tax Claim” has the meaning set forth in Section 7.12(b)(i).

“Tax Returns” means all returns, reports, forms, declarations, schedules and statements (including amendments thereto) filed or required to be filed with any Governmental Entity relating to Taxes, including any attachment, information return, claim for refund or declaration of estimated Tax.

“Third Party Claim” has the meaning set forth in Section 10.5(a).

“Threshold Amount” has the meaning set forth in Section 10.4(b).

“Tolling Event” means the occurrence of any “default,” “event of default” or similar term under and as defined in the debt documents of Parent and its Subsidiaries listed on Schedule 1.1, in each case, as in effect on the date hereof.

“Tolling Event Disruption” means the occurrence of a Tolling Event that disrupts any Marketing Period.

“TPG” has the meaning set forth in the Parent Shareholders’ Agreement.

“TPG Approval” means the prior written approval of this Agreement and the transactions contemplated hereby, including the Merger, by TPG as required by Section 6(b)(vi) of the Parent Shareholders’ Agreement.

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“Trademarks” means all worldwide rights, title and interest in or relating to trademarks, trade names, applications for trademark registration, service marks, applications for service mark registration, domain names, logos, along with all registrations and applications for registrations pertaining to any of the foregoing, and all goodwill associated therewith.

“Transaction Documents” mean this Agreement, the Escrow Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated by this Agreement.

“Transfer” has the meaning set forth in Section 3.6(d).

“Transfer Tax” means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar tax, fee or charge imposed upon the direct or indirect sale, transfer or assignment of property or any interest therein or the recording thereof, and any interest, penalties and additions to tax with respect thereto.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as amended from time to time.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets of the Company and its Subsidiaries as at June 30, 2014 and the related unaudited consolidated statements of income and cash flows for the six-month period then ended.

“Voting Debt” has the meaning set forth in Section 4.2(f).

“Waived 280G Benefits” has the meaning set forth in Section 7.11(c).

1.2           Interpretation.   All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. “Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument or Law defined or referred to herein means such instrument or Law as from time to time amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of any Law) by succession of comparable successor Laws and includes (in the case of instruments) references to all attachments thereto and instruments incorporated therein. References to a Person are, unless the context otherwise requires, also to its successors and permitted assigns. The word “or” shall not be exclusive. Any term defined herein by reference to any instrument or Law has such meaning whether or not such instrument or Law is in effect. “Shall” and “will” have equal force and effect. “Hereof,” “herein,” “hereunder” and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References in an instrument to “Article,” “Section” or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in

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question shall end on the next succeeding Business Day. Any reference in this Agreement to “$” shall mean U.S. dollars.

Article II
PRE-CLOSING RECAPITALIZATION; THE MERGER

2.1           Pre-Closing Recapitalization.   Prior to the Closing Date, the Company shall use its reasonable best efforts to cause the holders of the Company Notes and Company Warrants to exchange such securities for shares of Company Common Stock or Company Class B Common Stock in accordance with the plan of recapitalization described in Schedule 2.1 (the “Pre-Closing Recapitalization”). Parent shall have the right to review and comment on all documentation related to the Pre-Closing Recapitalization at least five (5) Business Days prior to the proposed consummation of the Pre-Closing Recapitalization and such documentation must be in a form and substance reasonably satisfactory to Parent prior to its execution by the Company or any holder of Company Notes or Company Warrants. Notwithstanding anything in this Agreement to the contrary, while the Company shall be required to exercise its reasonable best efforts to effect the Pre-Closing Recapitalization in accordance with this Section 2.1, the failure to secure the exchange of all of the Company Notes and Company Warrants for shares of Company Common Stock or Company Class B Common Stock in accordance with the plan of recapitalization described in Schedule 2.1 shall in no event constitute the failure to satisfy any condition of any Party to consummate the Closing.

2.2           The Merger. On the terms and subject to the conditions set forth in this Agreement and in the Certificate of Merger, and in accordance with the Laws of the Republic of Panama, at the Effective Time, (a) Merger Sub will merge with and into the Company (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the Laws of the Republic of Panama as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

2.3           Effects of the Merger.   The Merger shall have the effects set forth herein and in the applicable provisions of the Laws of the Republic of Panama.

2.4           Closing.   Unless this Agreement shall have been terminated pursuant to Article IX hereof, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Weil, Gotshal & Manges LLP, 1395 Brickell Avenue, Suite 1200, Miami, FL 33131, or at such other location as may be agreed upon in writing by the Parties hereto. The Closing shall take place at 10:00 a.m., New York City Time, on the third (3rd) Business Day following the satisfaction or waiver of the conditions to the transactions contemplated by this Agreement contained in Article VIII (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or on such other date as may be agreed upon in writing by Parent and the Company (the date on which the Closing occurs is herein referred to as the “Closing Date”); provided, that in no event shall Parent be obligated to consummate the Closing if the Marketing Period has not ended prior to the time that the Closing would otherwise have occurred, in which case the Closing shall not occur until the earlier to occur of (i) a date before or during the Marketing Period specified by Parent on three (3) Business Days’ prior written notice to the Stockholders’ Representative and (ii) the third (3rd) Business Day immediately following the

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final day of the Marketing Period; provided, that if the Marketing Period has ended and such date in the foregoing clause (ii) would cause the Closing to occur after the Outside Date, then the Closing shall for purposes of the foregoing clause (ii) occur on the Outside Date; subject to, in each case, the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing). Notwithstanding the foregoing, if, as of any date, the Marketing Period would commence but for the failure of the condition to Closing set forth in Section 8.2(f) to be satisfied as of such date (the “Special Commencement Date”), then if in the event that the Debt Financing Sources have notified Parent in writing that (1) as of such date, the Debt Financing Sources will be ready, willing and able to fund the Debt Financing on the terms set forth in the Debt Financing Commitments notwithstanding the failure of the condition to Closing set forth in Section 8.2(f) and the corresponding condition in the Debt Financing Commitments to be satisfied and at such time all of the other conditions to Closing set forth in this Agreement have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), the Marketing Period shall commence and (2) following the successful completion of the Marketing Period, the Debt Financing Sources (A) reaffirm in writing that they are ready, willing and able to fund the Debt Financing on the terms set forth in the Debt Financing Commitments notwithstanding the failure of the condition to Closing set forth in Section 8.2(f) and the corresponding condition in the Debt Financing Commitments to be satisfied and at such time all of the other conditions to Closing set forth in this Agreement have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), and (B) fund the Debt Financing on such terms, then Parent agrees that it shall be obligated to consummate the Merger on the terms set forth in this Agreement subject to the conditions set forth herein (other than the condition to Closing set forth in Section 8.2(f) hereof). The Parties hereto acknowledge and agree that, if at any period of time following the Special Commencement Date and prior to the Closing, the Debt Financing Sources either indicate in writing or otherwise give Parent reasonable cause to determine that they are no longer willing to fund the Debt Financing on the terms set forth under the Debt Financing Commitments unless and until they are otherwise so obligated to do so under the terms of the Debt Financing Commitments, the Marketing Period shall be deemed not to have commenced (and the Company acknowledges and agrees that any failure to consummate the Merger in such circumstances shall not in and of itself constitute a breach of the terms hereof by Parent or give rise to any termination right by the Company hereunder). All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

2.5           Effective Time.   Subject to the provisions of this Agreement, at the Closing, the Parties will cause a certificate of merger in the proper legal form required under the Laws of the Republic of Panama and substantially in form and substance reasonably satisfactory to Parent and the Company (the “Certificate of Merger”), approved by the affirmative vote by written consent of the holders of at least a majority of the outstanding shares of Company Common Stock and the sole shareholder of Merger Sub, to be executed by all or a majority of the directors of the Company and Merger Sub, and, simultaneously with the Closing, to be filed with the Public Registry of Panama (Registro Público) in accordance with the relevant provisions of the Laws of the Republic of Panama and shall make all other filings or recordings required under the Laws of the Republic of Panama. The Merger will become effective at such

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time as the Certificate of Merger has been duly recorded with the Public Registry of Panama (Registro Público) (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

2.6           Articles of Incorporation; Directors and Officers.    Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a)          the articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be the same as the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time and, until thereafter further amended in accordance with its terms and as provided by the Laws of the Republic of Panama, shall be the amended and restated articles of incorporation of the Surviving Corporation; and

(b)          the directors and officers of Merger Sub immediately prior to the Effective Time shall be the only directors and officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation of the Surviving Corporation.

Article III
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES; AGGREGATE MERGER CONSIDERATION

3.1           Effect on Capital Stock and Options.

(a)           Treatment of Company Common Stock, Company Class B Common Stock and Company Options. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any Party hereto or any other Person:

(i)          Company Common Stock.

(A)         No later than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a schedule setting forth, as of the Effective Time, (i) the Aggregate Note Payoff Amount, (ii) a list of all Company Notes that have not been delivered for exchange in connection with the Pre-Closing Recapitalization and (iii) the holder of each such Company Note (the “Note Payment Schedule”).

(B)         Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than shares that are owned by the Company as treasury stock) shall be cancelled and automatically converted into the right to receive:

(1)         an amount in cash, without interest, equal to (1) (x) the Per Share Cash Consideration plus (y) the Optionee Per Share Cash Adjustment less (2) the Per Share Representative Holdback Amount;

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(2)         a number of Parent Ordinary Shares equal to (1) the Per Share Stock Consideration less (2) the Per Share Adjusted Escrow Amount less (3) the Optionee Per Share Stock Adjustment;

(3)         an amount of cash, without interest, equal to the Per Share Contingent Consideration, if any, payable pursuant to the terms and conditions set forth in Section 3.6;

(4)         subject to Article X, a pro rata share of any Parent Ordinary Shares to be released from the Escrow Account in respect of such share of Company Common Stock in accordance with Article X and the Escrow Agreement as and when such releases are required to be made; and

(5)         a pro rata share of any remaining portion of the expense holdback, which shall be released by the Stockholders’ Representative following fulfillment of its obligations hereunder.

(ii)         Company Class B Common Stock.  Each share of Company Class B Common Stock that is outstanding immediately prior to the Effective Time (other than shares that are owned by the Company as treasury stock) shall be cancelled and automatically converted into the right to receive:

(A)         an amount in cash, without interest, equal to (1) (x) the Per Share Cash Consideration plus (y) the Optionee Per Share Cash Adjustment less (2) the Per Share Representative Holdback Amount;

(B)         a number of Parent Ordinary Shares equal to (1) the Per Share Stock Consideration less (2) the Per Share Adjusted Escrow Amount less (3) the Optionee Per Share Stock Adjustment;

(C)         subject to Article X, a pro rata share of any Parent Ordinary Shares to be released from the Escrow Account in respect of such share of Company Class B Common Stock in accordance with Article X and the Escrow Agreement as and when such releases are required to be made; and

(D)         a pro rata share of any remaining portion of the expense holdback, which shall be released by the Stockholders’ Representative following fulfillment of its obligations hereunder.

The number of Parent Ordinary Shares into which each Company Stockholder’s shares of Company Common Stock and Company Class B Common Stock are so converted shall be determined in accordance with the terms of this Agreement. The offer and issuance of Parent Ordinary Shares shall be conducted pursuant to the exemption provided by Regulation D under the Securities Act; provided, that notwithstanding anything to the contrary in this Agreement, if the offer and issuance of Parent Ordinary Shares to the holders of Company Common Stock and Company Class B Common Stock cannot be effected in compliance with the requirements of Regulation D under the Securities Act, then Parent shall replace any Parent Ordinary Shares that, but for this paragraph, would

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otherwise have become issuable pursuant to Section 3.1(a)(i)(B) or Section 3.1(a)(ii)(B) to any Company Stockholder  with an amount of cash in lieu of Parent Ordinary Shares calculated on the basis described in the last sentence of this paragraph. Whether the offer and issuance of Parent Ordinary Shares can be conducted in accordance with Regulation D shall be determined by Parent, in its sole discretion, based on the number of Company Stockholders (x) who have returned the an investor questionnaire in form and substance reasonably satisfactory to Parent and the Company indicating that such Company Stockholders do not qualify as  “accredited investors” (as such term is defined in Regulation D under the Securities Act) or (y) with respect to whom Parent does not have a reasonable basis to conclude qualify as  “accredited investors”.   In such case, the amount of cash delivered in lieu of the Parent Ordinary Shares shall be determined by multiplying the number of Parent Ordinary Shares that would have been issued by the Parent Share Price and corollary adjustment shall be made to the Per Share Cash Consideration and Per Share Stock Consideration.

(iii)        Conversion of Certain Stock Options.

(A)         No later than five (5) Business Days prior to the Closing, the Company shall deliver to Parent a schedule setting forth, as of the Effective Time, (i) a list of all Company Options, (ii) the holder of such Company Option, (iii) the exercise price for such Company Option, and (iv) the amount of Option Consideration payable to each holder (the “Option Payment Schedule”).

(B)         Immediately prior to the Effective Time, each then-outstanding Company Option shall terminate and be cancelled by the Company and, in the case of Eligible Options, shall automatically be converted into the right to receive (i) (x) the Option Consideration less (y) the Per Share Representative Holdback Amount, (ii) an amount of cash, without interest, equal to the Per Share Contingent Consideration, if any, payable pursuant to the terms and conditions set forth in Section 3.6, (iii) with respect to the holders of Eligible Options subject to clause (x) of the definition of Option Consideration, subject to Article X, a pro rata share of any cash to be released from the Escrow Account in respect of such Eligible Option in accordance with Article X and the Escrow Agreement as and when such releases are required to be made, (iv) with respect to the holders of Eligible Options subject to clause (y) of the definition of Option Consideration, subject to Article X, a pro rata share of any Parent Ordinary Shares to be released from the Escrow Account in respect of such Eligible Option in accordance with Article X and the Escrow Agreement as and when such releases are required to be made and (v) a pro rata share of any remaining portion of the expense holdback, which shall be released by the Stockholders’ Representative following fulfillment of its obligations hereunder. Except as otherwise provided below, the aggregate Option Consideration shall be paid by the Surviving Corporation to the holders of the Eligible Options as soon as reasonably practicable after the Closing Date, but in no event later than ten (10) Business Days after the Closing Date; provided, that in no event shall any amount be paid to any holder of Eligible Options until such holder delivers to the Company, with a copy to Parent, a properly completed and duly executed option surrender form in form and substance reasonably

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satisfactory to Parent and the Company (an “Option Surrender Form”). For the avoidance of doubt, Company Options that are not Eligible Options shall be cancelled immediately prior to the Closing, the holders of such Company Options shall not be entitled to receive any payments or consideration whatsoever with respect to such Company Options as a result of the Merger or the cancellation of such Company Options, and the Company shall have no further obligation with respect to such Company Options.

(C)         Prior to the Effective Time, the Company shall take, or cause to be taken, all such actions as are necessary or appropriate in connection with the termination and cancellation of all Company Options. All stock option plans of the Company and its Subsidiaries shall be terminated prior to or as of the Closing.

(iv)        Treatment of Company Notes and Company Warrants.  Any Company Note that remains outstanding as of immediately prior to the Closing shall be repaid at the Effective Time pursuant to and in accordance with the terms of such Company Note. Any Company Warrant that remains outstanding as of immediately prior to the Closing shall be automatically terminated and cancelled at the Effective Time pursuant to and in accordance with the terms of such Company Warrant.

(b)           Treatment of Company Capital Stock Owned by the Company.  At the Effective Time, all shares of Company Common Stock and Company Class B Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.

(c)           Treatment of Merger Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or any other Person, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub capital stock will evidence ownership of such number of shares of common stock of the Surviving Corporation.

(d)           No Interest.  Notwithstanding anything to the contrary contained herein, no interest shall accumulate on any cash payable in connection with the consummation of the Merger or the other transactions contemplated herein.

3.2           Payment and Exchange Procedures.

(a)           Surrender of Certificates.

(i)          As soon as reasonably practicable after the date hereof, the Company shall mail, or cause to be mailed, a letter of transmittal, together with instructions for use thereof, in each case, in form and substance reasonably satisfactory to

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Parent and the Company (the “Letter of Transmittal”) to every holder of record of Company Common Stock, Company Class B Common Stock, Company Notes and Company Warrants. The Letter of Transmittal shall specify that delivery of the certificates or other instruments or evidence of ownership representing issued and outstanding Company Common Stock and Company Class B Common Stock (the “Certificates”) shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt thereof by Parent (or, in the case of any lost, stolen or destroyed Certificate, compliance with Section 3.2(a)(vi), together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates, and shall be in such form and have such other provisions as Parent and the Company may reasonably specify, including that the Company Stockholders agree to be bound by the provisions of Sections 3.6 and Article X and agree to release the Company and the Surviving Corporation from any claims, rights, liabilities and causes of action whatsoever based upon, relating to or arising out of the Certificates, the Merger, the Pre-Closing Recapitalization or the other transactions contemplated by this Agreement (subject to customary exceptions).

(ii)         As soon as reasonably practicable after the Closing, Parent shall cause to be deposited with CitiBank N.A. or such other bank or trust company as the Company and Parent may initially agree upon (the “Paying Agent”): (A)(1) the Aggregate Cash Consideration, less (2) the cash portion of the Option Consideration, less (3) the Aggregate Note Payoff Amount, less (4) the cash portion of the Adjusted Escrow Amount, less (5) the Representative Holdback Amount; and (B) the Aggregate Note Payoff Amount.

(iii)        As soon as reasonably practicable after the later to occur of (x) the Closing and (y) the date of delivery to the Paying Agent, with a copy to Parent, of a Certificate, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, (A) the holder of record of such Certificate shall be entitled to receive (I) the amount of cash and (II) the number of Parent Ordinary Shares that such holder has the right to receive pursuant to Sections 3.1(a)(i) and 3.1(a)(ii) in respect of such Certificate, and (B) such Certificate shall be cancelled.

(iv)        Any certificates evidencing the Parent Ordinary Shares (if such shares are certificated) to be issued pursuant to Sections 3.1(a)(i) and 3.1(a)(ii) shall bear an appropriate legend along with any other legends that may be required under applicable Law.

(v)         Upon receipt of written confirmation of the effectiveness of the Merger from Panama, Parent will (A) instruct the Paying Agent to pay to each Company Stockholder by check or wire transfer of same day funds the aggregate amount of cash payable to such Company Stockholder pursuant to Sections 3.1(a)(i) and 3.1(a)(ii), and (B) issue to each Company Stockholder the aggregate number of Parent Ordinary Shares issuable to such Company Stockholder pursuant to Sections 3.1(a)(i) and 3.1(a)(ii), in each case as promptly as practicable following the submission to the Paying Agent of the appropriate Certificate(s), and a duly executed Letter of Transmittal by such Company Stockholder.

(vi)        If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact in form and substance reasonably satisfactory to

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Parent and the Paying Agent by the Person claiming such document to be lost, stolen or destroyed, the Paying Agent will pay or deliver in exchange for such lost, stolen or destroyed document the applicable portion of the Aggregate Merger Consideration payable and issuable pursuant to Sections 3.1(a)(i) and 3.1(a)(ii) in respect of the shares of Company Common Stock or Company Class B Common Stock evidenced by such Certificate.

(b)           Fractional Shares.  No fractional Parent Ordinary Shares will be issued in connection with the Merger, but in lieu thereof, any Person who would otherwise be entitled to a fraction of a Parent Ordinary Share (after aggregating for each particular Certificate all fractional Parent Ordinary Shares to be received by such Person) shall receive from Parent an amount in cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Parent Share Price.

(c)           Escrow Amount.  Notwithstanding anything to the contrary in the other provisions of this Article III, on the Closing Date, Parent shall withhold from the consideration to be paid to Company Securityholders, and transfer to the Escrow Agent, as agent to Parent and the Company, (x) the cash portion of the Adjusted Escrow Amount and (y) such number of Parent Ordinary Shares representing the stock portion of the Adjusted Escrow Amount, to the account (or accounts) designated by the Escrow Agent (the “Escrow Account”), in accordance with the terms of this Agreement and the terms of the Escrow Agreement to be entered into by and among the Escrow Agent, Parent and the Stockholders’ Representative, in form and substance reasonably satisfactory to Parent and the Company (the “Escrow Agreement”), which will be executed at the Closing. The Adjusted Escrow Amount shall constitute security for the benefit of Parent (on behalf of itself or any other of the Parent’s Indemnitees) with respect to any Losses pursuant to the indemnification, compensation and reimbursement obligations under Sections 10.2 and 10.4, and shall be held and distributed in accordance with Sections 10.5 and 10.6. The adoption of this Agreement and the approval of the principal terms of the Merger by the Company Stockholders shall constitute, among other things, approval of the Adjusted Escrow Amount, the withholding of the Adjusted Escrow Amount by Parent and the appointment of the Stockholders’ Representative.

(d)           No Liability.  Notwithstanding anything to the contrary in this Section 3.2, none of the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Each holder of a Certificate or Company Option who has not theretofore complied with the exchange procedures set forth in and contemplated by this Section 3.2 shall look only to the Surviving Corporation (subject to abandoned property, escheat and similar applicable Laws) for his, her or its claim, only as a general unsecured creditor thereof, to any portion of the Aggregate Merger Consideration payable or issuable pursuant to Section 3.1(a) in respect of such Certificate or Company Option. Notwithstanding anything to the contrary contained herein, if any Certificate or Company Option has not been surrendered prior to the earlier of the first anniversary of the Effective Time and such date on which the applicable portion of the Aggregate Merger Consideration payable or issuable pursuant to Section 3.1(a) in respect of such Certificate or Company Option would otherwise escheat to, or become the property of, any Governmental Entity, any amounts payable in respect of such Certificate or Company Option shall, to the extent permitted by applicable Law, become the property of Parent, but remain subject to claims or interests of any Person previously entitled thereto.

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3.3           No Further Ownership Rights in the Company Common Stock, Company Class B Common Stock or Company Options.   The applicable portion of the Aggregate Merger Consideration paid or payable and issued or issuable following the surrender for exchange of the Certificates and Company Options in accordance with the terms of this Agreement shall be paid or payable or issued or issuable in full satisfaction of all rights pertaining to the shares of Company Common Stock or Company Class B Common Stock represented by such Certificates or issuable pursuant to such Company Options, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock, Company Class B Common Stock or Company Options that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or document or instrument representing a Company Option is presented to the Surviving Corporation for any reason, such Certificate or Company Option shall be cancelled and exchanged as provided in this Article III.

3.4           Section 883 Limitation.   The Company agrees and acknowledges that each Company Securityholder receiving Per Share Stock Consideration will abide by all provisions contained in Parent’s memorandum of association and bye-laws, which includes limitations and notice requirements with respect to a Company Stockholder’s receipt and ownership, holding, or disposition of Per Share Stock Consideration. Such restrictions may include the transfer of Parent Ordinary Shares so as to limit a Company Stockholder’s ownership percentage of Parent to no more than 4.9%, unless Parent’s memorandum of association and bye-laws expressly allow such Company Stockholder to own more than 4.9% of Parent; provided, that Parent shall grant a waiver of such provisions of Parent’s memorandum of association and bye-laws, effective as of the Closing, to the Company Stockholders set forth on Schedule 3.4, so long as any such Company Stockholder’s ownership of Parent Ordinary Shares will not cause Parent to no longer qualify for the benefits of Section 883 of the Code.

3.5           Closing Deliveries.

(a)           Deliveries by the Company to Parent at Closing.  At the Closing, the Company shall deliver, or shall cause to be delivered, to Parent, the following:

(i)          a legal opinion of counsel in respect of the Laws of the Republic of Panama in form and substance reasonably satisfactory to Parent and the Company;

(ii)         a certificate from the Secretary of State of the State of Florida dated within three (3) Business Days prior to the Closing Date, certifying that the Company is in good standing and that all applicable Florida Taxes and fees of the Company through and including the Closing Date have been paid;

(iii)        all books, records and other documents pertaining to the business of the Company and its Subsidiaries and assets of the Company and its Subsidiaries; and

(iv)        (i) evidence, in a form reasonably acceptable to Parent, that all of the related party agreements set forth on Schedule 3.5(a)(iv) (collectively, the “Related Party Contracts”) have been terminated and (ii) customary releases executed by such Affiliates and Related Persons with whom the Company or any of its Subsidiaries has

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terminated such Related Party Contracts providing that no further payments are due, or may become due, under or in respect of any such terminated Related Party Contract and that there are no outstanding liabilities, claims or rights under any such Related Party Contract (it being understood that, notwithstanding anything in this Agreement to the contrary, while the Company shall be required to exercise its reasonable best efforts to effect the Pre-Closing Recapitalization in accordance with Section 2.1, the failure to secure (x) the exchange of all of the Company Notes and Company Warrants for shares of Company Common Stock or Company Class B Common Stock in accordance with the plan of recapitalization described in Schedule 2.1 or (y) related customary releases concerning such Company Notes and Company Warrants shall in no event constitute the failure to satisfy any condition of any Party to consummate the Closing).

(b)          Deliveries by Parent at Closing.  Parent shall deliver, or shall cause to be delivered:

(i)          at the Closing, to the Paying Agent for further payment to each holder of a Company Note that is outstanding as of immediately prior to the Closing, an amount equal to the portion of the Aggregate Note Payoff Amount due and payable to such holder, which amount the Paying Agent shall cause to be paid promptly by wire transfer of immediately available funds to such holders of Company Notes in accordance with the Note Payment Schedule;

(ii)         at the Closing, to the Escrow Agent, (x) by wire transfer of immediately available funds, to an account or accounts designated by the Escrow Agent, the cash portion of the Adjusted Escrow Amount and (y) certificates of Parent Ordinary Shares representing the stock portion of the Adjusted Escrow Amount;

(iii)        at the Closing, to the Paying Agent by wire transfer of immediately available funds an amount equal to the Aggregate Cash Consideration, less the cash portion of the Option Consideration, less the Aggregate Note Payoff Amount, less the cash portion of the Adjusted Escrow Amount, less the Representative Holdback Amount;

(iv)        at or promptly following the Closing, to the Company Securityholders in accordance with Sections 3.2(a)(i) and 3.2(a)(iii), certificates of Parent Ordinary Shares representing the Per Share Stock Consideration, free and clear of all Liens, duly endorsed in blank and with duly executed transfer powers; and

(v)         at the Closing, to the Stockholders’ Representative, the Representative Holdback Amount, by wire transfer of immediately available funds to an account or accounts designated by the Stockholders’ Representative at least two (2) Business Days prior to the Closing;

provided, that, for the avoidance of doubt, in no event shall Parent be obligated to (A) pay at Closing an aggregate amount of cash in excess of the Aggregate Cash Consideration or (B) issue a number of Parent Ordinary Shares at Closing in excess of the Aggregate Stock Consideration.

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3.6           Contingent Payments.

(a)           Delivery of Proposed Contingent Payment Amount Statement.  Within ten (10) Business Days following the receipt of Parent’s audited financial statements for the fiscal year ending December 31, 2015, Parent shall cause to be prepared and delivered to the Stockholders’ Representative a statement setting forth Parent’s good faith calculation of the 2015 Total Net Revenue and the proposed amount of the Contingent Payment (the “Proposed Contingent Payment Amount”) that Parent will be required to pay to the Paying Agent (for further distribution to the Company Securityholders) pursuant to Section 3.6(c), if any (the “Proposed Contingent Payment Amount Statement”). In connection with the delivery and review of any Proposed Contingent Payment Amount Statement, each of Parent and the Stockholders’ Representative shall make itself and, as applicable, its Representatives available during normal business hours, upon the reasonable request of the other party, to discuss the Proposed Contingent Payment Amount Statement.

(b)           Objections and Disputes; Resolution Procedures.

(i)          The Stockholders’ Representative shall have thirty (30) calendar days following the date on which any Proposed Contingent Payment Amount Statement is delivered by Parent (the “Review Period”) in which to notify Parent in writing (the “Objection Notice”) of any good faith disagreement with the Proposed Contingent Payment Amount Statement. The Objection Notice shall set forth in reasonable detail (A) the items or amounts with which the Stockholders’ Representative disagrees and the basis for such disagreement (which disagreement shall be limited to mathematical errors or the asserted failure of such calculation of the Proposed Contingent Payment Amount to be made in accordance with the terms of this Section 3.6 and the related defined terms) and (B) the Stockholders’ Representative’s proposed adjustments to the Proposed Contingent Payment Amount Statement. If the Stockholders’ Representative delivers a written acceptance of the Proposed Contingent Payment Amount Statement at any time during the Review Period or does not deliver an Objection Notice within the Review Period, the Stockholders’ Representative shall be deemed to agree in all respects with the Proposed Contingent Payment Amount Statement and the items and amounts reflected thereon (including the Proposed Contingent Payment Amount) shall be final and binding on the Parties.

(ii)         If an Objection Notice is properly and timely delivered to Parent, Parent and the Stockholders’ Representative shall use good faith efforts to resolve their differences with respect to the Objection Notice within thirty (30) calendar days after Parent’s receipt of the Objection Notice. If Parent and the Stockholders’ Representative resolve their differences with respect to the Proposed Contingent Payment Amount Statement within such thirty (30) day period, the Proposed Contingent Payment Amount Statement shall be immediately modified as necessary to reflect such agreement and, as so modified, shall be final and binding on the Parties.

(iii)        Any differences with respect to the Objection Notice not resolved by Parent and the Stockholders’ Representative within such thirty (30) day period shall be submitted for the purpose of resolving such dispute to BDO USA, LLP (and if BDO

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USA, LLP is unwilling or unable to serve in such role, then another nationally recognized independent accounting firm as may be agreed upon by Parent and the Stockholders’ Representative) (the “Independent Auditor”). Parent and the Stockholders’ Representative agree to execute, if requested by the Independent Auditor, a reasonable engagement letter in customary form and reasonably cooperate with the Independent Auditor so as to enable it to make such determination as quickly and as accurately as practicable. The Independent Auditor shall be instructed to render its decision solely on those items or amounts on the Proposed Contingent Payment Amount Statement as to which the Stockholders’ Representative has, in the Objection Notice, disagreed and which remain in dispute (the “Disputed Items”). The Independent Auditor shall be instructed to deliver to Parent and the Stockholders’ Representative, as promptly as practicable, but no later than forty-five (45) calendar days after the Independent Auditor is engaged, a written report setting forth its resolution and, if applicable, its calculation of the Disputed Items. In no event shall the Independent Auditor’s determination result in a Contingent Payment that is greater than that set forth in the Objection Notice or less than that set forth in the Proposed Contingent Payment Amount Statement. The parties shall promptly comply with all reasonable requests by the Independent Auditor for information, books, records and similar items. The fees and expenses of the Independent Auditor (including reasonable attorney fees and expenses of the Independent Auditor) incurred pursuant to this Section 3.6(b)(iii), shall be split equally between the Company Stockholders (to be paid out of the Representative Holdback Amount) and Parent. The determination of the Independent Auditor as to any Disputed Items shall: (x) be set forth in a written statement delivered to Parent and the Stockholders’ Representative; (y) subject to the following clause (z), be final, conclusive, binding, nonappealable and incontestable by the parties hereto and each of their respective Affiliates and successors and permitted assigns; and (z) not be subject to collateral attack for any reason other than manifest error or fraud.

(c)           Contingent Payment Amount.

(i)          Subject to the terms of Section 3.6(b), if the 2015 Total Net Revenue is:

(1)         equal to or in excess of the Contingent Payment Threshold but less than the Contingent Payment Target, then Parent shall pay (or cause to be paid) to the Paying Agent (for further distribution to the Company Securityholders) an amount equal to (A) $25,000,000 plus (B) (x) a fraction, the numerator of which is equal to the 2015 Total Net Revenue minus the Contingent Payment Threshold, and the denominator of which is an amount equal to the Contingent Payment Target less the Contingent Payment Threshold, multiplied by (y) $25,000,000; or

(2)         equal to or in excess of the Contingent Payment Target, then Parent shall pay (or cause to be paid) to the Paying Agent (for further distribution to the Company Securityholders) $50,000,000 in the aggregate (the amount payable under clauses (1) or (2), the “Contingent Payment”).

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Notwithstanding the foregoing, (I) during the period from Closing until December 31, 2015, Parent agrees to operate the Surviving Corporation in the ordinary course of business consistent in all material respects with past practice (including by setting a 2015 budget and operating plan in a manner materially consistent with Exhibit A, unless otherwise agreed by the Stockholders’ Representative) and (II) (A) if at any time from the Closing until December 31, 2015, Parent fails to operate the Surviving Company in the ordinary course of business consistent in all material respects with past practice or (B) any Company Securityholder who continues as an officer or employee of the Surviving Corporation or any of its Subsidiaries (or any employee that reports to such Person) takes one or more actions with respect to the business of the Surviving Corporation and its Subsidiaries in material contravention of (x) the Surviving Corporation’s 2015 budget and operating plan or (y) a direction of the Surviving Corporation’s board of directors, and, in any such case, any such actions set forth in the preceding clauses (I) or (II) have the effect of increasing or decreasing 2015 Total Net Revenue, then the amount of 2015 Total Net Revenue shall be equitably adjusted accordingly in a manner to neutralize the impact of such actions.  For the avoidance of doubt, in no event shall (x) Parent be obligated to make a Contingent Payment in excess of $50,000,000 in the aggregate or (y) Parent be obligated to make any Contingent Payment if the 2015 Total Net Revenue is less than the Contingent Payment Threshold.

(ii)         To the extent that the Contingent Payment is required to be paid pursuant to this Section 3.6(c), Parent shall pay (or cause to be paid) (x) the portion of such Contingent Payment payable to the former Company Securityholders (other than the former holders of Company Class B Common Stock), to the Paying Agent (for further distribution to the Company Securityholders (other than the former holders of Company Class B Common Stock)), by wire transfer of immediately available funds to one or more accounts designated by the Paying Agent and (y) the portion of such Contingent Payment payable to the former Company Optionholders, to the Surviving Corporation (for further distribution to the former Company Optionholders), in each case in cash on April 1, 2016 (unless there has not been a final determination of the amount of the Contingent Payment as of such date, in which case, payment shall be made promptly following the final determination thereof).

(d)           Non-Transferability. The rights of the Company Securityholders in and to the Contingent Payment are not transferable, and the Company Securityholders shall not, directly or indirectly, sell, transfer, assign, donate, contribute, pledge, hypothecate, encumber or otherwise dispose of such rights or any economic or other interest therein (any such transaction, a “Transfer”) to any Person; provided, that notwithstanding the foregoing, (i) each Company Securityholder that is not a natural Person shall be permitted to Transfer such rights or interests to such Company Securityholder’s Affiliates and (ii) each Company Securityholder that is a natural person shall be permitted to Transfer such rights or interests to any Member of the Immediate Family of such Company Securityholder or for estate planning purposes.

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(e)           Payments.   The Stockholders’ Representative, on behalf of the Company Securityholders, acknowledges and agrees that there is no assurance that any Contingent Payment will be earned.

(f)            Tax Effect.   Subject to Section 483 of the Code, any payments made pursuant to this Section 3.6 shall constitute an adjustment to the Aggregate Merger Consideration for Tax purposes and shall be treated as such by Parent and the Company Securityholders on their respective Tax Returns.

3.7           Withholding.   Parent and the Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as they are required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law, including any withholding from any payment that is treated as wages or compensation for the performance of services; provided, that (A) Parent and the Company agree to provide two (2) Business Days’ notice prior to withholding on payments to Company Securityholders that are not natural Persons and will cooperate with such Company Securityholders to avoid such withholding and (B) that any applicable withholding with respect to any payment with respect to Company Options that is paid in a combination of cash and Parent Ordinary Shares shall be effectuated by withholding on a pro rata basis from the cash and Parent Ordinary Shares otherwise payable with respect to such Company Option (with such withholding in respect of the payment of Parent Ordinary Shares effected by withholding therefrom a number of Parent Ordinary Shares with a fair market value equal to the amount of withholding taxes required (i.e. on a “net settlement” basis). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants that except as disclosed (i) in the Company S-1 or the Company SEC Reports (other than any disclosure contained in the “Risk Factors” section thereof or other similar cautionary statements therein) filed through the date hereof or (ii) in the applicable Schedules delivered by the Company to Parent and Merger Sub:

4.1           Organization and Related Matters.   The Company is a corporation duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of the Republic of Panama. The Company has full corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is, or is specified to be, a party. The Company (a) has full corporate power and authority to own, operate or lease its properties and assets and to carry on its business as currently conducted and (b) is duly licensed or qualified to do business and is in good standing (to the extent such concept is applicable) in all jurisdictions in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except, in each case, where the failure to have such corporate power or to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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4.2           Capitalization.

(a)           As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 common shares of Company Common Stock, of which 13,569,848 shares are issued and outstanding. All of the shares have been duly authorized, are validly issued, fully paid and non-assessable, and are free and clear of all Liens. Schedule 4.2(a) sets forth, as of the date hereof, a true, correct and complete list of the names and addresses of the Company Stockholders of Company Common Stock and the number of shares of Company Common Stock owned by such Company Stockholder.

(b)           All of the shares of Company Common Stock were issued in compliance with applicable Laws. None of the shares were issued in violation of any agreement, arrangement or commitment to which the Company is a party or to which the Company is subject, or in violation of any preemptive or similar rights of any Person.

(c)           Schedule 4.2(c) sets forth a complete and accurate list of all holders of Company Options, the respective number of Company Options held by each, and the applicable issuance date, exercise price, expiration date and vesting date for each such Company Option. Other than the 2008 Plan and the Company Options, there are no other Employee Plans relating to equity-based incentive or profit sharing arrangements. All of the Company Options were issued in all material respects in compliance with applicable Laws. None of the Company Options were issued in violation of any agreement, arrangement or commitment to which the Company is a party or to which the Company is subject, or in violation of any preemptive or similar rights of any Person.

(d)           Schedule 4.2(d) sets forth a complete and accurate list of (i) each Company Note, the holder thereof, the date on which such Company Note was issued, the interest rate with respect to such Company Note, the principal amount of such Company Note and the amount payable under such Company Note as of August 31, 2014 and (ii) each Company Warrant, the holder thereof, the date on which such Company Warrant was issued and the exercise price of such Company Warrant. Other than the Company Notes, there are no other notes payable issued by the Company or any of its Subsidiaries. All of the Company Notes were issued in all material respects in compliance with applicable Laws. None of the Company Notes or Company Warrants were issued in violation of any agreement, arrangement or commitment to which the Company is a party or to which the Company is subject, or in violation of any preemptive or similar rights of any Person.

(e)           Other than the Company Common Stock, the Company Options and the Company Warrants, there are no outstanding Equity Interests of the Company. Other than as set forth on Schedules 4.2(a), 4.2(c) and 4.2(d), there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except for the Company Stockholders Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect to which the

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Company is a party with respect to the voting or transfer of any of the shares of Company Common Stock.

(f)            Other than the Company Notes, there are no bonds, debentures, notes or other Indebtedness issued by the Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the Equity Interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

4.3           Subsidiaries.

(a)            Schedule 4.3(a) lists each of the direct and indirect Subsidiaries of the Company and the number of issued and outstanding Equity Interests of each such Subsidiary. Except as set forth on Schedule 4.3(a), all of the issued and outstanding Equity Interests of each Subsidiary of the Company are owned directly or indirectly by the Company free and clear of any Lien (other than any Lien under any applicable securities Laws). All outstanding Equity Interests of each Subsidiary of the Company are duly authorized, validly issued and outstanding. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests of the Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any Equity Interest of any Subsidiary of the Company. None of the Company’s Subsidiaries have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interest of any Subsidiary of the Company. None of the Company’s Subsidiaries have issued or outstanding Voting Debt.

(b)           Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization. Each Subsidiary of the Company (a) has all necessary limited liability company, partnership, or corporate (as applicable) power and authority to own, operate or lease its properties and assets and to carry on its business as now conducted and (b) is licensed or qualified to conduct business in all jurisdictions in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except, in each case, where the failure to have such power or to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Schedule 4.3(b) sets forth each jurisdiction in which each Subsidiary of the Company is licensed or qualified to conduct business.

(c)           The Company engages in no business other than holding the Equity Interests of the Subsidiaries.

4.4           Authorization; No Conflicts; Consents.

(a)           The execution, delivery and performance by the Company of this Agreement and, when executed and delivered at or prior to Closing, the other Transaction

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Documents to which the Company is a Party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Company Board of Directors and by all other necessary corporate actions on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity. The Company Stockholder Approval has been duly and validly adopted and delivered to Parent and is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

(b)           Except for matters identified on Schedule 4.4(b), the execution, delivery and performance by the Company of this Agreement and, when executed and delivered at or prior to Closing, the other Transaction Documents to which the Company is a Party, and the consummation by the Company of the transactions contemplated hereby and thereby, will not (i) conflict with or result in a violation or breach of any provision of any Law or Order applicable to the Company or its Subsidiaries, (ii) violate, or constitute a breach or default (whether upon lapse of time or the occurrence of any act or event or otherwise) under the organizational documents of the Company or its Subsidiaries, (iii) result in the imposition of any Lien against any material assets or properties of the Company or its Subsidiaries other than Permitted Liens, or (iv) except as set forth on Schedule 4.4(b), require the Approval, consent, notice or other action by any Person under, result in a breach of, or default under (or give rise to a right of termination, cancellation, material modification or acceleration) any Contract to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets, Company Vessels or business of the Company or its Subsidiaries, except in the case of the foregoing clauses (i), (iii) and (iv) for any such breaches, defaults and Approvals which are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except (A) as may be required by applicable federal and state securities laws and the rules of NASDAQ in connection with the issuance of the Per Share Stock Consideration, (B) for such filings and notifications as may be required to be made in connection with the transactions contemplated by this Agreement under the HSR Act or other applicable Antitrust Laws and the expiration or early termination of the applicable waiting period under the HSR Act or other applicable Antitrust Laws, (C) as set forth on Schedule 4.4(b), and (D) for such Approvals, Permits, Orders, declarations, filings or notices for which the failure to obtain or make which are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, no consent, Approval, Permit, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company or its Subsidiaries in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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4.5           Financial Statements.

(a)           Financial Statements.  The Company Financial Statements have been delivered to Parent. The Company Financial Statements (i) present fairly, in all material respects, the financial position, results of operations and cash flow of the Company and its Subsidiaries as of the dates and for the periods indicated therein, (ii) were prepared based on the books and records of the Company and its Subsidiaries and (iii) were prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and its Subsidiaries being subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments and the absence of notes, the effect of which are not expected to be, individually or in the aggregate, material. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b)           Internal Controls.  The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Company Board of Directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(c)           SEC Filings.  All statements, reports, schedules, forms, statements, prospectuses and other documents filed or required to have been filed by Regent with or furnished to the SEC since May 10, 2012, together with any exhibits and schedules thereto and other information incorporated therein (collectively, the “Company SEC Reports”) have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such later filing): (i) each of the Company SEC Reports complied as to form in all material respects with the applicable requirements under applicable Law, as in effect on the date so filed and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (x) in the case of the Company SEC Reports filed on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing of the applicable amending or superseding Company SEC Report, and (y) in the case of the Company SEC Reports filed after the date of this Agreement that are amended or superseded prior to the Closing, by the filing of the applicable amending or superseding Company SEC Report.

(d)           Sarbanes-Oxley Compliance.  Each of the principal executive officer and the principal financial officer of Regent (or each former principal executive officer and each former principal financial officer of Regent) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the

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Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. Regent is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act applicable to it as of the date hereof (which, for the avoidance of doubt, does not included Section 404(b) of the Sarbanes-Oxley Act), except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)           Indebtedness. Schedule 4.5(e) sets forth a reasonably detailed description of the Indebtedness of the Company and its Subsidiaries as of August 31, 2014 (except as otherwise set forth on Schedule 4.5(e)).

(f)            No Undisclosed Liabilities.  The Company and its Subsidiaries have not incurred any liabilities (whether accrued, absolute, contingent or otherwise) of a type required by GAAP to be reflected on or reserved against on a consolidated balance sheet of the Company, except for liabilities or obligations that (i) are reflected or expressly reserved against in the Audited Financial Statements (including the notes thereto), (ii) were incurred after December 31, 2013 in the ordinary course of business consistent with past practice, (iii) are expressly contemplated by or incurred in connection with this Agreement or the transactions contemplated hereby or (iv) individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), in each case where the intended result, purpose or effect of such Contract is or would be to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements.

4.6           Compliance with Law.   The Company and its Subsidiaries are, and have been at all times since January 1, 2012, in material compliance with all applicable Laws. Except as set forth on Schedule 4.6, neither the Company nor any of its Subsidiaries has since January 1, 2012 received any written notice of or been charged with the material violation of any applicable Laws. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to the material violation of any Laws.

4.7           Litigation.

(a)           Except as set forth on Schedule 4.7(a), there are no, and, since January 1, 2012, there have been no, Actions pending, or to the Knowledge of the Company, threatened (i) against or by the Company, any Subsidiary thereof or any of their respective Affiliates that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or (ii) against the Company, any of its Subsidiaries, or any of their respective assets

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or properties, other than Actions involving only the monetary payment by the Company and its Subsidiaries of an amount not reasonably expected to exceed $250,000 individually or $750,000 in the aggregate with all other such Actions.

(b)           Except as set forth on Schedule 4.7(b), there are no, and, since January 1, 2012, there have been no, outstanding or unsatisfied Orders against or directly affecting the Company or any of its Subsidiaries or any of the Company’s or its Subsidiaries’ properties or assets, in each case that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)           Except as set forth on Schedule 4.7(c), since January 1, 2012, there have been no settlement agreements with respect to any material Action or Order.

4.8           Permits.   Each of the Company and its Subsidiaries is in possession of all material Permits necessary to carry on its business as it is now being conducted and each such material Permit is valid and in full force and effect. Schedule 4.8 lists all material Permits held by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is in material default or material violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or material violation, of any term, condition or provision of any material Permit of the Company or any of its Subsidiaries.

4.9           Absence of Changes.   Since December 31, 2013, (i) there has not been a Company Material Adverse Effect and (ii) except as set forth on Schedule 4.9, the Company and its Subsidiaries have operated their businesses in the ordinary course of business consistent with past practice, and neither the Company nor any of its Subsidiaries have taken any action which would be prohibited by Sections 7.2(a)(i), (ii), (iii), (v), (vi) or (viii) through (xviii) if it had occurred between the date hereof and the Closing.

4.10         Material Contracts.

(a)           Schedule 4.10(a) contains a list, as of the date hereof, of each Contract (each of which shall be deemed a “Material Contract”) to which the Company or its Subsidiaries is a party:

(i)          that involves payment or other obligations due to be paid by or to the Company or any of its Subsidiaries aggregating more than $2,000,000 in any calendar year per Contract or series of related Contracts (other than charter agreements and travel agent and consortia Contracts);

(ii)         providing for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Company or any of its Subsidiaries, the performance of which involves unpaid commitments or liabilities in excess of $2,000,000;

(iii)        any agreement involving consideration in excess of $1,000,000 with any performer, band or other third party relating to such third party’s participation or involvement in any cruise that occurred since January 1, 2014 or that will occur after the date hereof;

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(iv)        that is a material agreement with any Person pursuant to which such Person is engaged or has any form of option or other right (including exclusive or preferred provider rights) to build or sell or otherwise provide any vessel or vessels;

(v)         that is a concessions agreement or other agreement pursuant to which any third party provides management, hotel, food, beverage or other services to the Company Vessels involving consideration in excess of $2,000,000 per annum;

(vi)        that creates a partnership, limited liability company, joint venture, profit sharing or other similar plans or agreements;

(vii)       that creates, incurs, guarantees or assumes Indebtedness (other than Contracts relating to trade receivables) in excess of $2,000,000;

(viii)      that is a Contract or agreement (A) (x) prohibiting the Company or any of its Affiliates from freely engaging in any business or competing anywhere in the world or (y) any nondisclosure or confidentiality agreements and contracts containing covenants not to solicit or hire any Person entered into outside the ordinary course of business consistent with past practice, (B) granting to any Person a right of first refusal or right of first offer on the sale of any part of the Company’s or its Affiliates’ business, (C) with respect to any Contract material to the Company’s and its Subsidiaries’ business, taken as a whole, containing a provision of the type commonly referred to as “most favored nation” provision for the benefit of any Person other than the Company, or (D) with respect to any Contract material to the Company’s and its Subsidiaries’ business, taken as a whole, pursuant to which the Company or any of its Affiliates has agreed to provide services for a fixed price or maximum fee, or pursuant to any cap or other provision that provides for payment other than on an unrestricted basis;

(ix)         that is an employment, independent contractor, severance or consulting Contract that is not terminable at will without material penalty by the Company or its Subsidiaries party thereto, or which will, or reasonably is expected to, require the payment of amounts by the Company or any of its Subsidiaries in excess of $250,000 in total compensation per annum;

(x)          that is a collective bargaining agreement or other Contract with any union;

(xi)         that is a lease, sublease or license pursuant to which the Company or its Subsidiaries leases, subleases or licenses any Leased Real Property with payments in excess of $1,000,000 per annum (the “Real Property Leases”);

(xii)        personal property leases which provide for aggregate annual payments by the Company or its Subsidiaries of $1,000,000 or more per year per lease or series of related leases;

(xiii)       relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) of any material business, a material amount of stock or

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assets of any other Person or any material real property with respect to which any party to any such Contract has continuing obligations;

(xiv)      providing for any Person to be the exclusive provider of any product or service to the Company or any of its Affiliates, or the exclusive recipient of any product or service of the Company or any Affiliate during any period of time or that otherwise involves the granting by the Company or any Affiliate or that contain “take or pay” provisions;

(xv)       other than travel agent, travel arranger or tour organizer Contracts entered into in the ordinary course of business consistent with past practice, relating to payment of commissions or referral fees, sales agency agreements, broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting, advertising and other similar arrangements, in each case involving payments in excess of $2,000,000 per annum;

(xvi)      that is a Contract that provides for the indemnification by the Company or any of its Subsidiaries of any Person (other than the Company or its Subsidiaries), or the assumption of any other material liability of any Person (other than the Company or its Subsidiaries), in each case outside the ordinary course of business consistent with past practice, or the assumption of any Tax or environmental liability of any Person (other than the Company or its Subsidiaries);

(xvii)     providing for an increased payment or benefit, or accelerated vesting, or the activation of any triggers thereunder, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

(xviii)    granting to any Person an option or a first-refusal, first-offer or similar preferential right to purchase or acquire any material assets of the Company or any of its Subsidiaries;

(xix)       other than licenses for Off-the-Shelf Software, that is a services or other agreement whereby the Company or its Affiliates provide access to or use of any systems, technology, platforms or Intellectual Property of the Company or any of its Subsidiaries outside the ordinary course of business consistent with past practice;

(xx)        with any Governmental Entity that is material to the Company and its Subsidiaries, taken as a whole;

(xxi)       that is a settlement agreement with respect to any Action that is material to the Company and its Subsidiaries, taken as a whole;

(xxii)      that is a grant by the Company or any of its Subsidiaries of a license to, or covenant not to sue with respect to, Intellectual Property material to the business of the Company and its Subsidiaries, other than licenses for Off-the-Shelf Software; or

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(xxiii)     that is an outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xxiii) of this Section 4.10(a).

(b)            Each Material Contract is valid and binding on the Company or its Subsidiary party thereto in accordance with its terms and is in full force and effect. None of the Company, its Subsidiaries, or, to Knowledge of the Company, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material breach or event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

4.11        Major Suppliers, Tour Organizers and Travel Arrangers.

(a)           Neither the Company nor any of its Subsidiaries is engaged in any material dispute with any of its material suppliers and, to the Knowledge of the Company, no such supplier intends to terminate or materially limit or materially reduce its business relations with the Company or any of its Subsidiaries.

(b)           Neither the Company nor any of its Subsidiaries is engaged in any material dispute with any of its material travel arrangers or material tour organizers and, to the Knowledge of Company, no such travel arranger or tour organizer intends to terminate, materially limit or materially reduce its business relations with the Company or any of its Subsidiaries.

4.12        Real Property.   Neither the Company nor any of its Subsidiaries owns, or at any point in the past has owned, any real property. Schedule 4.12 contains a list, as of the date hereof, of all of the real property currently leased, subleased or licensed to the Company or any of its Subsidiaries (the “Leased Real Property”). The Company or applicable Subsidiary of the Company has a valid, binding and enforceable leasehold interest in the Leased Real Property. True and complete copies of all material documents constituting the Real Property Leases, including all amendments and modifications thereof, have been made available to Parent, which documents are listed on Schedule 4.12. All Leased Real Property is free and clear of Liens except for Permitted Liens. Each of the Real Property Leases is in full force and effect. Neither the Company nor any of its Subsidiaries is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. Neither the Company nor any of its Subsidiaries is in material default under any Real Property Lease, and to the Knowledge of the Company, no other party is in material default thereof. The use and operation of the Leased Real Property in the conduct of the business of the Company and its Subsidiaries do not violate in any material respect any applicable Law, Lien, material Permit or Material Contract.

4.13        Personal Property; Sufficiency of Assets.   The Company and its Subsidiaries have good title to, or a valid leasehold interest in, all tangible assets and properties

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(including Company Vessels) that (a) are reflected on the December 31, 2013 balance sheet included in the Audited Financial Statements or (b) were acquired since December 31, 2013 (the “Personal Property”), except in each case for assets and properties disposed of since December 31, 2013 in the ordinary course of business consistent with past practice, in each case, free and clear of all Liens other than Permitted Liens. The Personal Property, together with all other properties and assets of the Company and its Subsidiaries, are in good condition and are sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted.

4.14        Company Vessels.

(a)           Ownership of the Company Vessels.  The Company or one of its Subsidiaries is the sole legal and beneficial owner of the relevant Company Vessel identified in Schedule 4.14(a), and such Company Vessel is in the sole possession and control of the Company or such applicable Subsidiary.

(b)           Registration, Classification, Compliance, etc.  With respect to each Company Vessel:

(i)          the Company Vessel is properly and permanently registered in the name of the Company or Subsidiary of the Company identified on Schedule 4.14(b)(i) under and pursuant to the applicable disclosed flag state and all current fees due and payable in connection with such registration have been, or will at Closing be, paid;

(ii)         the Company Vessel is entered with the relevant Classification Society specified in Schedule 4.14(b)(ii) and has the highest appropriate classification notation or rating assigned or issued by such Classification Society for a vessel of the type and age of the Company Vessel;

(iii)        the Company Vessel is currently within the present classification notation or rating specified in Schedule 4.14(b)(iii), fully maintained and free of any overdue condition, recommendation or requirement of the relevant Classification Society; and if it is in a port, it is in such condition that it should not be detained by any port state authority or flag state or other authority for any deficiency;

(iv)        the Company Vessel holds all approvals, authorizations, licenses and Permits required for the continued operation of the Company Vessel;

(v)         all classification, national, international trading and other certificates required for the continued operation of the Company Vessel (as a passenger vessel trading internationally) are valid and unextended and the Company Vessel has on board all class and international trading certificates necessary for such operation, which certificates are valid and unextended and free of all overdue conditions and recommendations. There are currently no pending requirements for the Company Vessel’s classification, or any of the Company Vessel’s approvals, authorizations,

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licenses, Permits, or any of the Company Vessel’s trading or other certificates to be withdrawn or modified;

(vi)        the Company Vessel has been properly and efficiently maintained in accordance with internationally accepted standards for good ship maintenance, is in good operating order, condition and repair and is seaworthy and has been submitted for such periodic or other surveys or inspections from time to time required by the relevant Classification Society and flag state or other appropriate international bodies and has not suffered any material damage or incident not disclosed on Schedule 4.14(b)(vi);

(vii)       the Company Vessel is not (i) under, or threatened with, any form of arrest, detention, injunction, confiscation, forfeiture, seizure, taking or requisition; (ii) in the possession of any person other than her master and crew; (iii) subject to any material Action or material Order involving the United States Coast Guard, the United States Maritime Administration, applicable disclosed flag state authorities or any other Governmental Entity; (iv) except as set forth on Schedule 4.14(b)(vii), subject to any mortgage, charge (whether fixed or floating), pledge, Lien (other than Permitted Liens), hypothecation, encumbrance, assignment, right of set-off, trust arrangement, title retention or other security interest or other agreement or arrangement of any kind having the effect of conferring security; or (v) except as set forth on Schedule 4.14(b)(vii), subject to any Lien (other than Permitted Liens);

(viii)      neither the Company nor any of its Subsidiaries has received a warning letter, penalty letter or notice of violation with respect to any material potential or material unresolved violation, nor is there pending any Action with respect to such material potential or material unresolved violation or to the Knowledge of the Company is there any material potential violation or pending Action of any material potential violation, of any applicable Laws relating to the use or operation of the Company Vessel or the related Permits;

(ix)         the Company Vessel has not been used for any illegal purpose under any applicable Law and is in compliance in all material respects with all Laws relating to, and the requirements of any government agency having jurisdiction over, the Company Vessel, the provisions of all IMO conventions and other international conventions (and the provisions of the rules and regulations issued thereunder) applicable to the Company Vessel now or at any time during the period in which the Company or any of its Subsidiaries operated the Company Vessel;

(x)          the Company Vessel has on board valid and up-to-date safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the law of the flag of the Company Vessel or of any other pertinent jurisdiction, or which would otherwise be deemed necessary by a ship owner acting in accordance with internationally accepted standards for good ship management and operations;

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(xi)         no blacklisting or boycotting of any description whatsoever has been applied or currently exists or, to the Knowledge of the Company, is threatened against or in respect of the Company Vessel;

(xii)        the Company Vessel is not operating under or committed to any charters or other Contracts that prohibit any of the transactions contemplated by this Agreement;

(xiii)       the Company Vessel is properly manned by an appropriately certificated master, officers and crew, in compliance with a minimum Safe Manning Certificate issued by the relevant flag state;

(xiv)      the Company Vessel has on board a valid Safety Management Certificate, with a copy of the relevant Document of Compliance attached, each in compliance with and as defined in the International Safety Management Code adopted by the IMO;

(xv)       the Company Vessel has on board a valid International Ship Security Certificate in accordance with and as defined in the International Ship and Port Security Code adopted by the IMO;

(xvi)      the Company Vessel is fully insured against all applicable risks including but not limited to hull and machinery, protection and indemnity and war risks insurance (the “Company Vessel Insurances”), and the Company is not aware of and has not received written notice that there are, or in the past twelve (12) months there have been, any breaches of any of the Company Vessel Insurances;

(xvii)     Schedule 4.14(b)(xvii)  sets forth all material repairs made to the Company Vessel during the year ending on the date of this Agreement, all known scheduled material repairs due to be made (whether required by the relevant Classification Society or otherwise) and any outstanding matters which the relevant Classification Society has agreed may be deferred until the next special survey (meaning the Company Vessel’s annual survey, the five (5) yearly or other long period inspections of the Company Vessel required by the relevant Classification Society rules, and any other surveys or inspections required in order for the Company Vessel to maintain its Classification Society certificate);

(xviii)    where it is a requirement of any applicable Law or of the Company Vessel Insurances or of any applicable financing or security documents that any declarations are made or any certificates, returns or forms filed with any Governmental Entity or any of the insurers for the Company Vessel from time to time in connection with the Company Vessel, the Company or its relevant Subsidiary has promptly completed and submitted or shall promptly complete and submit (within any applicable time limits) to the relevant Governmental Entity or (as the case may be) the relevant insurers all such declarations, certificates, returns and forms, especially to ensure coverage in respect of any voyage; and

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(xix)       the Company does not have Knowledge of any information that would indicate or otherwise suggest a possible material diminution in value of the Company Vessel that does not apply to all other comparable passenger vessels in the market generally.

(c)           Schedule 4.14(c) sets forth, for each Company Vessel, the following information: (i) registered name; (ii) IMO number; (iii) call sign; (iv) date of permanent registration; (v) registered owner; (vi) shares in the ship owned; (vii) registered mortgages; (viii) other Liens which have been recorded against the Company Vessel in the public records of the applicable flag state authorities; (ix) any contraventions which might imperil flag registration; (x) applicable flag state register number (if different from IMO number), country and port registry and year of registration with such country and port of registry; (xi) Classification Society with which the Company Vessel is entered; (xii) Classification Society notation or rating for the Company Vessel; (xiii) ship manager (commercial and technical); and (xiv) crew manager.

4.15        Employees and Employee Benefit Matters.

(a)           Employees.

(i)          The Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance in all material respects with all Laws respecting employment and employment practices, including wages and hours of work, labor relations, terms and conditions of employment, worker classification, occupational health and safety, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local “mass layoff” or “plant closing” law, collective bargaining, discrimination, civil rights, workers’ compensation and the collection and payment of withholding or social security taxes and any similar tax.

(ii)         The Company and its Subsidiaries are not engaged in any unfair labor practice and, to the Knowledge of the Company, no unfair labor practice Action is pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(iii)        Except as set forth on Schedule 4.15(a)(iii), no Employee is covered by any collective bargaining or similar agreement or works council, and no such agreement or arrangement is currently being negotiated or implemented by the Company or its Subsidiaries.

(iv)        With respect to the business of the Company and its Subsidiaries, there are no pending or, to the Knowledge of the Company, threatened: (A) union or similar organizing activities involving the Employees, (B) labor strike, dispute, lockout, work slowdown or stoppage, (C) proceeding by or before the National Labor Relations Board, Equal Employment Opportunity Commission, Department of Labor, or other Governmental Entity in connection with any current or former Employee or with respect to any employment practice of the Company, except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries,

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taken as a whole, or (D) material investigation of the Company by any Governmental Entity responsible for the enforcement of labor or employment laws.

(b)          Employee Plans.

(i)          Schedule 4.15(b)(i) lists (i) all employment agreements of employees of the Company at the level of Vice President or more senior and (ii) all Employee Plans other than employment agreements separately by jurisdiction. The Company has furnished or made available to Parent true, correct and complete copies of all material Employee Plans, as amended to the date hereof, together with a current (A) summary plan description, (B) Form 5500 and schedules thereto and the most recent actuarial report, if any, (C) favorable determination or opinion letter from the Internal Revenue Service and (D) related trust documents.

(ii)         All material contributions or premiums (including employer contributions and employee salary reduction contributions) required to be paid under the terms of each Employee Plan have been made by the applicable due date (including any valid extension), and all such contributions for any period ending on or before the Closing Date that are not yet due will have been paid or accrued on the balance sheet on or prior to the Closing Date, in all cases in accordance with the terms of the applicable Employee Plan.

(iii)        Neither the Company, its Subsidiaries, nor any of its Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has in the last six years contributed or has been obligated to contribute, or has any material liability, whether contingent or otherwise, with respect to any “employee pension plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(iv)        None of the Employee Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant except (i) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or and at the sole expense of the participant or the participant’s beneficiary, (ii) for any continuation of benefits for a period of two years or less under any employment agreement that is listed on Schedule 4.15(b)(i) or (iii) as set forth on Schedule 4.15(b)(iv).

(v)         Each Employee Plan has been operated and maintained in all material respects in accordance with its terms and with all provisions of ERISA, the Code and other applicable Laws. Any Employee Plan intended to qualify under Section 401 of the Code is so qualified, the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code and to the Knowledge of the Company nothing has occurred with respect to the operation of such Employee Plan that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any liability, penalty or Tax under ERISA or the Code.

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(vi)        Other than routine benefit claims, no material Action has been asserted or instituted against any Employee Plan or the assets of any trust under any such Employee Plan, nor does the Company have Knowledge of facts that could reasonably be expected to form the basis for any such Action.

(vii)       With respect to each material Employee Plan maintained outside of the United States (each, a “Foreign Plan”), except as set forth on Schedule 4.15(b)(vii):

(A)         all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices in all material respects;

(B)         each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(viii)      Except as set forth on Schedule 4.15(b)(viii), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or together with any other event, (A) result in any material payment becoming due to any current or former Employee or member of the Company Board of Directors, (B) materially increase any benefits under any Employee Plan, (C) result in the acceleration of the timing of payment, vesting or funding of any such benefits or (D) give rise to any payment that is nondeductible to the payor under Section 280G of the Code or that is subject to tax to the recipient under Section 4999 of the Code.

(c)           Except as set forth on Schedule 4.15(c), (i) neither the Company nor any of its Subsidiaries is a party to or the subject of any pending Action, suit, claim or investigation involving any current or former Employee and (ii) to the Knowledge of the Company, no claim or investigation involving any current or former Employee has been threatened against the Company or any of its Subsidiaries before or by any Governmental Entity.

4.16        Environmental Matters.

(a)           The Company and its Subsidiaries are, and have been at all times since January 1, 2012, in material compliance with all Environmental Laws, which compliance includes applicable financial assurance and obtaining, maintaining complying with and timely applying for renewal of all Permits that are required under Environmental Laws;

(b)           there are no pending or, to the Knowledge of the Company, threatened Actions under Environmental Laws against the Company or any of its Subsidiaries that would reasonably be expected to result in the Company or any of its Subsidiaries incurring material liabilities under Environmental Laws;

(c)           there has been no release, emission, spill or discharge of Hazardous Materials by the Company or any of its Subsidiaries at the Leased Real Property or into or from the Company Vessels or, to Knowledge of the Company, formerly owned, leased, chartered or operated real property or vessels or, to Knowledge of the Company, at or from any third party disposal site to which the Company or any of its Subsidiaries arranged for the disposal of

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Hazardous Materials that requires investigation, assessment, cleanup, remediation or other corrective or response action by the Company or any of its Subsidiaries and which would reasonably be expected to result in the Company or any of its Subsidiaries incurring material liabilities under Environmental Laws;

(d)           to the Knowledge of the Company, the Company Vessels are free of asbestos containing materials, refrigerants banned under Environmental Law and polychlorinated biphenyl containing electrical in all material respects; to the Knowledge of the Company, no current facts, circumstances or conditions exist with respect to the Company, any of its Subsidiaries, the Company Vessels, the Leased Real Property or any formerly owned, leased, chartered or operated real property or vessels, that would reasonably be expected to result in the Company or any of its Subsidiaries incurring material liabilities under Environmental Laws or otherwise incur unbudgeted and material capital expenditures to achieve or maintain compliance with Environmental Laws;

(e)           to the Knowledge of the Company, the transactions contemplated hereunder or under any other Transaction Document do not require any Approval under Environmental Laws with respect to environmental matters or Permit required under Environmental Laws; and

(f)            the Company has made available to Parent copies of all material Environmental Law assessments, audits, reports or investigations, or other material documents in the possession, custody or control of the Company and its advisors relating to the environmental condition of the Company Vessels, real property and vessels currently or formerly owned, leased, chartered or operated by the Company or any of its Subsidiaries, the Company’s and its Subsidiaries’ compliance with Environmental Laws, and any material documents relating to actual or alleged material liability imposed or asserted against the Company or any of its Subsidiaries arising out of or pursuant to Environmental Laws.

4.17        Intellectual Property.

(a)           Schedule 4.17(a) sets forth a complete and correct list of all material Owned Company Intellectual Property that is registered, issued or the subject of a pending application, including the owner of record for each such item of Owned Company Intellectual Property, the jurisdictions in which each such item of Owned Company Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed, and the registration, issue or application date, as applicable. Except as set forth in Schedule 4.17(a), the Company or one of its Subsidiaries owns all right, title and interest in and to the material Owned Company Intellectual Property, and has the valid right to use all material Licensed Company Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens). The material Owned Company Intellectual Property is subsisting and enforceable and, to the Knowledge of the Company, valid. The Company Intellectual Property includes all of the Intellectual Property used or held for use in the business of the Company in the manner in which such business is currently being conducted.

(b)           Except as set forth in Schedule 4.17(b):  (i) the conduct of the Company’s business as currently conducted (including sale, delivery and use of their products and services)

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does not infringe, violate or misappropriate the Intellectual Property of any Person; and (ii) to the Knowledge of the Company, no Person is infringing, violating or misappropriating any Company Intellectual Property.

(c)          The Company and its Subsidiaries have taken reasonable steps to maintain the Company Intellectual Property, including requiring that all Persons provided access thereto to by the Company and its Subsidiaries maintain the confidentiality of any material confidential information included therein.

(d)          The Company or its Subsidiaries owns or licenses all material software and databases that are used by the Company or any of its Subsidiaries for the operation of its business as currently conducted. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material impact on the operations of the Company and its Subsidiaries, such software and databases and the computer-related hardware (including computers, file servers, facsimile servers, scanners, printers and networks) and other information technology used by the Company or any of its Subsidiaries has, during the twelve (12) month period prior to the date hereof, functioned consistently and accurately in all material respects, subject to normal wear and tear.

(e)          There are no material Actions (including any oppositions, interferences or re-examinations) settled since January 1, 2012, pending or, to the Knowledge of the Company, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; (ii) challenging the validity, enforceability, registrability or ownership of any Owned Company Intellectual Property or the rights of the Company or its Subsidiaries with respect to any Owned Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Owned Company Intellectual Property or any Intellectual Property which is exclusively licensed to the Company or any of its Subsidiaries.

(f)           The Company and its Subsidiaries are, in all material respects, in compliance with all privacy policies and any Laws or regulations relating to privacy, data protection, anti-spam, personally identifiable information, and similar consumer protection Laws. The Company and its Subsidiaries have not received written notice of, and have no Knowledge of, any material violation by the Company and its Subsidiaries of any privacy policies or any Laws or regulations related to privacy, data protection, anti-spam, personally identifiable information, and similar consumer protection Laws.

4.18        [Reserved].

4.19        Tax Matters.

(a)          (i) All income, franchise and other material Tax Returns required to be filed by or on behalf of each of the Company and any of its Subsidiaries have been accurately prepared and timely filed (taking into account extensions) with the appropriate Governmental Entity in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all material respects; and (ii) all income, franchise and

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other material amounts of Taxes payable by or on behalf of each of the Company and any of its Subsidiaries have been fully and timely paid (whether or not shown on any Tax Return). With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company and its Subsidiaries have made due and sufficient accruals for such Taxes in the Company Financial Statements and its books and records and have timely paid all estimated Taxes required to be paid by Law.

(b)          There are no Liens for Taxes on any assets of the Company or the Subsidiaries, other than Permitted Liens.

(c)          No extension or waiver of the statute of limitations has been requested or granted for any income, franchise or other material Tax Returns relating to the Company or any of its Subsidiaries, which (after giving effect to such extension or waiver) has not yet expired.

(d)          The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Governmental Entity all material amounts required to be so withheld and paid over under all applicable Laws, including in connection with amounts paid or owing to any employee, creditor, independent contractor, consultant, shareholder, supplier or other third party.

(e)          No material deficiency for any Tax has been asserted or assessed by a Governmental Entity against the Company or any of its Subsidiaries with respect to the Company or its Subsidiaries or the business of the Company and its Subsidiaries, as applicable, that has not been satisfied by payment, settled or withdrawn and no material audit, action or other Tax proceeding is pending or being conducted with respect to the Company or any of its Subsidiaries, nor has the Company or any of its Affiliates received notice from a Governmental Entity that such Governmental Entity intends to conduct any such audit, action or proceeding.

(f)           The Company is, and has been for all years during which the Company and its Subsidiaries have claimed an exclusion from gross income under Section 883 of the Code, (i) treated and properly classified as a corporation for U.S. federal and applicable state income tax purposes and (ii) treated and properly classified as a “controlled foreign corporation” (as defined in Section 957 of the Code).

(g)          Schedule 4.19(g) sets forth a complete list of each Subsidiary of the Company and the proper classification for U.S. federal income tax purposes of each. Since the dates of their respective formations, (i) each Subsidiary of the Company has been and is treated for U.S. federal income tax purposes as indicated on Schedule 4.19(g), (ii) none of the Company or any of its Affiliates has made any election or taken a position on any Tax Return contrary to such treatment or inconsistent therewith and (iii) no Governmental Entity has asserted in writing that such classification is incorrect.

(h)          There is no material risk that the Company or any of its Subsidiaries (i) is treated for any Tax purposes as resident in a country other than the country of its organization or has ever had a branch, agency or permanent establishment in any country other than the country of its organization, or (ii) is or has ever been subject to Tax in a jurisdiction outside the country

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of its organization and no claim has been made by a Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries does not currently file a Tax Return such that there is a material risk that the Company or any of its Subsidiaries, as applicable, is or may be subject to taxation by that jurisdiction.

(i)           Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date with respect to income that was realized (or reflects economic income arising) prior to the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) an installment sale or open transaction made on or prior to the Closing Date, (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date or (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-U.S. law).

(j)           Neither the Company nor any of its Subsidiaries (i) is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing (other than credit or other commercial agreements the primary purpose of which does not relate to Taxes), (ii) has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which the Company is the common parent, (iii) has any transferee or successor liability for the Taxes of any other Person, or (iv) has engaged in any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b).

(k)          The Company and its Subsidiaries are eligible to claim an exclusion from gross income under Section 883 of the Code for all income described in Section 883(a)(1) of the Code for the current taxable year, all exclusions from gross income previously claimed by the Company and its Subsidiaries pursuant to Section 883 of the Code were properly claimed, and the Company and its Subsidiaries have properly complied with the provisions of Section 883 of the Code and the Treasury Regulations issued thereunder for the applicable years.

(l)           Parent has received complete copies of (i) all U.S federal income Tax Returns of or involving the Company and its Subsidiaries relating to the taxable periods since December 31, 2010 and (ii) any audit report issued since January 1, 2012 relating to any Taxes due from or with respect to the Company or any of its Subsidiaries.

(m)         Neither the Company nor any of its Subsidiaries or Affiliates has received or applied for a Tax ruling from any taxing authority that would be binding on the Company, any of its Subsidiaries or the Surviving Corporation after the Closing Date.

(n)          Neither the Company nor any of its Subsidiaries is or has been a member of any Affiliated Group nor has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor under applicable Law or by Contract or otherwise.

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(o)          For purposes of this Section 4.19, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or such Subsidiary, as applicable.

4.20        Insurance.

(a)          Schedule 4.20 lists all current material policies of property, fire and casualty, product liability, general liability, real and personal property, workers’ compensation, directors’ and officers’ liability, fiduciary liability, pollution legal liability or other similar policies providing coverage for personal injuries, damages, cleanup or natural resource damages, marine risks including hull and machinery, protection and indemnity and war risks (including acts of terrorism, acts of piracy or armed conflicts), and other forms of insurance covering the Company and its Subsidiaries and its and their assets including the Company Vessels (collectively, the “Current Insurance Policies”). True and complete copies of such policies have been made available to Parent.

(b)          (i) The Current Insurance Policies are in full force and effect and, to the Knowledge of the Company, are free from any currently exercisable right of termination on the part of the insurance carriers, (ii) all premiums and retained losses within deductibles or self-insured retentions due with respect thereto have been paid or accrued, (iii) no written notice of material default, termination or cancellation has been received by the Company or its Subsidiaries with respect to any such policy, (iv) no written notice has been received by the Company or its Subsidiaries that indicates that material changes in any such policy are required as a condition to the continuation of coverage under, or renewal of, any such policy and (v) the policies on Schedule 4.20 are of the type and in amounts customarily carried by organizations conducting business or owning assets similar to those of the Company and its Subsidiaries, as applicable, and for such amounts as are sufficient for all requirements of Law, all Material Contracts to which the Company or its Subsidiaries is a party or by which it is bound and the business and assets of the Company and its Subsidiaries. The Current Insurance Policies (x) are valid and binding in accordance with their terms, (y) to the Knowledge of the Company, are provided by carriers who are financially solvent and (z) have not been subject to any lapse in coverage.

4.21        Related Party Transactions.   Except as set forth on Schedule 4.21, no employee, officer, director, shareholder, partner or member of the Company or any of its Subsidiaries, any Member of his or her Immediate Family or any of their respective Affiliates (collectively, “Related Persons”), other than in connection with any ordinary course employment arrangements and in connection with holding shares of Company Common Stock, Company Warrants or Company Options, (a) owes any material amount to the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries owes any material amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (b) is involved in any material business arrangement or other relationship with the Company or any of its Subsidiaries (whether written or oral), (c) owns any material property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries, or (d) has any material claim or cause of action against the Company or any of its Subsidiaries.

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4.22      Information Statements.  None of the information supplied or to be supplied by the Company or any of its Subsidiaries for inclusion in the Information Statements or any amendment or supplement thereto (other than any of the information supplied or to be supplied by Parent for inclusion therein) will contain, as of the date or the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.23      Anti-Corruption and Anti-Bribery Laws.  None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective officers, directors, employees, agents, representatives, consultants, or other persons associated with or acting for or on behalf of the Company or its Subsidiaries, has, directly or indirectly, in connection with the operation of their business:

(a)         made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such government official, candidate, party or campaign, (B) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage, in each case, in violation of any applicable anti-corruption or anti-bribery Law;

(b)         paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature;

(c)         made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;

(d)         established or maintained any unlawful fund of corporate monies or other properties;

(e)         created or caused the creation of any false or inaccurate books and records of the Company related to any of the foregoing; or

(f)          otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or any other applicable anti-corruption or anti-bribery Law.

For purposes of this provision, “government official” includes any officer or employee of a government or any department, agency or instrumentality thereof (including wholly or partially owned enterprises or institutions), or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization.

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4.24      Economic Sanctions.

(a)         None of the Company or its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents (i) is a person with whom transactions are prohibited or limited under any economic sanctions Laws, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury, the European Union, the United Kingdom or the United Nations Security Council; or (ii) within the last five years has done business in or with Cuba, Iran, Sudan, or Syria, or any Person that is the target of U.S. sanctions.

(b)         Within the past five years, none of the Company or its Subsidiaries has made any voluntary disclosures to U.S. Governmental Entities under U.S. economic sanctions Laws or U.S. export control Laws and, to the Knowledge of the Company, none of the Company or its Subsidiaries has been the subject of any governmental investigation or inquiry regarding the compliance of the Company or its Subsidiaries with such Laws, nor have the Company or its Subsidiaries been assessed any fine or penalty in regard to compliance with such Laws.

4.25      No Brokers or Finders.  Except as set forth on Schedule 4.25, no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Company or any of its Affiliates (including the Company’s Subsidiaries) in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fee or other commission arising in connection with this Agreement.  Following the Closing, there will be no further obligation on the part of Parent, the Company or any of their respective Subsidiaries in connection with any agreement, contract, arrangement or understanding with any such Person.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant, jointly and severally, that, except as disclosed (i) in the Parent SEC Reports filed with the SEC prior to the date hereof (other than any disclosure contained in the “Risk Factors” section thereof or other similar cautionary statements therein) or (ii) in the applicable Schedules delivered by Parent and Merger Sub to the Company:

5.1        Organization and Related Matters.  Parent is an exempted company duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of Bermuda.  Merger Sub is a corporation duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of the Republic of Panama.  Each of Parent and Merger Sub has the necessary corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is or is specified to be a party.  Each of Parent and Merger Sub (a) has all necessary power and authority to carry on its business as now being conducted and (b) is duly licensed or qualified to do business and is in good standing (to the extent such concept is applicable) in all jurisdictions in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except, in each case, where the

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failure to have such corporate power or to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.2        Authorization; No Conflicts.

(a)         The execution, delivery and performance by Parent and Merger Sub of this Agreement and, when executed and delivered at or prior to Closing, the other Transaction Documents to which Parent, Merger Sub or one of Parent’s Subsidiaries is a Party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate actions on the part of Parent and Merger Sub.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legally valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.  The Parent Shareholder Approval, the GHK Approval and the TPG Approval, have, in each case, been duly and validly adopted and delivered to the Company and are, collectively, the only approvals of the holders of any class or series of capital stock of Parent necessary to adopt this Agreement or to approve the transactions contemplated hereby, including the Merger.

(b)         Except for matters identified on Schedule 5.2(b), the execution, delivery and performance by Parent and Merger Sub of this Agreement and, when executed and delivered at or prior to Closing, the other Transaction Documents to which Parent and Merger Sub is a Party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, will not (i) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Parent or Merger Sub, (ii) violate, or constitute a breach or default (whether upon lapse of time or the occurrence of any act or event or otherwise) under the organizational documents of Parent or Merger Sub, (iii) result in the imposition of any Lien against any material assets or properties of Parent and Merger Sub other than Permitted Liens, (iv) except as set forth on Schedule 5.2(b) require the Approval, consent, notice or other action by any Person under, result in a breach of, or default under (or give rise to a right of termination, cancellation, material modification or acceleration) any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets, Parent Vessels or business of Parent or Merger Sub, except in the case of the foregoing clauses (i), (iii) and (iv) for any such breaches, defaults and Approvals which would not, and would not reasonably be expected to, individually or in the aggregate, result in a Parent Material Adverse Effect.  Except (A) as may be required by applicable federal and state securities laws and the rules of NASDAQ in connection with the issuance of the Per Share Stock Consideration, (B) for such filings and notifications as may be required to be made by the Company in connection with the transactions contemplated by this Agreement under the HSR Act or other applicable Antitrust Laws and the expiration or early termination of the applicable waiting period under the HSR Act or other applicable Antitrust Laws, (C) as set forth on Schedule 5.2(b), and (D) for such Approvals, Permits, Orders, declarations, filings or notices for which the failure to obtain or make would not have, or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no consent, Approval, Permit,

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Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

5.3        Merger Sub.  Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement and any other Transaction Documents to which it is a party.

5.4        SEC Reports.  All statements, reports, schedules, forms, statements, prospectuses and other documents required to have been filed by Parent with or furnished to the SEC by Parent since January 1, 2012, together with any exhibits and schedules thereto and other information incorporated therein (collectively, the “Parent SEC Reports”) have been so filed on a timely basis.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such later filing): (a) each of the Parent SEC Reports complied in all material respects with the applicable requirements under applicable Law, as in effect on the date so filed and (b) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (i) in the case of the Parent SEC Reports filed on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing of the applicable amending or superseding Parent SEC Report, and (ii) in the case of the Parent SEC Reports filed after the date of this Agreement that are amended or superseded prior to the Closing, by the filing of the applicable amending or superseding Parent SEC Report.

5.5        No Undisclosed Liabilities.  Parent, Merger Sub and their respective Subsidiaries have not incurred any liabilities (whether accrued, absolute, contingent or otherwise) of a type required by GAAP to be reflected on or reserved against on a consolidated balance sheet of Parent, except for liabilities or obligations that (i) are reflected or reserved against in the audited balance sheets (including the notes thereto) of Parent and its Subsidiaries included in any Parent SEC Report filed by Parent prior to the date hereof, (ii) were incurred after December 31, 2013 in the ordinary course of business consistent with past practice, (iii) are expressly contemplated by or incurred in connection with this Agreement or the transactions contemplated hereby or (iv) individually or in the aggregate, would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.  Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), in each case where the intended result, purpose or effect of such Contract is or would be to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent’s or such Subsidiary’s financial statements.

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5.6        Litigation.  Except as set forth on Schedule 5.6, there are no, and, since January 1, 2012, there have been no, Actions pending, or to the Knowledge of Parent, threatened (i) against or by Parent, any Subsidiary or any Affiliate of Parent that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or (ii) against Parent, any of its Subsidiaries, or any of their respective assets or properties which would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

5.7        Compliance with Law.  Parent and its Subsidiaries are, and have been at all times since January 1, 2012, in material compliance with all applicable Laws.  Except as set forth on Schedule 5.7, neither Parent nor any of its Subsidiaries has since January 1, 2012 received any written notice of or been charged with the material violation of any applicable Laws.  To the Knowledge of Parent, neither Parent nor any of its Subsidiaries is under investigation with respect to the material violation of any Laws.

5.8        Availability of Funds.

(a)         Parent has delivered to the Company true, complete and correct copies of the debt commitment letters dated as of the date of this Agreement from Barclays Bank PLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc. (as the same may be amended or replaced pursuant to Section 7.5(a), which amendments or replacements shall also be provided, the “Debt Financing Commitments”), pursuant to which the financial institutions party thereto (collectively with any financial institutions that otherwise commit to provide or provide the Debt Financing Commitments, the lenders and prospective purchasers of any debt securities contemplated by the Debt Financing Commitments, including any debt financing sources and any arranger or agent for such debt financing, together, in each case, with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing and their respective successors and assigns, the “Debt Financing Sources”) have committed, subject to the terms thereof, to lend the debt amounts set forth therein (the “Debt Financing”).  The Debt Financing Commitments are in full force and effect as of the date of this Agreement and are legal, valid and binding obligations of Parent (or the Affiliate of Parent party thereto), enforceable against Parent (or the Affiliate of Parent party thereto) and, to the Knowledge of Parent, each other party thereto, in each case, in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and principles of equity and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding may be brought.

(b)         None of the Debt Financing Commitments has been or will be amended or modified, except as consistent with Section 7.5(a), and the respective commitments contained in the Debt Financing Commitments have not been withdrawn or rescinded in any respect as of the date hereof.  No event has occurred which, with or without notice or lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other party thereto, under any Debt Financing Commitment.  Assuming (i) no breach by the Company of its representations and warranties or obligations under this Agreement, in either

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case, such that the closing conditions set forth in Section 8.2 would fail to be satisfied and (ii) compliance by the Company with Section 7.5(e), neither Parent nor Merger Sub has any reason to believe that any term or condition to Closing may not be satisfied in any of the Debt Financing Commitments on or prior to the Closing Date and has no Knowledge of any facts or circumstances that would be reasonably likely to result in the funding contemplated in the Debt Financing Commitments not being made available to Parent in order to consummate the Closing.  There are no conditions precedent relating to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in or contemplated by the Debt Financing Commitments. There are no side letters or other agreements, contracts or arrangements (except for a customary fee letter and fee discount letter and engagement letters (true copies of which have been provided to the Company)) to which Parent or any of its Affiliates is a party regarding the availability of the Debt Financing or the timing of Closing other than as expressly set forth in or contemplated by the Debt Financing Commitments.

(c)         Parent has fully paid or caused to be paid any and all commitment fees or other fees in connection with the Debt Financing Commitments that are payable on or prior to the date hereof and Parent will pay when due all other commitment fees arising under the Debt Financing Commitments as and when they become payable.  Assuming (x) no breach by the Company of its representations and warranties or obligations under this Agreement, in either case, such that the closing conditions set forth in Section 8.2 would fail to be satisfied, (y) compliance by the Company with Section 7.5(e), and (z) the Debt Financing is funded in accordance with the terms of the Debt Financing Commitments, the aggregate proceeds contemplated by the Debt Financing Commitments will be sufficient for Parent and Merger Sub to consummate the transactions contemplated by this Agreement and pay all amounts payable by them in connection with this Agreement.

5.9        Absence of Changes.  Since December 31, 2013, there has not been a Parent Material Adverse Effect.

5.10      Taxes.  Parent and its Subsidiaries are eligible to claim an exclusion from gross income under Section 883 of the Code for all income described in Section 883(a)(1) of the Code for the current taxable year, all exclusions from gross income previously claimed by Parent and its Subsidiaries pursuant to Section 883 of the Code were properly claimed, and Parent and its Subsidiaries have properly complied with the provisions of Section 883 of the Code and the Treasury Regulations issued thereunder.

5.11      Parent Vessels.

(a)         Ownership of the Parent Vessels.  Parent or one of its Subsidiaries is the sole legal and beneficial owner of each Parent Vessel, and such Parent Vessel is in the sole possession and control of Parent or such applicable Subsidiary.

(b)         Registration, Classification, Compliance.  With respect to each Parent Vessel, except as would not have a Parent Material Adverse Effect:

(i)         the Parent Vessel is properly and permanently registered in the name of Parent or one of its Subsidiaries under and pursuant to the applicable flag state

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and all current fees due and payable in connection with such registration have been, or will at Closing be, paid;

(ii)        the Parent Vessel is entered with the relevant Classification Society;

(iii)       the Parent Vessel is currently within its present classification notation or rating, fully maintained and free of any overdue condition, recommendation or requirement of the relevant Classification Society; and if it is in a port, it is in such condition that it should not be detained by any port state authority or flag state or other authority for any deficiency;

(iv)       the Parent Vessel holds all approvals, authorizations, licenses and Permits required for the continued operation of the Parent Vessel;

(v)        all classification, national, international trading and other certificates required for the continued operation of the Parent Vessel (as a passenger vessel trading internationally) are valid and unextended and the Parent Vessel has on board all class and international trading certificates necessary for such operation, which certificates are valid and unextended and free of all overdue conditions and recommendations.  There are currently no pending requirements for the Parent Vessel’s classification, or any of the Parent Vessel’s approvals, authorizations, licenses, Permits, or any of the Parent Vessel’s trading or other certificates to be withdrawn or modified;

(vi)       the Parent Vessel has been properly and efficiently maintained in accordance with internationally accepted standards for good ship maintenance, is in good operating order, condition and repair and is seaworthy and has been submitted for such periodic or other surveys or inspections from time to time required by the relevant Classification Society and flag state or other appropriate international bodies and has not suffered any material damage or incident;

(vii)      the Parent Vessel is not (i) under, or threatened with, any form of arrest, detention, injunction, confiscation, forfeiture, seizure, taking or requisition; (ii) in the possession of any person other than her master and crew; or (iii) subject to any material Action or material Order involving the United States Coast Guard, the United States Maritime Administration, applicable disclosed flag state authorities or any other Governmental Entity;

(viii)     neither Parent nor any of its Subsidiaries has received a warning letter, penalty letter or notice of violation with respect to any material potential or material unresolved violation, nor is there pending any Action with respect to such material potential or material unresolved violation or to the Knowledge of Parent is there any material potential violation or pending Action of any material potential violation, of any applicable Laws relating to the use or operation of the Parent Vessel or the related Permits;

(ix)       the Parent Vessel has not been used for any illegal purpose under any applicable Law and is in compliance in all material respects with all Laws relating

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to, and the requirements of any government agency having jurisdiction over, the Parent Vessel, the provisions of all IMO conventions and other international conventions (and the provisions of the rules and regulations issued thereunder) applicable to the Parent Vessel now or at any time during the period in which Parent or any of its Subsidiaries operated the Parent Vessel;

(x)        the Parent Vessel has on board valid and up-to-date safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the law of the flag of the Parent Vessel or of any other pertinent jurisdiction, or which would otherwise be deemed necessary by a ship owner acting in accordance with internationally accepted standards for good ship management and operations;

(xi)       no blacklisting or boycotting of any description whatsoever has been applied or currently exists or, to the Knowledge of Parent, is threatened against or in respect of the Parent Vessel;

(xii)      the Parent Vessel is not operating under or committed to any charters or other Contracts that prohibit any of the transactions contemplated by this Agreement;

(xiii)     the Parent Vessel is properly manned by an appropriately certificated master, officers and crew, in compliance with a minimum Safe Manning Certificate issued by the relevant flag state;

(xiv)     the Parent Vessel has on board a valid Safety Management Certificate, with a copy of the relevant Document of Compliance attached, each in compliance with and as defined in the ISM Code;

(xv)      the Parent Vessel has on board a valid International Ship Security Certificate in accordance with and as defined in the International Ship and Port Security Code adopted by the IMO; and

(xvi)     Parent does not have Knowledge of any information that would indicate or otherwise suggest a possible material diminution in value of the Parent Vessel that does not apply to all other comparable passenger vessels in the market generally.

5.12      Environmental Matters.

(a)         Parent and its Subsidiaries are, and have been at all times since January 1, 2012, in material compliance with all Environmental Laws, which compliance includes applicable financial assurance and obtaining, maintaining, complying with and timely applying for renewal of all Permits that are required under Environmental Laws.

(b)         There are no pending or, to the Knowledge of Parent, threatened Actions under Environmental Laws against Parent or any of its Subsidiaries that would reasonably be expected to result in Parent or any Subsidiary incurring material liabilities under Environmental Laws.

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(c)         There has been no release, emission, spill or discharge of Hazardous Materials by Parent or any of its Subsidiaries at the Leased Real Property or into or from Parent Vessels or, to Knowledge of Parent, formerly owned, leased, chartered or operated real property or vessels or, to Knowledge of Parent, at or from any third party disposal site to which Parent or any of its Subsidiaries arranged for the disposal of Hazardous Materials that requires investigation, assessment, cleanup, remediation or other corrective or response action by Parent or any of its Subsidiaries and which would reasonably be expected to result in Parent or any of its Subsidiaries incurring material liabilities under Environmental Laws.

(d)         To the Knowledge of Parent, the Parent Vessels are free of asbestos containing materials, refrigerants banned under Environmental Law and polychlorinated biphenyl containing electrical in all material respects; to the Knowledge of Parent, no current facts, circumstances or conditions exist with respect to Parent, any of its Subsidiaries, the Parent Vessels, leased real property of Parent or any formerly owned, leased, chartered or operated real property or vessels, that would reasonably be expected to result in Parent or any of its Subsidiaries incurring material liabilities under Environmental Laws or otherwise incur unbudgeted and material capital expenditures to achieve or maintain compliance with Environmental Laws.

5.13      Issuance of Parent Ordinary Shares.  The Parent Ordinary Shares included in the Aggregate Stock Consideration, when issued by Parent in accordance with this Agreement, will be duly issued, fully paid, non-assessable and free and clear of any Liens (other than any restrictions under the Parent Shareholders’ Agreement and arising under applicable securities Laws).

5.14      Information Statements.  None of the information supplied or to be supplied by Parent for inclusion in the Information Statements or any amendment or supplement thereto (other than any of the information supplied or to be supplied by the Company or its Subsidiaries for inclusion therein) will contain, as of the date of the mailing of such document or as of the Closing Date, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.15      Anti-Corruption and Anti-Bribery Laws.  Neither Parent and its Subsidiaries, nor, to the Knowledge of Parent, any of their respective officers, directors, employees, agents, representatives, consultants, or other persons associated with or acting for or on behalf of Parent or its Subsidiaries, has, directly or indirectly, in connection with the operation of their business:

(a)         made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such government official, candidate, party or campaign, (B) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature, or (E)

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otherwise securing any improper advantage, in each case, in violation of any applicable anti-corruption or anti-bribery Law;

(b)         paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature;

(c)         made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;

(d)         established or maintained any unlawful fund of corporate monies or other properties;

(e)         created or caused the creation of any false or inaccurate books and records of Parent related to any of the foregoing; or

(f)          otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or any other applicable anti-corruption or anti-bribery Law.

For purposes of this provision, “government official” includes any officer or employee of a government or any department, agency or instrumentality thereof (including wholly or partially owned enterprises or institutions), or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization.

5.16      Economic Sanctions.

(a)         None of Parent or its Subsidiaries or, nor to the Knowledge of Parent, their respective directors, officers, employees or agents (i) is a person with whom transactions are prohibited or limited under any economic sanctions Laws, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury, the European Union, the United Kingdom or the United Nations Security Council; or (ii) within the last five years has done business in or with Cuba, Iran, Sudan, or Syria, or any Person that is the target of U.S. sanctions.

(b)         Within the past five years, none of Parent or its Subsidiaries has made any voluntary disclosures to U.S. Governmental Entities under U.S. economic sanctions Laws or U.S. export control Laws and, to the Knowledge of Parent, none of Parent or its Subsidiaries has been the subject of any governmental investigation or inquiry regarding the compliance of Parent or its Subsidiaries with such Laws, nor have Parent or its Subsidiaries been assessed any fine or penalty in regard to compliance with such Laws.

5.17      No Brokers or Finders.  Except as set forth on Schedule 5.17, no agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Parent or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions arising in connection with this Agreement or the transactions contemplated by this Agreement.

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Article VI

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS’

REPRESENTATIVE

The Stockholders’ Representative represents and warrants as of the date hereof and as of the Closing Date as follows:

6.1        Organization and Related Matters.  The Stockholders’ Representative is a limited partnership, duly organized, validly existing and in good standing under the Laws of Delaware.  The Stockholders’ Representative has the necessary power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party.  The Stockholders’ Representative has all necessary power and authority to carry on its business as now being conducted.

6.2        Authorization; No Conflicts.

(a)         The execution, delivery and performance by the Stockholders’ Representative of this Agreement and when executed and delivered at or prior to Closing, the other Transaction Documents to which the Stockholders’ Representative is a party, and the consummation by the Stockholders’ Representative of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Stockholders’ Representative.  This Agreement has been duly executed and delivered by the Stockholders’ Representative and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legally valid and binding obligation of the Stockholders’ Representative, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

(b)         The execution, delivery and performance by the Stockholders’ Representative of this Agreement and when executed and delivered at or prior to Closing, the other Transaction Documents to which the Stockholders’ Representative is a party, will not (i) conflict with or result in a violation or breach of any provision of any Law or Order applicable to the Stockholders’ Representative or its Affiliates, (ii) violate, or constitute a breach or default (whether upon lapse of time or the occurrence of any act or event or otherwise) under the charter documents or bylaws of the Stockholders’ Representative or its Affiliates, or (iii) require the consent, notice or other action by any Person under any Contract to which the Stockholders’ Representative or any of its Affiliates is a party, except in the case of the foregoing (i) and (iii) for any such breaches, default or Approvals which have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Stockholders’ Representative’s ability to perform its obligations under this Agreement and the other Transaction Documents.  Except (y) as set forth on Schedule 6.2(b), and (z) for such Approvals, Permits, Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the Stockholders’ Representative’s ability to perform its obligations under this Agreement and the other Transaction Documents, no consent, Approval, Permit, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Stockholders’ Representative in connection with the execution and delivery of this

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Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Article VII

COVENANTS

7.1        Access and Confidentiality.

(a)         From the date hereof until the Effective Time, the Company and its Subsidiaries shall authorize and permit Parent and its Representatives to have reasonable access during normal business hours upon reasonable notice to (i) the facilities and assets of the Company and its Subsidiaries, including the Company Vessels, for, among other purposes, the conduct of appraisals and environmental and compliance related assessments, (ii) the properties, Contracts, books and records relating to the Company and its Subsidiaries (including working papers and data in the possession of the Company’s or its Subsidiaries’ or their respective independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s or any of its Subsidiaries’ systems of internal control) (provided, that the Company and its Subsidiaries shall not be required to afford such access or furnish such documents if such access or disclosure would reasonably be expected to result in the loss of attorney-client privilege, it being understood that if any information is withheld by the Company or its Subsidiaries pursuant to the foregoing, the Company shall inform Parent as to the general nature of the information being withheld) and (iii) the officers of the Company and its Subsidiaries.  During such period, the Company shall furnish as promptly as practicable such information concerning the businesses, properties and personnel of the Company and its Subsidiaries as Parent shall reasonably request.  All requests for access to such facilities, assets, properties, books and records and other information shall be made to such of the Company’s Representatives as the Company shall designate, who shall be responsible for coordinating and shall coordinate all such requests and all access permitted hereunder.  Prior to the Closing, the Company shall generally keep Parent informed as to all material matters involving the operations and businesses of the Company and each of its Subsidiaries.  Any information provided to Parent or its Representatives in accordance with this Section 7.1 shall be subject to the terms of the confidentiality agreement dated June 24, 2014, between Parent and the Company (the “Confidentiality Agreement”).  Subject to the limitations and restrictions set forth in, and without expanding the obligations of the parties under, this Section 7.1 and Law, the Company and its Subsidiaries shall reasonably cooperate with Parent to facilitate the planning of the integration of the parties and their respective business after the Closing Date.

(b)         The Parties acknowledge that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.  Each of the Company and Parent agrees that it, its Affiliates and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence until the transactions contemplated hereby are jointly publicly announced by the Parties.  At no time shall any Party disclose any of the non-public terms of this Agreement or any non-public information about the other Party to any other Person without the prior written consent of the Party about which such non-public information relates.  Notwithstanding anything to the contrary in the foregoing, each of the Company and Parent shall be permitted to disclose any and all terms of this Agreement to its financial, tax and legal advisors (each of whom is subject to a similar obligation of

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confidentiality), and to the extent necessary in compliance with applicable Law and the rules of NASDAQ.

(c)         Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release, public filing or other public statements with respect to the transactions contemplated by this Agreement, and, prior to the Closing, shall not issue any such press release or make any such public filing or public statement prior to such consultation, except as may be required by Law, court process or the rules and regulations of any national securities exchange or national securities quotation system; provided, however, that the foregoing shall not apply to any release or other public statement to the extent containing information that is consistent with and does not contain any material new information or departures from the joint press release referred to above or any other release or public statement previously issued or made in accordance with this Section 7.1(c).  The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated hereby following execution of this Agreement shall be in the form heretofore agreed to by Parent and the Company.  Except as expressly contemplated by this Agreement (including the first sentence of this Section 7.1(c)) or as required by Law, no Party shall issue any press release or make any public filing or public statement regarding the other Party or the other Party’s operations, directors, officers or employees without obtaining the other party’s prior written consent.  For the avoidance of doubt, nothing in this Section 7.1(c) shall restrict any disclosure of information made by or on behalf of the Company or any of its Affiliates to any direct or indirect investors in any such Person or any disclosure by any such Person of a general description of the transaction in connection with the normal fundraising and related marketing, informational or reporting activities of such Person. The Parties shall consult and coordinate with each other regarding any pre-Closing communication between the Company and its employees, contributors, vendors, advertisers and other customers regarding this Agreement and the transactions contemplated hereby.

7.2        Conduct of Business.

(a)         Conduct of Business of the Company.  During the period from the date hereof until the earlier of the termination of this Agreement and the Effective Time, except as set forth on Schedule 7.2(a) or as otherwise expressly provided for in this Agreement (including the Pre-Closing Recapitalization) or required by Law, (1) the Company agrees that it shall, and shall cause its Subsidiaries to, (A) conduct the business of the Company and its Subsidiaries only in the ordinary course of business consistent with past practice, and (B) use their reasonable best efforts to preserve the present business operations, organization, franchise and goodwill of the Company and its Subsidiaries and preserve the present relationships with Persons having material business dealings with the Company and its Subsidiaries (including ship builders, material customers, material travel agents, insurers, material suppliers, lenders and regulators), and (2) in addition to and without limiting the generality of the foregoing, the Company agrees that it and its Subsidiaries shall not, in each case without the prior written consent of Parent (which, in the case of Sections 7.2(a)(v), 7.2(a)(vi), 7.2(a)(vii), 7.2(a)(viii) and 7.2(a)(xiv), shall not be unreasonably withheld, conditioned or delayed):

(i)         declare, set aside, make or pay any dividend (including any dividend or distribution of securities convertible into capital stock or shares, as

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applicable) or other distribution in respect of any Company Note or any Equity Interest of the Company or make any other Prohibited Payment to any Company Stockholder or Affiliate;

(ii)        (x) pay its accounts payable, collect its accounts receivable or otherwise change or modify its credit, collection or payment policies, procedures or practices, in each case, in any manner other than in the ordinary course consistent with past practice, make or fail to make any capital expenditures or commitments other than in a manner materially consistent with the Company’s 2014 annual capital expenditure forecast, or (y) other than in connection with obtaining the Financing Consent and the Mortgage Consent (which, for the avoidance of doubt, shall be governed by Sections 7.4(b) and 7.4(c)), make any payment to a third party (other than immaterial amounts) in connection with obtaining the Required Consents or any such third party’s consent to the Merger and the transactions contemplated by this Agreement;

(iii)       (A) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness (other than (i) revolver borrowings in the ordinary course of business pursuant to revolving facilities in place on the date hereof, (ii) hedging transactions consistent with past practice and (iii) capital lease obligations and other Indebtedness incurred in the ordinary course of business in an aggregate principal amount of less than $1,000,000 in the aggregate), (B) pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness of the Company or any of its Subsidiaries (other than (i) revolver borrowings in the ordinary course of business pursuant to revolving facilities in place on the date hereof, (ii) hedging transactions consistent with past practice and (iii) any mandatory or scheduled payments); or (C) modify the terms of any Indebtedness;

(iv)       except as required by any Employee Plan or agreement in existence on the date of this Agreement: (A) increase the salary or other compensation of any Employee of the Company or any of its Subsidiaries, (B) enter into or amend any contract of employment providing for annual compensation in excess of $150,000, (C) grant or agree to grant any bonus or unusual or extraordinary benefit or direct or indirect compensation to any member of the Company Board of Directors or any Employee, excluding, for the avoidance of doubt, annual bonuses required to be paid in respect of fiscal year 2014 pursuant to an Employee Plan disclosed on Schedule 4.15(b)(i) in accordance with the terms of such Employee Plan as in effect on the date of this Agreement, (D) increase the coverage or benefits available under any (or create any new) change in control plan, severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the members of the Company Board of Directors, officers, Employees, agents, other service providers or representatives of the Company or any of its Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or expand the coverage of any such plan or arrangement to any of the foregoing individuals not covered as of the date hereof, (E) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any members of the Company Board of

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Directors or officers of the Company or any of its Subsidiaries (or amend any such agreement to which the Company or any of its Subsidiaries is currently a party), (F) terminate or demote any executive officer of the Company or its Subsidiaries other than for cause, or hire or promote any person to an executive officer position or (G) enter into any labor or collective bargaining or similar agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of its Subsidiaries;

(v)        (A) acquire or lease (other than charters in the ordinary course of business consistent with past practice) any vessel or other material properties or assets (whether tangible or intangible) or (B) sell, transfer, lease, license, mortgage, subject to Lien or otherwise dispose of or encumber any vessel or other material properties or assets (whether tangible or intangible), rights or liabilities except (1) pursuant to any Contracts in effect on the date hereof set forth on Schedule 7.2(a) or entered into in compliance with this Section 7.2(a) (other than charters in the ordinary course of business consistent with past practice), (2) as specifically contemplated by this Agreement or (3) for Permitted Liens;

(vi)       enter into any material leases for new or existing equipment, other than with respect to entering into any lease for new or existing equipment for the replacement of equipment presently leased for which the leasing Contract terminates by the passage of time and on substantially the same terms of such terminated Contract;

(vii)      except as required by its terms, amend, terminate, restate, supplement, waive any rights under or enter into (1) any Material Contract (it being understood that for purposes of this Section 7.2(a)(vii), any Material Contract that has a threshold value of $2,000,000 pursuant to Section 4.10 shall have a threshold value of $1,000,000 and it being understood that charters, travel agent, travel arranger, tour organizer and concessionaire Contracts shall be deemed to not be Material Contracts for purposes of this Agreement), (2) any travel agent, travel arranger, tour organizer or concessionaire Contracts the renewal of which for the calendar year 2015 is not on terms materially consistent with the terms of any such Contracts for the calendar year 2014 (it being understood that any amendment or modification of terms that could reasonably be expected to increase the Company’s or its Subsidiaries’ commission costs by greater than $250,000 shall require the reasonable approval of Parent) and (3) any charter Contract involving payment or other obligations due to the Company or any of its Subsidiaries in excess of $2,000,000;

(viii)     change or amend its certificate of incorporation, bylaws, or equivalent organizational or governing documents of the Company or any of its Subsidiaries;

(ix)       transfer, issue, sell, redeem or acquire for value, pledge, encumber or dispose of any Equity Interests or other securities of, or other ownership interests in, the Company or any of its Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire Equity Interests or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, or any other right, the value of which

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is determined with respect to any Equity Interest, other than upon exercise of outstanding Company Options in accordance with their terms as in effect on the date of this Agreement;

(x)        have the Company S-1 declared effective or take other actions relating to a public offering of the capital stock of the Company or its Subsidiaries prior to the earlier of the Closing and the termination of this Agreement; provided, however, that neither the foregoing nor any other provision of this Agreement shall preclude the Company from filing with the SEC any amendments to the Company S-1, or other documents required to be filed with or furnished to the SEC in connection therewith or taking any action with respect thereto if required by the SEC;

(xi)       effect any stock split, reverse stock split, reorganization, reclassification, combination, recapitalization or other like change with respect to any Equity Interest of the Company;

(xii)      enter into or agree to enter into any merger or consolidation with any other Person or acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or enter into any Contract with respect to any joint venture or partnership arrangement;

(xiii)     make a change in its accounting reporting principles, methods or policies except as required by GAAP or make, change or revoke any material Tax election, amend any material Tax Return, except as otherwise required by applicable Law, settle or compromise any material Tax claim or liability or enter into such a settlement or compromise, enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund, change any annual Tax accounting period, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes;

(xiv)     commence any material lawsuit; or settle or compromise (A) any pending or threatened Action set forth on Schedule 7.2(b)(xiv), (B) any pending or threatened Action with any Company Securityholder or any holder of Company Notes or Company Warrants or (C) any other pending or threatened Action involving or against the Company or any of its Subsidiaries other than settlements or compromises involving only the monetary payment by the Company and its Subsidiaries in an amount not to exceed $250,000 individually or $500,000 in the aggregate with all other such Actions;

(xv)      act in any manner that would reasonably be expected to result in any loss, lapse, abandonment, impairment, invalidity or unenforceability of any material Company Intellectual Property or otherwise assign, transfer, or dispose of any material Company Intellectual Property;

(xvi)     fail to take any action to preserve and maintain all of its material Permits; or

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(xvii)    agree to or make any commitment to take any actions prohibited by this Section7.2(a);

provided, that notwithstanding the foregoing, (x) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations for purposes of the HSR Act or other Antitrust Laws prior to the Closing Date, (y) no consent of Parent shall be required with respect to any matter set forth in this Agreement to the extent the requirement of such consents would violate any Antitrust Laws and (z) any amendments, consents and waivers or other arrangements necessary to obtain the Financing Consent and the Mortgage Consent shall not be prohibited by this Section 7.2 (and shall instead be governed by Sections 7.4(b) and 7.4(c), respectively).

(b)         Conduct of Business of Parent.  During the period from the date hereof until the earlier of the termination of this Agreement and the Effective Time, except as set forth on Schedule 7.2(b) or as otherwise expressly provided for in this Agreement, including Parent’s obligations in respect of the Debt Financing, or as required by Law, (i) Parent agrees that it shall, and shall cause its Subsidiaries to, (A) conduct the business of Parent and its Subsidiaries only in the ordinary course of business consistent with past practice, and (B) use their reasonable best efforts to preserve the present business operations, organization, franchise and goodwill of Parent and its Subsidiaries and preserve the present relationships with Persons having material business dealings with Parent and its Subsidiaries (including ship builders, material customers, material travel agents, insurers, material suppliers, lenders and regulators), and (ii) in addition to and without limiting the generality of the foregoing, Parent agrees that it and its Subsidiaries shall not, in each case without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)         change or amend its certificate of incorporation, bylaws, or equivalent organizational or governing documents of Parent or any of its Subsidiaries;

(ii)        effect any stock split, reverse stock split, reorganization, reclassification, combination, recapitalization or other like change with respect to the Parent Ordinary Shares;

(iii)       knowingly take any action to cause the Parent Ordinary Shares to cease to be eligible for listing on NASDAQ;

(iv)       adopt a plan of complete or partial liquidation of Parent or resolutions providing for or authorizing such a liquidation or a dissolution or restructuring of Parent; or

(v)        agree to or make any commitment to take any actions prohibited by this Section 7.2(b);

provided, that notwithstanding the foregoing, (x) nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations for purposes of the HSR Act or other Antitrust Laws prior to the Closing Date and (y) no consent of the Company shall be required with respect to any matter set forth in this Agreement to the extent the requirement of such consents would violate any Antitrust Laws.

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7.3        Efforts; No Inconsistent Action.

(a)         Subject to the terms and conditions of this Agreement, Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things commercially reasonable and necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including to (i) comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated by this Agreement including furnishing all information required by applicable Law in connection with the Approvals of the Governmental Entities set forth on Schedule 8.1(b), (ii) satisfy the conditions precedent to the obligations of such Party hereto, (iii) obtain all Approvals of, or any exemption by, or negative clearance from, or the expiration or early termination of any waiting period imposed by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, its Affiliates, the Company or its Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, and (iv) effect all registrations and filings necessary for the operation of the business of the Company and its Subsidiaries.  Parent and the Company shall not, and shall cause their respective Subsidiaries not to, take any action inconsistent with their obligations under this Agreement that would materially hinder or delay the consummation of the transactions contemplated by this Agreement.  Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate with each other to the extent reasonable in connection with the foregoing.  To the extent permitted by applicable Law, Parent and the Company shall inform the other Party of any oral or written communication with a Governmental Entity or third party with respect to the transactions contemplated by this Agreement and provide the other Party the opportunity to make copies of and review and comment upon all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such Party or its Representatives, on the one hand, and any Governmental Entity or third party, on the other hand, with respect to the transactions contemplated by this Agreement.  Parent and the Company acknowledge that all such information provided pursuant to the foregoing sentence shall be subject to the terms of the Confidentiality Agreement.

(b)         In furtherance and not in limitation of the foregoing, Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to file applications or make filings under the HSR Act and the other applicable antitrust Laws or regulations issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition (“Antitrust Laws”) as promptly as practicable following the date hereof and in any event no later than ten (10) Business Days following the date hereof.  Parent and the Company shall each pay an equal share of all application or filing fees with respect to such applications or filings.  Parent’s and the Company’s respective reasonable best efforts to obtain any such Approvals include promptly responding to any requests for information from a Governmental Entity.

(c)         Subject to applicable Law relating to the exchange of information, Parent shall have the right (i) to direct all matters with any Governmental Entity relating to the transactions contemplated by this Agreement, and (ii) to review in advance, and direct the revision of, any filing, application, notification or other document to be submitted by the

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Company or its Subsidiaries to any Governmental Entity under any Antitrust Law; provided, that to the extent practicable, Parent shall consult with the Company and consider the views of the Company with respect to such filing, application, notification or other document (including any formal or informal request for supplemental information or documentary material from any Governmental Entity).  If Parent or any Affiliate of Parent receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to any of the transactions contemplated by this Agreement, then Parent shall use reasonable best efforts to make or cause to be made, as soon as reasonably practicable, a response in compliance with such request.  If the Company or any Affiliate of the Company or any of its Subsidiaries receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to any of the transactions contemplated by this Agreement, then the Company shall use reasonable best efforts to make or cause to be made a response in compliance with such request.  Neither Parent nor the Company shall, without the prior written consent of the other Party, permit any of such first Party’s respective Representatives to participate in any meeting with any Governmental Entity relating to the transactions contemplated by this Agreement unless such first Party consults with the other Party in advance and, to the extent permitted by such Governmental Entity, grants such other Party the opportunity to attend and lead the discussions at such meeting.

(d)         All documents required to be filed by any of the Parties or any of their respective Affiliates with any Governmental Entity in connection with the transactions contemplated by this Agreement shall comply in all material respects with the provisions of applicable Law.

7.4        Third Party Consents.

(a)         Subject to the remainder of this Section 7.4, the Company shall, and shall cause its Subsidiaries to, cooperate and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things commercially reasonable and necessary, proper or advisable to consummate to obtain all approvals or consents of any private third party required to be obtained or made by the Company or its Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement which shall include using reasonable best efforts to obtain, among other necessary consents (if any), the consents set forth on Schedule 7.4(a) (excluding, for the avoidance of doubt, the Financing Consent and the Mortgage Consent, the “Required Consents”).  To the extent permitted by applicable Law, the Company shall inform Parent of any oral or written communication with a third party with respect to the transactions contemplated by this Agreement and provide Parent the opportunity to make copies of and review and comment upon all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Company or its Representatives, on the one hand, and any third party, on the other hand, with respect to the transactions contemplated by this Agreement.  Parent acknowledges that all such information provided pursuant to the foregoing sentence shall be subject to the terms of the Confidentiality Agreement.

(b)         From the date hereof until the Closing, the Company shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, use its reasonable best efforts to obtain, in consultation with Parent, all approvals or consents set forth on Schedule 7.4(b) from the Person(s) listed on such Schedule 7.4(b) (the “Financing Consent”) with the

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form and substance of any such amendment, consent or waiver, including any expenditures related thereto (other than immaterial amounts), being subject in all cases to the prior written approval of Parent.

(c)         From the date hereof until the Closing, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries and Representatives to, use its reasonable best efforts to obtain (in consultation with each other) all approvals or consents set forth on Schedule 7.4(c) from the Person(s) listed on such Schedule 7.4(c) (the “Mortgage Consent”) with the form and substance of any such amendment, consent or waiver, including any expenditures related thereto (other than immaterial amounts), being subject in all cases to the prior written approval of Parent.

(d)         From the date hereof until the Closing, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries and Representatives to, use its reasonable best efforts to obtain (in consultation with each other) the amendments to the agreements set forth on Schedule 7.4(d) in the manner set forth on such Schedule 7.4(d) with the form and substance of any such amendment, including any expenditures related thereto, being subject in all cases to the prior written approval of Parent.

(e)         Notwithstanding anything in this Agreement to the contrary, while the Company and its Subsidiaries shall be required to exercise their reasonable best efforts to obtain the amendments, consents and waivers contemplated by Section 7.4(a), 7.4(b) and 7.4(d), the failure to obtain any such amendments, consents or waivers (in and of itself) shall in no event constitute the failure to satisfy any condition of any Party to consummate the Closing.

7.5        Cooperation with Financing.

(a)         Each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Debt Financing at Closing (giving effect to the timing of the Marketing Period) on the terms and conditions described in the Debt Financing Commitments; provided, that Parent and Merger Sub may (x) amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date of this Agreement and, in connection therewith, amend the economic and other arrangements with respect to existing and additional lenders, lead arrangers, bookrunners, syndication agents or similar entities, (y) amend the Debt Financing Commitments to implement any flex provisions applicable thereto or (z) otherwise replace or amend, or agree to any waivers in respect of, the Debt Financing Commitments, so long as, in each case, (A) such action would not reasonably be expected to materially delay or prevent the Closing or impair the availability of the Debt Financing Commitments or reduce the aggregate amount of cash proceeds available to consummate the transactions contemplated by this Agreement and to pay all amounts payable by Parent in connection with this Agreement on the Closing Date, (B) the terms thereof are not less beneficial to Parent and Merger Sub, with respect to conditionality or enforcement, or less beneficial to the Company, than those in the Debt Financing Commitments as in effect on the date of this Agreement and (C) such action does not in any way alter the pricing or other economic terms of the Debt Financing Commitments as in effect on the date hereof, other than pursuant to any reallocation of the economics as a result of the addition of any lenders, agents or titles described in clause (x) of this paragraph or to implement any flex

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provisions applicable to the Debt Financing Commitments.  Such reasonable best efforts shall include using reasonable best efforts to:

(i)         take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable in connection therewith (irrespective of whether the Mortgage Consent has been delivered);

(ii)        obtain all Approvals from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement;

(iii)       maintain in effect the Debt Financing Commitments until the earlier to occur of (x) the consummation of the transactions contemplated by this Agreement and (y) the termination of this Agreement in accordance with Article IX (including with respect to any backstop commitment, maintaining such commitment until such time as the Financing Consent has been received);

(iv)       satisfy on a timely basis all conditions applicable to Parent and Merger Sub in the Debt Financing Commitments and the Definitive Financing Agreements that are within its control (including by consummating the Debt Financing when required pursuant to the terms of the Debt Financing Commitments and this Agreement) and otherwise comply with its obligations thereunder;

(v)        negotiate definitive agreements with respect thereto on the terms and conditions (including, to the extent the same are exercised, the flex provisions) contemplated by the Debt Financing Commitments (the “Definitive Financing Agreements”);

(vi)       if all of the conditions to Parent’s and Merger Sub’s obligations under Section 8.2 (other than those conditions that, by their terms, will be satisfied on the Closing Date) have been satisfied or waived and the Marketing Period has ended, consummate the Debt Financing at Closing; and

(vii)      if a Tolling Event occurs, use reasonable best efforts to remedy such Tolling Event as soon as reasonably practicable; and

(viii)     cause the Debt Financing Sources and other persons providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Merger and the other transactions contemplated hereby, including by taking enforcement action to cause such Debt Financing Sources and other Persons providing the Debt Financing to fund such Debt Financing.

(b)         Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (and in any event within two (2) Business Days after obtaining knowledge) of: (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Debt Financing Commitment or Definitive Financing Agreement, (B) the receipt of any written notice or other written communication from any person with

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respect to any: (x) actual or potential breach, default, termination or repudiation by any party to any Debt Financing Commitment or Definitive Financing Agreement or (y) material dispute or disagreement between or among any parties to any Debt Financing Commitment or Definitive Financing Agreement, (C) any Debt Financing Commitment or Definitive Financing Agreement, as applicable, expiring or being terminated for any reason, (D) any Debt Financing Source that is a party to any Debt Financing Commitment notifying Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, and (E) for any reason Parent no longer believes in good faith that it will be able to obtain all of the financing contemplated by the Debt Financing Commitments on the terms described therein.  As soon as reasonably practicable, but in any event within two (2) Business Days after the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (A) to (E) of the immediately preceding sentence.  Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing, including as to the Financing Election.

(c)         If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitments, or if any Debt Financing Commitment shall be terminated, Parent shall use its reasonable best efforts to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event (and no later than the earlier of (1) the last calendar day of the Marketing Period and (2) the Business Day immediately prior to the Outside Date) and, if obtained, to provide the Company with a copy of such new financing commitment; it being understood that Parent shall have no obligation to accept terms that are materially less favorable, taken as a whole (after taking into account any flex provisions), to Parent than those included in the Debt Financing Commitments as of the date hereof.  For purposes of this Agreement, the definitions of “Debt Financing Commitments,” “Debt Financing” and related definitions shall include the Debt Financing Commitments and any document related thereto as the same may be amended, waived, modified or replaced pursuant to this Section 7.5.

(d)         Prior to the Closing Date, each of Parent and Merger Sub shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to cooperate with and otherwise assist the Company in obtaining the amendments, consents and waivers contemplated by Section 7.4(b).

(e)         Prior to the Closing the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, at Parent’s sole expense, use reasonable best efforts to provide to Parent and Merger Sub such cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing and the marketing thereof (provided that such cooperation is consistent with applicable Law), including:

(i)         causing its and its Subsidiaries’ management teams, with appropriate seniority and expertise, to participate in, including the preparation for, a reasonable number of meetings, conference calls, presentations, road shows, due diligence sessions, drafting sessions and similar sessions with prospective Debt Financing

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Sources, investors and rating agencies, in each case, upon reasonable advance notice by Parent;

(ii)        (A) assisting with the preparation of reasonable and customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda and similar documents required or reasonably requested by the Debt Financing Sources in connection with the Debt Financing and (B) executing and delivering customary authorization letters and management representation letters;

(iii)       as promptly as reasonably practicable, furnishing Parent and its Debt Financing Sources with the Required Information and other financial and other information regarding the business of the Company and its Subsidiaries as may be reasonably requested by Parent and assisting Parent with Parent’s preparation of pro forma financial information and projections to the extent required by SEC rules and regulations or necessary or reasonably required by the Debt Financing sources to be included in any offering documents; provided that neither the Company nor any of its Subsidiaries or Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(iv)       (A) assisting in the preparation, negotiation, execution and delivery of definitive financing documentation and the schedules and exhibits thereto (including loan agreements, guarantees, collateral agreements, hedging arrangements, legal opinions and officer’s certificates), (B) facilitating the pledging of collateral and (C) using reasonable best efforts to cause accountants to consent to the use of their reports in any material relating to the Debt Financing and to deliver customary comfort letters to the Debt Financing Sources (including negative assurance and change periods) and drafts thereof as reasonably requested by the Debt Financing Sources;

(v)        obtaining customary Payoff Letters and releases and taking all actions as may be required or reasonably requested by Parent in connection with the repayment of all Indebtedness of the kind identified on Schedule 4.5(e) that is intended to be repaid at Closing, including delivering such notices of redemption and other documentation as may be required to satisfy and discharge any indenture or repay the Indebtedness thereunder and in connection therewith release the liens and guarantees thereunder and to obtain acknowledgement of any trustee of such satisfaction, discharge, repayment or release;

(vi)       executing a solvency certificate of the chief financial officer in the form required by the Debt Financing Commitments;

(vii)      furnishing Parent and its Debt Financing Sources promptly with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by Parent; and

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(viii)     causing the taking of corporate and other actions by the Company and its Subsidiaries, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing on the Closing Date and to permit the proceeds thereof to be made available to Parent as of the Closing Date; and cooperating in satisfying the conditions precedent set forth in the Debt Financing Commitments; it being understood and agreed that no such corporate or other action will take effect prior to the Closing Date.

(f)          The Company and its Subsidiaries shall not be required, under the provisions of this Section 7.5 or otherwise, in connection with the Debt Financing to (x) pay any commitment or other similar fee prior to the Closing Date, (y) incur any expense unless such expense is promptly reimbursed by Parent in accordance with Section 7.5(g) or (z) incur any liability under any loan or security document with respect to the Debt Financing prior to the Closing Date or that is not contingent on the Closing.  Notwithstanding the foregoing, (A) no obligation of the Company and its Subsidiaries under any certificate, document or instrument shall be effective until the Closing Date and the Company and its Subsidiaries shall not be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (other than with respect to any authorization letter described in clause (e)(ii)(B) above), (B) the Company and its Subsidiaries shall not be required to issue any offering document prior to the Closing Date, and (C) neither the Company nor any of its Subsidiaries or Representatives shall be required to take any action under this Section 7.5 that would unreasonably and materially interfere with the business or operations of the Company or its Subsidiaries.

(g)         In the event this Agreement is terminated in accordance with its terms, promptly upon request by the Company, Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company and its Subsidiaries in connection with this Section 7.5.  Additionally, Parent shall indemnify and hold harmless the Company and its Affiliates and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants and other authorized agents, advisors or Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with this Section 7.5 or otherwise in connection with the Debt Financing (other than to the extent such losses arise from the gross negligence, bad faith, or material breach of this Agreement by the Company or from information provided in writing by the Company and its Representatives).

(h)         The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to (i) periodically update any Required Information provided by them or on their behalf as may be necessary so that such Required Information (A) is Compliant, (B) meets the applicable requirements set forth in the definition of “Required Information” and (C) would not, after giving effect to such update(s), result in the Marketing Period ceasing to be deemed to have commenced, and (ii) notify Parent in writing if (1) the Company and its Subsidiaries determine that they must restate any financial statements included in the Required Information or (2) the applicable independent accountants of the Company and its Subsidiaries shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Information for which they have provided an opinion.

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(i)          The Company consents to the reasonable use of the Company and its Subsidiaries’ logos in connection with the marketing of any Debt Financing in a manner customary for such financing transactions; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company and its Subsidiaries or the reputation or goodwill of the Company and its Subsidiaries.

(j)          Notwithstanding anything in this Section 7.5 to the contrary, in no event shall Parent or Merger Sub have any obligation to seek the Mortgage Consent pursuant to the terms of this Section 7.5 (and any such obligation instead shall be governed solely by Section 7.4(c)).

7.6        No Solicitation of Other Bids.

(a)         The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries or discussions regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Subsidiaries) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any of its Subsidiaries; (ii) the issuance or acquisition of Equity Interests of the Company or any of its Subsidiaries; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s or any of its Subsidiaries’ properties or assets.  The Company shall be deemed responsible for any breaches of this Section 7.6 by any of the Company’s Affiliates or Representatives.

(b)         In addition to the other obligations under this Section 7.6, the Company shall immediately advise Parent in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

7.7        Section 16 Matters.  Prior to the Closing, Parent shall take all such steps as may be required to cause any acquisitions of Parent Ordinary Shares resulting from the transactions contemplated by this Agreement by each individual who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act to the fullest extent permitted by applicable Law.

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7.8        Preparation of Information Statements.

(a)         As soon as reasonably practicable (but no later than fifteen (15) Business Days) following the date of this Agreement, Parent will, with the assistance of the Company, prepare and file with the SEC an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act related to this Agreement and the transactions contemplated hereby (such documents, including any amendment or supplement thereto, the “14C Information Statement”).  Parent and the Company will cooperate with each other in the preparation of the 14C Information Statement.  Without limiting the generality of the foregoing, the Company will furnish to Parent the information relating to it and its Subsidiaries required by applicable Law to be set forth in the 14C Information Statement.  Parent will use its reasonable best efforts to resolve all SEC comments with respect to the 14C Information Statement as promptly as reasonably practicable after receipt thereof and to have the 14C Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing.  Each of the Company and Parent agrees to correct any information provided by it for use in the 14C Information Statement which is or becomes false or misleading.  Parent will as soon as reasonably practicable notify the Company of receipt of any comments from the SEC with respect to the 14C Information Statement and any request by the SEC for any amendment to the 14C Information Statement or for additional information and will provide the Company with copies of all such comments and correspondence.  Prior to filing or mailing the 14C Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, Parent will provide the Company a reasonable opportunity to review and to propose comments on such document or response.  Promptly after Parent has resolved all comments to the 14C Information Statement to the satisfaction of the SEC staff or after ten (10) calendar days have passed since the date of filing of the preliminary 14C Information Statement with the SEC without notice from the SEC of its intent to review the 14C Information Statement, Parent will promptly file with the SEC the 14C Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and cause a copy of the 14C Information Statement to be mailed to each shareholder of Parent.

(b)         As soon as reasonably practicable (but no later than thirty (30) calendar days) following the date of this Agreement, Parent will, with the assistance of the Company, prepare and mail to the Company Securityholders a statement related to the issuance of Parent Ordinary Shares to the Company Securityholders in compliance with Regulation D in respect of any investor that does not meet the definition of “accredited investor” (as defined therein) pursuant to the terms hereof, as required by applicable Law (the “Company Securityholders Statement” and together with the 14C Information Statement, the “Information Statements”).  Each of the Company and Parent agrees to correct any information provided by it for use in such statement which is or becomes false or misleading.  Prior to mailing such statement (or any amendment or supplement thereto), Parent will provide the Company a reasonable opportunity to review and to propose comments on such document.

7.9        Reservation of Parent Ordinary Shares and NASDAQ Listing.  Effective at or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its reserved but unissued Parent Ordinary Shares, the number of Parent Ordinary Shares included in the Aggregate Stock Consideration.  Parent shall take all action necessary to cause

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the Parent Ordinary Shares to be issued in the Merger to be approved for listing on NASDAQ at or prior to the Effective Time.

7.10      Directors’ and Officers’ Indemnification.

(a)         For a period of six (6) years following the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless all current or former directors and officers of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “Covered Person”) against any claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including reasonable attorneys’ fees and disbursements incurred in connection with any Action, whether civil, criminal, administrative or investigative, incurred or suffered by such Covered Person by reason of: (i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company or any of its Subsidiaries or otherwise in connection with the business of the Company or any of its Subsidiaries; or (ii) the fact that he or she is or was a director or officer of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent that the Company or the applicable Subsidiary, or Parent, as the case may be, would have been permitted, under applicable Law, indemnification agreements existing on the date of this Agreement or the organizational or governing documents of the Company or any of its Subsidiaries in effect on the date of this Agreement, to indemnify such Covered Person (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, indemnification agreements, and organizational or governing documents of the Company or any of its Subsidiaries).  Without limiting the foregoing, all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Closing (including with respect to the transactions contemplated hereby) existing as of the date hereof in favor of the Covered Persons, as provided in the organizational or governing documents of the Company or any of its Subsidiaries, as applicable, and pursuant to applicable Law shall survive the transactions contemplated hereby and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than six (6) years after the Closing; provided, however, that if any actual or threatened Action arising out of matters prior to the Closing Date (each a “D&O Claim”) is asserted or made within such period, all rights to indemnification and exculpation (including the advancement of expenses) hereunder in respect of any such D&O Claim shall continue, without diminution, until final resolution of any and all such claims.

(b)         At or prior to the Closing, the Company shall acquire tail policies to the current directors and officers liability insurance of the Company and its Subsidiaries (the “Existing Policies”), covering the Covered Persons, from a reputable and financially sound carrier and in a form acceptable to the Stockholders’ Representative (such approval not to be unreasonably withheld), which tail policies shall (i) be effective for a period from the Closing Date through and including the date that is six (6) years after the Closing Date; (ii) be on terms substantially comparable in all respects to the Existing Policies; and (iii) contain minimum aggregate limits of liability for directors and officers liability insurance coverage for directors and officers of the Company and its Subsidiaries with the amount of coverage at least equal to that of the Existing Policies and deductibles no larger than those customary for such type of insurance coverage.  Following the Closing, Parent shall, and shall cause the Company and its Subsidiaries to, provide copies of such policies to the past, current and future directors and

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officers of the Company and its Subsidiaries entitled to benefit thereof as reasonably requested by such Persons from time to time.

(c)         Parent hereby acknowledges that the Covered Persons may have certain rights to indemnification, advancement of expenses or insurance provided by other Persons.  Parent hereby agrees (i) that Parent and the Surviving Corporation are the indemnitor of first resort (i.e., their obligations to the Covered Persons are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Covered Person are secondary), (ii) that Parent and the Surviving Corporation shall be required to advance the full amount of expenses incurred by any such Covered Persons and shall be liable for the full indemnifiable amounts, without regard to any rights any such Covered Person may have against any such other Person and (iii) that Parent irrevocably waives, relinquishes and releases (and shall cause the Surviving Corporation to irrevocably waive, relinquish and release) such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof.  Parent further agrees that no advancement or payment by any of such other Persons on behalf of any such Covered Person with respect to any claim for which such Covered Person has sought indemnification from Parent or the Surviving Corporation shall affect the foregoing and such other Persons shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Person against Parent and the Surviving Corporation.

(d)         The provisions of this Section 7.10 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, the Covered Persons.

7.11      Employee Matters.

(a)         Company Employees.  For purposes of this Section 7.11, the term “Company Employees” shall include, with respect to the Company and its Subsidiaries, all full-time and part-time employees, employees on workers’ compensation, maternity leave, or disability and employees on other approved leaves of absence with a legal or contractual right to reinstatement.

(b)         Continuing Employees.  During the one year period following the Closing, Parent shall, or shall cause one of its Affiliates to provide each of the Company Employees who continue in employment with the Company and its Subsidiaries following the Closing (each, a “Continuing Employee”) with annual base compensation or wages, as applicable, and employee benefits (other than under any defined benefit pension plans and equity compensation plans and arrangements) that are at least as favorable, in the aggregate, to those provided by Parent and its Subsidiaries to similarly situated employees of Parent and its Subsidiaries.  From and after the Closing Date, Parent shall (or shall cause one of its Affiliates to) use reasonable best efforts to provide the Continuing Employees with service credit for all purposes (other than benefit accrual under any defined benefit pension plan) under any employee benefit plan that is maintained, sponsored, contributed to or required to be contributed to or entered into by Parent or any of its Affiliates for the benefit of any current or former employee, officer or other service provider of Parent or any of its Affiliates to the same extent as such Continuing Employee was entitled to

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service credit under any equivalent Employee Plan in which such Continuing Employee participated immediately prior to the Closing Date.  Parent shall use reasonable best efforts to ensure that any employee benefit plans sponsored by Parent shall not deny Continuing Employees (or their eligible dependents) who participate in such employee benefit plans coverage on the basis of a pre-existing condition or actively-at-work requirement (except to the extent such pre-existing condition or actively-at-work requirement applied under a similar Employee Plan immediately prior to such Continuing Employee’s (or eligible dependents’) eligibility for such employee benefit plan), and shall use reasonable best efforts to cause the employee benefit plans sponsored by Parent to credit Continuing Employees (and their eligible dependents) for any deductibles, co-payments and out-of-pocket expenses paid in the plan year in which the Closing occurs prior to the Closing, to the same extent such credit was given for the current plan year, under a similar Employee Plan. Following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor all Employee Plans and each written Contract set forth on Schedule 4.10(a) between the Company or any of its Subsidiaries, on the one hand, and any Continuing Employees, on the other hand, in accordance with their respective terms. The provisions of this Section 7.11(b) shall not apply to the extent that application would result in a duplication of benefits.  Notwithstanding the foregoing, nothing in this Agreement (i) shall require Parent, the Surviving Corporation or any of their Subsidiaries to continue to employ any particular Company Employee or (ii) shall be construed to prohibit Parent, the Surviving Corporation or any of their Subsidiaries from amending or terminating any employee benefit plan of the Parent, the Company, or any of their respective Subsidiaries.

(c)         Section 280G.  (i) No later than five (5) Business Days prior to the Closing Date, the Company shall solicit and use reasonable best efforts (which shall not require the payment of compensation) to obtain from each Person who is, with respect to the Company or any of its Subsidiaries, a “disqualified individual” (within the meaning of Section 280G of the Code) that has a right to any payments or benefits or potential right to any payments or benefits that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) a waiver of such Person’s rights to any such payments or benefits (the “Waived 280G Benefits”) so that all remaining payments or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), in each case to the extent such waiver is not obtained prior to the date hereof, and (ii) if any such waiver is obtained, no later than three (3) Business Days prior to the Closing Date, solicit and use reasonable best efforts (which shall not require the payment of compensation) to obtain the approval of the Company Stockholders, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, in order to pay any Waived 280G Benefits (the “280G Approval”).  The Company shall provide drafts of such waivers and such stockholder approval materials to Parent for its review, comment and approval prior to obtaining such waivers and soliciting such approval, and the Company shall consider and not unreasonably omit any changes or comments thereto requested by Parent.  The Company shall not pay any of the Waived 280G Benefits if such waived payment is not approved by the Company Stockholders as contemplated above.  Prior to the Closing Date, the Company shall deliver to Parent copies of each executed waiver described above that has been obtained as well as evidence that a vote of the Company Stockholders was solicited in accordance with the provisions of this Section 7.11(c) and that either (A) the 280G Approval was obtained or (B) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided.

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(d)         No Employee or Third Party Beneficiary Rights.  Nothing expressed or implied in this Section 7.11 shall confer upon any current or former Employee of the Company or its Affiliates, Parent or its Affiliates, the Surviving Corporation or its Affiliates or upon any legal representative of such current or former Employee, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.  Nothing in this Section 7.11, express or implied, shall create a third party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any Person other than the Parties hereto.

7.12      Tax Matters.

(a)         Tax Returns.  Prior to the Closing, the Company shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company that are due on or before the Closing Date and shall pay or cause to be paid all Taxes shown due thereon.  All such Tax Returns described in this Section 7.12(a) shall be prepared in a manner consistent with past practice, except as otherwise required by Law.  Except as set forth on Schedule 7.12(a), the Company shall provide Parent with copies of completed drafts of the Tax Returns described in the preceding sentence at least twenty (20) days prior to the due date for filing thereof, along with supporting work papers, for Parent’s review and approval, such approval not to be unreasonably withheld.  Parent and the Company shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that Parent and the Company are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 7.12(c), which resolution shall be binding on the Parties.  After the Closing, Parent shall cause the Company to prepare and file, or cause to be prepared and filed, all U.S. federal income Tax Returns of the Company and its Subsidiaries that are due after the Closing Date with respect to Pre-Closing Tax Periods or the portion of a Straddle Period ending on the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns described in this Section 7.12(a)(ii) shall be prepared in a manner consistent with past practice, except as otherwise required by Law.  Parent shall provide the Stockholders’ Representative with copies of completed drafts of the Tax Returns described in the preceding sentence at least twenty (20) days prior to the due date for filing thereof, along with supporting work papers, for the Stockholders’ Representative’s review and approval, such approval not to be unreasonably withheld.  The Stockholders’ Representative and Parent shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that Parent and the Stockholders’ Representative are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 7.12(c), which resolution shall be binding on the Parties.

(b)         Contests.

(i)         If notice of any legal proceeding with respect to Taxes of the Company or any of its Subsidiaries for which the Company Stockholders may reasonably be expected to be liable pursuant to Section 10.2(d) (each, a “Tax Claim”) shall be received by a Party, the notified Party shall provide the other Party, in writing, notice of such Tax Claim; provided, however, that the failure of Parent to give the Stockholders’ Representative notice as provided herein shall not relieve the Company Stockholders of

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their obligations under Article X, except to the extent that the Company Stockholders are actually and materially prejudiced thereby.

(ii)        The Stockholders’ Representative shall have the right, at the expense of the Company Stockholders to the extent such Tax Claim is subject to indemnification by the Company Stockholders pursuant to Article X and the maximum potential liability of the Company and its Subsidiaries is less than the Cap, to elect to represent the interests of the Company and each of its Subsidiaries in any Tax Claim and to diligently prosecute such Tax Claim; provided, that (A) the Stockholders’ Representative shall not settle such Tax Claim without the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed and (B) Parent shall be entitled to participate fully in the contest of such Tax Claim, including by receiving copies of any information requests, notices or other written materials received or prepared by the Stockholders’ Representative in connection with such Tax Claim and having the opportunity to make reasonable comments to any such written materials, attending all in-person or telephonic meetings with any Governmental Entity with respect to such Tax Claim, and receiving regular updates from the Stockholders’ Representative with respect to the status of such Tax Claim.

(iii)       If the Stockholders’ Representative does not elect to control the contest, or the Stockholders’ Representative is not eligible to control the contest because the maximum potential liability exceeds the Cap, of a Tax Claim described in Section 7.2(b)(ii), Parent shall control and diligently prosecute such Tax Claim at the expense of the Company Stockholders pursuant to Article X (such expenses to be recovered solely from the Escrow Account); provided, that (A) Parent shall not settle such Tax Claim without the consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed and (B) the Stockholders’ Representative shall be entitled to participate fully in the contest of such Tax Claim, including by receiving copies of any information requests, notices or other written materials received or prepared by Parent, the Company or its Subsidiaries in connection with such Tax Claim and having the opportunity to make reasonable comments to any such written materials, attending all in-person or telephonic meetings with any Governmental Entity with respect to such Tax Claim, and receiving regular updates from Parent with respect to the status of such Tax Claim.

(c)         Information and Cooperation.

(i)         Parent and the Stockholders’ Representative agree to furnish or cause to be furnished to each other, upon request, in a timely manner, such information (including access to books and records) and assistance relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

(ii)        Parent and the Stockholders’ Representative will cooperate with each other in the conduct of any audit or other proceedings involving the Company or its Subsidiaries for any Tax purposes and each will execute and deliver such powers of

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attorney and other documents as are reasonably necessary to carry out the intent of this Section 7.12(c)(ii).

(iii)       Any dispute as to any matter covered hereby shall be resolved by the Independent Auditor.  The fees and expenses of the Independent Auditor shall be borne equally by the Company Stockholders, on the one hand, and Parent on the other.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the Party responsible for preparing such Tax Return deems correct; provided that if the position of the Company Stockholders is accepted in whole or in part by the Independent Auditor, then Parent shall amend such Tax Return to be consistent with the Independent Auditor’s determination if requested by the Stockholders’ Representative.

(d)         Transfer Taxes.  All Transfer Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement (including costs and expenses incurred in connection therewith) shall be paid by Parent.  Subject to applicable Law, the Company shall file (or cause to be filed) all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and to the extent required by applicable Law, Parent and the Stockholders’ Representative shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.  Parent and the Stockholders’ Representative shall, and shall cause their Affiliates to, cooperate to obtain any exemption reasonably available with respect to such Transfer Taxes, and Parent shall reimburse the Stockholders’ Representative for any Transfer Taxes paid by the Stockholders’ Representative.

(e)         Tax Sharing Agreements.  All tax allocation, indemnification or sharing agreements, policies, arrangements and practices of the Company or any of its Subsidiaries shall be terminated prior to the Closing Date.  After such date, none of the Company, its Subsidiaries, the Company Stockholders, Parent or any of their respective Affiliates will have any further rights or liabilities thereunder.

(f)          Tax Elections. Parent shall not, without the prior consent of the Stockholders’ Representative (which may, in its sole and absolute discretion, withhold such consent), make, or cause to permit to be made, any Tax election pursuant to Section 338 of the Code.

(g)         Exclusivity.  In the event of a conflict between the provisions of this Section 7.12, on the one hand, and the provisions of Section 10.5, on the other, the provisions of this Section 7.12 shall control.

7.13      Director and Officer Resignations.  The Company shall use reasonable best efforts to obtain resignations, effective as of the Closing, in form and substance reasonably satisfactory to Parent from the directors, managers and officers of the Company and its Subsidiaries as requested by Parent at least five (5) Business Days prior to Closing.

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Article VIII

CONDITIONS PRECEDENT

8.1        General Conditions.  The obligations of Parent and the Company to effect the Closing shall be subject to the following conditions, unless waived in writing by each of the Parties:

(a)         No Orders; Actions.  At the Closing, (i) no Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity that prohibits any of the transactions contemplated by this Agreement or makes illegal the consummation of any of the transactions contemplated by this Agreement, and (ii) no Action shall have been commenced by any Governmental Entity that seeks to prohibit or enjoin the transactions contemplated by this Agreement.

(b)         Approvals.  All Approvals required by applicable Law to be obtained from the Governmental Entities set forth on Schedule 8.1(b) to consummate the transactions contemplated by this Agreement shall have been received or obtained on or prior to the Closing Date.

(c)         Schedule 14c-2.  Twenty (20) calendar days shall have elapsed since Parent filed with the SEC the 14C Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act.

8.2        Conditions to Obligation of Parent.  The obligation of Parent to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Parent:

(a)         Representations and Warranties of the Company.  The representations and warranties of the Company contained herein (other than the Company Fundamental Representations) shall be true and correct in all respects (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Company Material Adverse Effect” or “material”) as of the Closing Date with the same effect as though made at and as of such date (unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all respects as of such date without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Company Material Adverse Effect” or “material”), except to the extent that the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company Fundamental Representations (other than Section 4.2) shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date (unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such date).  Section 4.2 shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date (unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all respects as of such date), except for inaccuracies that are de minimis.

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(b)         Covenants of the Company.  The Company shall have performed in all material respects the obligations and complied in all material respects with the covenants set forth in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

(c)         Company Material Adverse Effect.  Since the date hereof, there has not been or arisen any event, occurrence, fact, condition, circumstance or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)         Condition and Status of Vessels.  Each of the Company Vessels shall be safely afloat as of the Closing (except to the extent in a scheduled dry-dock) and, since the date hereof, there has been no (i) actual or constructive total loss of a Company Vessel, or (ii) damage to a Company Vessel to an extent that would make repair thereof uneconomical or render such Company Vessel permanently unfit for normal use.

(e)         Payoff Letters.  The Company shall have delivered to Parent payoff letters in customary form relating to the Credit Agreements (the “Payoff Letters”) and documentation in customary form evidencing the release of Liens under the Credit Agreements (subject in each case to delivery of the Payoff Amounts), which Payoff Letters shall state (i) the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, or similar obligations related to any borrowings under each of the Credit Agreements as of the Closing Date (and the daily accrual thereafter) (such amount as of the Closing Date, the “Payoff Amounts”), (ii) that upon receipt of the relevant Payoff Amounts, the Credit Agreements and related instruments evidencing the Credit Agreements and all documentation entered into in connection with the Credit Agreements shall be terminated or satisfied and discharged and (iii) that all Liens and all guarantees in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such borrowings or obligations under the Credit Agreements shall be, upon the payment of the Payoff Amounts on the Closing Date, released and terminated.

(f)          Consents.  The approvals and consents set forth on Schedule 8.2(f) shall have been obtained.

(g)         Officer’s Certificate.  Parent shall have received a certificate of the Company, dated as of the Closing Date, signed by an authorized officer of the Company certifying to the effect that the conditions in Sections 8.2(a), 8.2(b), 8.2(c), and 8.2(d) have been satisfied.

(h)         Transaction Documents.  The Company shall have delivered, or shall have caused to be delivered, to Parent (i) the Certificate of Merger duly executed by the Company and (ii) the Escrow Agreement duly executed by the Stockholders’ Representative.

8.3        Conditions to Obligation of the Company.  The obligation of the Company to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by the Company:

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(a)         Representations and Warranties of Parent and Merger Sub.  The representations and warranties of Parent and Merger Sub contained herein (other than the Parent Fundamental Representations) shall be true and correct in all respects (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Parent Material Adverse Effect” or “material”) on and as of the Closing Date with the same effect as though made at and as of such date (unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all respects as of such date without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Parent Material Adverse Effect” or “material”), except to the extent that the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  The Parent Fundamental Representations shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date (unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such date).

(b)         Covenants of Parent.  Parent and Merger Sub shall have performed in all material respects the obligations and complied in all material respects with the covenants set forth in this Agreement that are required to be performed or complied with by each of them at or prior to the Closing.

(c)         Parent Material Adverse Effect.  From the date hereof, there has not been or arisen any event, occurrence, fact, condition, circumstance or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)         Officer’s Certificate.  The Company shall have received a certificate of Parent, dated as of the Closing Date, signed by an authorized officer of Parent to the effect that the conditions in Sections 8.3(a), 8.3(b), and 8.3(c) have been satisfied.

(e)         NASDAQ Listing.  The Parent Ordinary Shares included in the Aggregate Stock Consideration shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(f)          Transaction Documents.  Parent shall have delivered, or shall have caused to be delivered, to the Company (i) the Certificate of Merger duly executed by Merger Sub and (ii) the Escrow Agreement duly executed by Parent.

Article IX

TERMINATION OF OBLIGATIONS

9.1        Termination of Agreement.  Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing as follows and in no other manner:

(a)         Mutual Consent.  By mutual consent in writing of Parent and the Company.

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(b)         Closing Not Consummated by Outside Date.  By the Company or Parent at any time after February 12, 2015 (the “Outside Date”), if the Closing shall not have occurred by such date; provided that neither Party shall be entitled to terminate this Agreement pursuant to this Section 9.1(b) if the failure of the Closing to be consummated by the Outside Date is principally caused by such Party’s breach of or failure to perform its obligations hereunder.

(c)         Breach by Parent.  By the Company, if Parent or Merger Sub has breached or failed to perform any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Sections 8.1 or 8.3, as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.1(c) unless any such breach, failure to perform or failure to be true has not been cured within thirty (30) days after written notice by the Company to Parent informing Parent of such breach, failure to perform or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the Outside Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 9.1(c) if the Company is then in breach of this Agreement in any material respect.

(d)         Breach by the Company.  By Parent, if the Company has breached or failed to perform any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Sections 8.1 or 8.2, as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 9.1(d) unless any such breach, failure to perform or failure to be true has not been cured within fifteen (15) days after written notice by Parent to the Company informing the Company of such breach, failure to perform or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the Outside Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 9.1(d) if Parent is then in breach of this Agreement in any material respect.

(e)         No Law or Injunction.  By either Parent or the Company if (i) any court of competent jurisdiction or other competent Governmental Entity shall have issued an Order permanently restraining, enjoining or prohibiting the transactions contemplated by this Agreement and such Order shall have become final and nonappealable or (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited; provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(e) shall have complied with its obligations under Section 7.3 with respect to such Law or Order.

(f)          Failure to Close.  By the Company if (i) all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied (other than (x) those conditions that by their nature would be satisfied at the Closing, each of which is, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time or (y) the failure of which to be satisfied is primarily the result of the material breach of Parent’s representations, warranties, covenants or agreements under this Agreement), (ii) the Marketing Period has ended and the Closing shall not have occurred on or before the date required by Section 2.4, (iii) the Company has sent irrevocable written notice to Parent after clauses (i) and (ii) are satisfied stating its intention to terminate this Agreement pursuant to this Section 9.1(f) and irrevocably confirming

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that the Company stands ready, willing and able to consummate the Closing and (iv) Parent fails to consummate the Closing within the earlier of (x) the Outside Date and (y) three (3) Business Days following Parent’s receipt of the notice described in clause (iii) above.

9.2        Notice of Termination.  The Party desiring to terminate this Agreement pursuant to Section 9.1 (other than in the case of a termination pursuant to Section 9.1(a)) shall give written notice of such termination to the other Parties.

9.3        Effect of Termination.

(a)         Termination.  In the event that this Agreement shall be terminated pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party under this Agreement; provided, that notwithstanding the foregoing, (a) no such termination shall relieve any Party hereto of any liability for damages to the other party hereto resulting from any willful and knowing breach of this Agreement prior to such termination, and (b) the obligations of the Parties contained in Section 7.5(g) and this Section 9.3 and Sections 11.1, 11.2, 11.3, 11.5, 11.6, 11.7, 11.8, 11.9, 11.10, 11.12, 11.13, 11.14, 11.16, 11.17 and 11.18 and all provisions of this Agreement necessary for the interpretation and enforcement thereof shall survive any such termination.

(b)         Termination Fee.  If the Company terminates this Agreement pursuant to Section 9.1(f) or Parent terminates this Agreement pursuant to Section 9.1(b) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 9.1(f), then in either case, Parent shall, promptly, but in any event within five (5) Business Days, pay a fee of $88,900,000 (the “Parent Termination Fee”) in cash to the Company or an account or accounts designated by the Company by wire transfer of immediately available funds.

(c)         If Parent fails to pay the Parent Termination Fee in accordance with this Section 9.3 on or prior to the date such amount is due hereunder, and, in order to obtain such payment, the Company commences an Action that results in a final, nonappealable judgment against Parent for the payment of the Parent Termination Fee pursuant to this Section 9.3, Parent shall pay, or cause to be paid, to the Company its reasonable and documented, out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such Action, together with interest on such amount of the Parent Termination Fee at an annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such amounts were originally due hereunder which shall accrue from such date through the date payment is actually delivered to the Company or its designee, and the costs and expenses (including attorneys’ fees) incurred by the Company in connection with such action or proceeding.

(d)         The Parties acknowledge and agree that the recovery of the Parent Termination Fee as set forth herein shall constitute payment of liquidated damages and not a penalty and that such liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Parent’s material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy and the value of the transactions to be consummated hereunder.

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(e)         The Company acknowledges and agrees that, notwithstanding anything to the contrary herein, if the Company terminates this Agreement in accordance with Section 9.1(f) or Parent terminates this Agreement pursuant to Section 9.1(b) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 9.1(f), then, in either case, other than with respect to any indemnification or expense reimbursement obligations of Parent under Section 7.5(g), (i) in the case of a termination of this Agreement in which the Parent Termination Fee is payable in accordance with Section 9.3(b), the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) shall be the payment of the Parent Termination Fee pursuant to Section 9.3(b) (together with any other amounts payable to the Company in accordance with Section 9.3(c)), (ii) the Company shall not be entitled to specific performance under Section 11.15 of Parent’s obligation to consummate the Closing (it being understood that the foregoing shall not impair the rights of the Company to seek specific performance pursuant to Section 11.15 prior to any termination of this Agreement) and (iii) none of the Company, its Subsidiaries, or any of their respective Affiliates, members, shareholders or Representatives shall have any other remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, its Affiliates and other direct and indirect investors, and each of their respective Representatives or any Debt Financing Source, its Affiliates and other direct and indirect investors, and each of their respective Representatives for any Losses suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement (whether willfully, knowingly, intentionally, unintentionally or otherwise) or other failure of the transactions contemplated by this Agreement to be consummated (whether willfully, knowingly, intentionally, unintentionally or otherwise), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any such Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise.  For the avoidance of doubt, (x) the Parties agree that, for purposes of this Section 9.3(e), the Stockholders’ Representative shall not have any rights, nor shall it be able to enforce any remedies, that are unavailable to the Company and (y) it is agreed and acknowledged that no Party shall have any rights under this Section 9.3(e) unless expressly provided for herein.

Article X

INDEMNIFICATION

10.1      Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement shall not survive, and shall terminate and be extinguished as of, the Effective Time; provided, that the Company Specified Representations and the Parent Specified Representations shall survive and shall remain in full force and effect until the date that is nine (9) months following the anniversary of the Closing Date (the “Survival Period”).  The covenants and other agreements of the Parties contained in this Agreement, and any claims in respect thereof, shall survive for the Survival Period.  Notwithstanding the foregoing, any claims asserted in good faith in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the Survival Period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or other agreement and such claims shall survive until finally resolved.

10.2      Indemnification by the Company Securityholders.  Subject to the other terms and conditions of this Article X, from and after the Closing, the Company Securityholders shall indemnify and defend each of Parent and its Subsidiaries (including, following the Closing,

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the Surviving Corporation and its Subsidiaries) (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of or by reason of:

(a)         any inaccuracy in or breach of any of the Company Specified Representations or any failure of such Company Specified Representations to be true and correct as if it was made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); provided, that if any Company Specified Representation is qualified or limited based on materiality, including the terms “material,” “Company Material Adverse Effect” or any similar materiality or similar qualification or limitation, such qualification or limitation shall in all respects be disregarded and given no effect for purposes of determining whether any breach thereof, inaccuracy therein or any Losses have occurred, and the amount of such Losses;

(b)         any breach or nonperformance by the Company prior to the Closing of any of its covenants or agreements set forth in this Agreement;

(c)         any Action asserted or threatened by (i) any Company Securityholder relating to or arising out of (x) the Pre-Closing Recapitalization, (y) this Agreement, the other Transaction Documents or the consummation of the Merger, or (z) any alleged misallocation of the Aggregate Merger Consideration (including payments made by Parent or the Surviving Corporation at the direction of the Stockholders’ Representative or the Company) or the failure of the Note Payment Schedule or the Option Payment Schedule to be true and correct in all respects, (ii) any Company Securityholder for payment relating to equity securities or debt of the Company issued and outstanding immediately prior to the Effective Time, including any payment related to the Company Notes or the Company Warrants, and (iii) any holder of Company Options or other equity compensation awards, including stock appreciation rights, of the Company and its Subsidiaries for payment of a portion of the Aggregate Merger Consideration, related to any such option or equity compensation award of the Company or its Subsidiaries; and

(d)         any Taxes of the Company or any Subsidiary thereof (and any predecessors thereof) resulting from a failure by the Company and its Subsidiaries to be eligible for the exclusion from gross income under Section 883(a)(1) of the Code and the Treasury Regulations issued thereunder in the current taxable year or in a Pre-Closing Tax Period or in a portion of any Straddle Period ending on the Closing Date in which such exclusion was claimed by the Company or its Subsidiaries.

10.3      Indemnification by Parent.  Subject to the other terms and conditions of this Article X, from and after the Closing, Parent shall indemnify and defend each of the Company Securityholders (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of or by reason of:

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(a)         any inaccuracy in or breach of any of the Parent Specified Representations or any failure of such Parent Specified Representations to be true and correct as if it was made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); provided, that if any Parent Specified Representation is qualified or limited based on materiality, including the terms “material,” “Parent Material Adverse Effect” or any similar materiality or similar qualification or limitation, such qualification or limitation shall in all respects be disregarded and given no effect for purposes of determining whether any breach thereof, inaccuracy therein or any Losses have occurred, and the amount of such Losses; and

(b)         any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent pursuant to this Agreement.

10.4      Certain Limitations.  The indemnification provided for in Sections 10.2 and 10.3 shall be subject to the following limitations:

(a)         The aggregate amount of all Losses for which the Company Securityholders shall be liable pursuant to Section 10.2 shall not exceed the aggregate cash and Parent Ordinary Shares then available in the Escrow Account (the “Cap”).

(b)         Notwithstanding any other provision of this Agreement, the Company Securityholders shall not have any obligation to indemnify any Parent Indemnitee pursuant to Section 10.2, unless and until the aggregate amount of all such individual Losses incurred or sustained by all Parent Indemnitees with respect to which the Parent Indemnitees would otherwise be entitled to indemnification under Section 10.2 exceeds $1,000,000 (the “Threshold Amount”), and then only to the extent such Losses exceed the Threshold Amount.

(c)         The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 10.3 shall not exceed $88,900,000.

(d)         Notwithstanding any other provision of this Agreement, Parent shall not have any obligation to indemnify any Stockholder Indemnitee pursuant to Section 10.3 unless and until the aggregate amount of all such individual Losses incurred or sustained by all Stockholder Indemnitees with respect to which the Stockholder Indemnitees would otherwise be entitled to indemnification under Section 10.3 exceeds the Threshold Amount, and then only to the extent such Losses exceed the Threshold Amount.

(e)         The Company Stockholders shall have no right of contribution or other recourse against the Surviving Corporation or its Subsidiaries or their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any claims asserted by Parent Indemnitees.

(f)          The limitations set forth in this Section 10.4 shall not apply in the case of fraud, criminal activity or willful breach.

10.5      Indemnification Procedures.  The party making a claim under this Article X is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party”.  The Stockholders’

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Representative shall exercise on behalf of the Company Securityholders all of their rights under this Section 10.5 to the extent the Company Securityholders are the Indemnifying Parties.

(a)         Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing, other than any Action with respect to a Tax matter that is governed by Section 7.12 (a “Third Party Claim”), against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party is materially prejudiced thereby.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that such assumption and control of the defense of such Third Party Claim shall be deemed to be an acceptance and assumption of the liability of such Third Party Claim by the Indemnifying Party and an admission that any Losses arising from such claim are indemnifiable Losses for which the Indemnifying Party is liable hereunder; provided, further, that if the Indemnifying Party are the Company Securityholders, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) the Indemnified Party reasonably believes that it would bear a larger portion of the Losses relating to the claim than the Indemnifying Party due to the Cap, (ii) seeks an injunction or other equitable relief against the Indemnified Party, or (iii) relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.5(a), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party; provided, that the Indemnifying Party acknowledges that notwithstanding its assumption of the defense of such Third Party Claim, the Indemnified Party shall be the party entitled to the indemnification rights.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the

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Indemnified Party may, subject to Section 10.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(b)         Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of Parent of the Stockholders’ Representative, as applicable, except as provided in this Section 10.5(b); provided that if a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, the Indemnifying Party shall have the right to settle such Third Party Claim in its reasonable discretion. If the Indemnified Party has assumed the defense pursuant to Section 10.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party.

(c)         Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) may be asserted by the Indemnified Party giving the Indemnifying Party written notice thereof. The failure to give such written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party is materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

10.6      Payments.  Once a Loss is agreed to by the Indemnifying Party or finally determined to be payable pursuant to this Article X, (a) if Parent is the Indemnifying Party, Parent shall satisfy its obligations within ten (10) Business Days of such final, non-appealable determination by wire transfer of immediately available funds as directed by the Stockholders’ Representative and (b) if the Company Securityholders are the Indemnifying Party, any payments the Company Securityholders are obligated to make to any Parent Indemnitee pursuant to this Article X shall be paid solely from the Escrow Account (any such payments to be allocated between the cash and Parent Ordinary Shares then held in the Escrow Account on a pro rata basis based on the relative value of such cash and Parent Ordinary Shares as determined in accordance with this Section 10.6) to the Parent Indemnitees to the extent there are sufficient

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assets in the Escrow Account (with respect to the Parent Ordinary Shares held in the Escrow Account, by the release of a number of Parent Ordinary Shares equal to the quotient obtained by dividing (i) the amount of such Loss by (ii) the average closing price of the Parent Ordinary Shares on the five trading days immediately preceding the date of such payment from the Escrow Account by the Escrow Agent pursuant to a joint written instruction from the Stockholders’ Representative and Parent in accordance with this Agreement and the Escrow Agreement).

10.7      Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the purchase price for Tax purposes, unless otherwise required by Law.

10.8      Exclusive Remedies.  Subject to Article III and except for breaches of payment obligations by one party to the other party pursuant to this Agreement or any other Transaction Document, the Parties acknowledge and agree that, following the Closing, their sole and exclusive monetary remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful breach in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article X.  Nothing in this Section 10.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud, criminal activity or willful breach.

Article XI

GENERAL

11.1      Notices.  Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by electronic email transmission, facsimile transmission or other electronic transmission device (so long as a receipt of such email, facsimile or other electronic transmission is requested and received), (c) mailed by certified or registered mail (postage prepaid), receipt requested, or (d) sent by Express Mail, Federal Express or other express delivery service, receipt requested, to the Parties and at the addresses specified herein or to such other address or to such other person as either Party shall have last designated by such notice to the other Party.  Each such notice or other communication shall be effective (i) if given by electronic email transmission, facsimile transmission or other electronic transmission device, when transmitted to the applicable address so specified herein and an appropriate confirmation of transmission is received or (ii) if given by any other means, when actually received at such address.  Any notice or other communication hereunder shall be delivered as follows:

If to Parent, addressed to:

Norwegian Cruise Line Holdings Ltd.

7665 Corporate Center Drive

Miami, Florida 33126

Attention: Daniel S. Farkas

Facsimile: (305) 436-41410

Email: dfarkas@ncl.com

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With copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Douglas A. Ryder

Facsimile: (212) 310-8007

Email: douglas.ryder@weil.com

and

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 8th Avenue

New York, New York 10019

Attention: Mark I. Greene and Eric L. Schiele

Facsimile: (212) 474-1000

Email: mgreene@cravath.com and eschiele@cravath.com

If to the Company, addressed to:

Prestige Cruises International, Inc.

Oceania Cruises | Regent Seven Seas Cruises

8300 NW 33rd Street, Suite 100

Miami, Florida 33122

Attention: Jill A. Guidicy

Facsimile: 305-500-2835

Email: jguidicy@prestigecruiseholdings.com

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: John M. Scott and Tarun M. Stewart

Facsimile: (212) 757-3990

Email: jscott@paulweiss.com and tstewart@paulweiss.com

11.2      Amendments; Waivers.  This Agreement, including any Exhibit or Schedule, may be amended, modified or supplemented only by agreement in writing of the Parties.  No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.  In the event that any Party seeks an amendment or waiver to Section 9.3 (“Effect of Termination”), this Section 11.2, Section 11.5 (“Governing Law; Consent to Jurisdiction; Waiver of Jury Trial”), Section 11.8 (“Parties in

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Interest”), Section 11.12 (“Entire Agreement”) or Section 11.18 (“Non-Recourse”) that is adverse to the Debt Financing Sources, the prior written consent of the Debt Financing Sources shall be required before any such amendment or waiver may become effective.

11.3      Schedules; Exhibits.  Each Schedule and Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement.

11.4      Further Assurances.  If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

11.5      Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)         Any controversy, dispute or claim arising out of or related to this Agreement and any other document or instrument delivered pursuant hereto, including the existence, validity, interpretation or breach hereof (whether in contract or tort and whether in equity, law or statute) shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to choice or conflicts of law doctrines; provided, that the Merger shall be governed by and construed in accordance with the Laws of the Republic of Panama and without regard to choice or conflicts of law doctrines.  Each of the Parties hereto (w) irrevocably agrees that all Actions (whether in contract or tort and whether in equity, law or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be exclusively resolved in the Delaware Court of Chancery, or, if such court shall not have jurisdiction, any Federal or state court sitting in Delaware, (x) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, or, if such court shall not have jurisdiction, any Federal or state court sitting in Delaware in connection with any such Action (whether in contract or tort and whether in equity, law or statute) that arises out of this Agreement or any of the transactions contemplated by this Agreement, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any Action relating to this Agreement in any court other than the Delaware Court of Chancery, or, if such court shall not have jurisdiction, any Federal or state court sitting in Delaware, unless venue would not be proper under rules applicable in such courts.  Notwithstanding anything herein to the contrary, each Party acknowledges and irrevocably agrees (i) that any Action, whether in contract or tort, at law or in equity or otherwise, involving any Debt Financing Source arising out of, or relating to, the transactions contemplated hereby, the Debt Financing Commitments, the Debt Financing or the performance of services thereunder or related thereto shall be governed by and construed in accordance with the Laws of the State of New York and shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) in the County of New York and each Party submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court and agrees not to bring (or permit any of its

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Affiliates to bring or support anyone else in bringing) any such Action in any other court, (ii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 11.1 (“Notices”) shall be effective service of process against it for any such Action brought in any such court, (iii) to waive and hereby waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (iv) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law and (v) the Debt Financing Sources are express third party beneficiaries of, and may enforce, any provisions in this Agreement reflecting the foregoing agreements.

(b)         Waiver of Jury Trial.  Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby, including with respect to any Action that involves the Debt Financing Sources.  Each Party (i) certifies that no Representative or agent of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.5(b).

11.6      Headings.  The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

11.7      Counterparts.  This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts.  All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.8      Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of each Party and their permitted assigns and successors, and except as set forth in Article III (which from and after the Effective Time, shall be for the benefit of the Company Securityholders), Section 7.5(g), Section 7.10, Article X and Section 11.18, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement; provided, that the Stockholders’ Representative shall not be entitled to any rights or be able to enforce any remedies under or by reason of this Agreement in its capacity as a Company Securityholder by virtue of it being a Party hereto.  Notwithstanding the foregoing, each Debt Financing Source is an express third party beneficiary of Section 9.2 (“Effect of Termination”), Section 11.2 (“Amendments; Waivers”), Section 11.5 (“Governing Law; Consent to Jurisdiction; Waiver of Jury Trial”), Section 11.18 (“Non-Recourse”) and this Section 11.8.

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11.9      Waiver.  No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

11.10    Severability.  If any term or provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining terms and provisions of this Agreement to the extent permitted by Law shall remain in full force and effect; provided, that the essential terms and conditions of this Agreement for the Parties remain valid, binding and enforceable; and provided, further, that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.  In event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.  To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

11.11    [Reserved].

11.12    Entire Agreement.  This Agreement, together with the Schedules and Exhibits hereto and the other Transaction Documents, (a) constitutes the entire agreement among the Parties pertaining to the subject matter hereof and (b) supersedes all prior and contemporaneous agreements and understandings, both oral and written, of the Parties in connection therewith, except for the Confidentiality Agreement, which shall remain in full force and effect until the consummation of the transactions contemplated by this Agreement (whereupon the Parties agree the Confidentiality Agreement shall terminate).

11.13    Expenses.  Except as otherwise provided herein, the Company and Parent shall each pay its own expenses incident to the evaluation of the Company and the business of the Company and its Subsidiaries and the negotiation, preparation and performance of this Agreement and the transactions contemplated by this Agreement, including the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

11.14    No Assignment.  Neither this Agreement nor any rights or obligations under it are assignable by either Party without the prior written consent of the other Party; provided, however, that each of Parent or Merger Sub may (x) assign or otherwise transfer its rights and obligations hereunder to any Subsidiary of Parent, which assignment or transfer shall not relieve Parent or Merger Sub, as applicable, of its obligations hereunder, (y) collaterally assign in whole or in part, this Agreement to one or more of its financing sources and (z) assign any and all of its rights under this Agreement to a purchaser of all or a material part of the business of the Company and its Subsidiaries.  The assigning Party shall remain liable to the other Parties for all obligations of the assigning Party hereunder, including the payment of the consideration set forth herein, notwithstanding a permitted assignment.  Any assignment in violation of this provision shall be void and of no effect.

11.15    Specific Performance.

(a)         The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Parent, Merger Sub or the

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Company in accordance with the terms hereof or were otherwise breached by Parent, Merger Sub or the Company.  Except as set forth in Section 11.15(b) with respect to the obligation of Parent or Merger Sub to consummate the Closing, the Parties further agree that, in addition to any other remedy to which they are entitled at law or in equity, each of Parent, Merger Sub and (subject to Section 11.15(b)) the Company shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent or cure breaches of the terms and provisions of this Agreement and to specific performance of the terms and provisions of this Agreement.

(b)         Notwithstanding anything in this Agreement to the contrary, including Section 11.15(a), it is explicitly agreed that the Company’s right to seek an injunction, specific performance or other equitable relief to enforce Parent’s obligation to consummate the Closing shall be available only prior to the termination of this Agreement and only in the event that (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived in writing (other than (x) those conditions that by their nature would be satisfied at the Closing, each of which is, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time or (y) the failure of which to be satisfied is primarily the result of the material breach of Parent’s representations, warranties, covenants or agreements under this Agreement), (ii) either the Debt Financing contemplated by the Debt Financing Commitments (or alternative debt financing) has been funded or will be funded at the Closing in accordance with its terms, (iii) the Marketing Period has ended and the Closing shall not have occurred on or before the date the Closing is required to occur pursuant to Section 2.4, (iv) the Company has sent irrevocable written notice to Parent after clauses (i), (ii) and (iii) are satisfied irrevocably confirming that the Company stands ready, willing and able to consummate the Closing and (v) Parent fails to consummate the Closing within the earlier of (x) the Outside Date and (y) three (3) Business Days after the delivery of the notice described in clause (iv) above.  For the avoidance of doubt, under no circumstances shall Parent be obligated both to specifically perform the terms of this Agreement and to pay the Parent Termination Fee to the Company pursuant to Section 9.3(b).  For the avoidance of doubt, (A) the Parties agree that, for purposes of this Section 11.15, the Stockholders’ Representative shall not have any rights, nor shall it be able to enforce any remedies, that are unavailable to the Company and (B) it is agreed and acknowledged that no Party shall have any rights under this Section 11.15 unless expressly provided for herein.

11.16    Stockholders’ Representative.  Apollo Management, L.P. is hereby irrevocably constituted and appointed as representative, agent, proxy and attorney-in-fact by the Company Securityholders for and on behalf of each of the Company Securityholders for all purposes under this Agreement including the full and exclusive power and authority, on behalf of the Company Securityholders and their successors and permitted assigns, to (a) interpret the terms and provisions of this Agreement; (b) consummate the Merger and the transactions contemplated by this Agreement and execute and deliver all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the Merger and the transactions contemplated by this Agreement; (c) receive service of process in connection with any claims under this Agreement; (d) take all actions and exercise all rights of the Company Securityholders under Article X and otherwise agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’

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Representative for the accomplishment of any of the foregoing; (e) give and receive notices and communications; (f) engage counsel, accountants and other advisors for the Company Securityholders and incur expenses on behalf of the Company Securityholders in connection with this Agreement and the Merger as the Stockholders’ Representative may deem appropriate; (g) direct the distribution of funds or designate or engage a paying agent to distribute funds (including the Aggregate Merger Consideration, the Contingent Payment, cash and stock held in the Escrow Account and the aggregate amount of any remaining Per Share Representative Holdback Amounts in accordance with this Agreement), (h) execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of the Company Securityholders) and (i) take all actions necessary or appropriate in the judgment of the Stockholders’ Representative on behalf of the Company Securityholders in connection with this Agreement (and no Company Securityholder shall have any independent right or legal standing to take any such action or any other action in connection with the Merger or the transactions contemplated by this Agreement).  Parent is entitled to deal exclusively with the Stockholders’ Representative on all matters relating to this Agreement.  A decision, act, consent or instruction of the Stockholders’ Representative constitutes a decision of all of the Company Securityholders and shall be final, binding and conclusive upon the Company Securityholders, and Parent shall be entitled to rely on any decision, action, omission, consent or instruction of the Stockholders’ Representative as being the decision, action, omission, consent or instruction of the Company Securityholders, and Parent is hereby relieved from any liability to any of the Company Securityholders for acts undertaken by Parent in accordance with any such decision, act, consent or instruction.  Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each of the Company Securityholders.  The power and authority of the Stockholders’ Representative, as described in this Agreement, shall continue in force until all rights and obligations of the Company Securityholders, as applicable, under this Agreement shall have terminated, expired or been fully performed.  The Stockholders’ Representative may resign at any time by submitting a written resignation to Parent.  If Apollo Management, L.P. resigns or otherwise ceases to serve as the Stockholders’ Representative, a successor Stockholders’ Representative shall be elected by a majority vote of the Company Securityholders, with each such Company Securityholder (or its successor or assign) to be given a vote equal to the voting shares of Company Common Stock owned by such Company Securityholder immediately before the Merger.  The Company Securityholders shall cause to be delivered to Parent prompt written notice of such election of a successor Stockholders’ Representative, such appointment to become effective upon the later of the date indicated in such consent or the date such consent is delivered to Parent; provided, that prior to such effective time, Parent shall remain entitled to rely on any decision, action, omission, consent or instruction of the Stockholders’ Representative as being the decision, action, omission, consent or instruction of the Company Securityholders, and Parent is hereby relieved from any liability to any of the Company Securityholders for acts undertaken by Parent in accordance with any such decision, act, consent or instruction.  Neither the Stockholders’ Representative nor any of its members, managers, partners, officers, agents, representatives or any of their respective Affiliates shall incur any liability to any Company Securityholder by virtue of the failure or refusal of such Persons for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder, except for actions or omissions constituting bad faith or willful misconduct. The Stockholders’ Representative and its members, managers, partners, officers, agents, representatives and their

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respective Affiliates shall have no liability in respect of any Action brought against such Persons by any Company Securityholder, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, unless such Persons took or omitted taking any action in bad faith or as result of willful misconduct. The Stockholders’ Representative shall have the right, in its sole discretion, to recover from any amounts withheld by the Stockholders’ Representative for such purpose, its out-of-pocket expenses incurred in the performance of its duties hereunder. Each successor Stockholders’ Representative shall have all the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders’ Representative, and the term “Stockholders’ Representative” as used herein shall be deemed to include any successor Stockholders’ Representative.  Any successor Stockholders’ Representative shall indicate in writing its acceptance of such appointment and its agreement to be bound by the terms of this Agreement.  The adoption of this Agreement and the approval of the principal terms of the Merger by the Company Stockholders shall constitute approval of the appointment of the Stockholders’ Representative.

11.17    Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.18    Non-Recourse.  Except as otherwise expressly provided in this Agreement, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, shareholder, Affiliate, Debt Financing Source, agent, attorney or Representative of any Party shall have any liability for any obligations or liabilities of any Party under this Agreement (whether in contract or tort, in law or in equity) or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby (including the Debt Financing) and the Company (on behalf of itself, each of its Subsidiaries and the Company Securityholders) agrees that none of it, any of its Subsidiaries or any Company Securityholder shall have any rights or claims (whether in contract or tort, at law or in equity of otherwise) against the Debt Financing Sources in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby.  The provisions of this Section 11.18 are intended to be for the benefit of, and will be enforceable by each past, present or future director, manager, officer, employee, incorporator, member, partner, shareholder, Affiliate, Debt Financing Source, agent, attorney or Representative of any Party. This Section 11.18 shall be binding on all successors and assigns of the Company.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

PARENT:

NORWEGIAN CRUISE LINE HOLDINGS LTD.

By:	/s/ Kevin M. Sheehan
	Name:	Kevin M. Sheehan
Title: President and Chief Executive Officer

MERGER SUB:

PORTLAND MERGER SUB, INC.

By:	/s/ Kevin M. Sheehan
	Name:	Kevin M. Sheehan
Title: President and Chief Executive Officer

[Signature Page To Merger Agreement]

COMPANY:

PRESTIGE CRUISES INTERNATIONAL, INC.

By:	/s/ Jason M. Montague
	Name:	Jason M. Montague
Title: Executive Vice President, Chief Financial
Officer and Secretary

REPRESENTATIVE:

APOLLO MANAGEMENT, L.P.,

By:	Apollo Management GP, LLC,
its general partner

By:	/s/ Laurie Medley
	Name:	Laurie Medley
Title: Vice President

[Signature Page To Merger Agreement]

Exhibit A

2015 Total Net Revenue Calculation

See attached.